Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of

December 1, 2022

among

ASSA ABLOY INC.,

FORTUNE BRANDS HOME & SECURITY, INC.,

and

solely for purposes of Section 13.20,

ASSA ABLOY AB

i

v

Schedules and Exhibits

DISCLOSURE SCHEDULE

SCHEDULE I	Pre-Closing Reorganization
SCHEDULE II	Accounting Principles
SCHEDULE III	338 Allocation Schedule
SCHEDULE IV	Illustrative Net Sales Amount

EXHIBIT A-1	Form of Seller Patent License Agreement
EXHIBIT A-2	Form of Buyer Patent License Agreement
EXHIBIT B	Form of Software License Agreement
EXHIBIT C	Form of Supply Agreement
EXHIBIT D	Form of Trademark Assignment Agreement
EXHIBIT E	Form of Transition Services Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of December 1, 2022 is being entered into by and among, ASSA ABLOY Inc., an Oregon corporation (“Seller”), Fortune Brands Home & Security, Inc., a Delaware corporation (“Buyer”), and solely for purposes of Section 13.20, ASSA ABLOY AB, an aktiebolag duly incorporated under the laws of Sweden with corporate identity number 556059-3575 (“Parent”).

W I T N E S S E T H :

WHEREAS, Parent entered into that certain Asset and Stock Purchase Agreement dated as of September 8, 2021 (as may be amended, restated or modified from time to time, the “HHI Agreement”) with Spectrum Brands, Inc., a Delaware corporation (“Spectrum Brands”), pursuant to which Parent agreed to acquire the Purchased Shares (as defined in the HHI Agreement) and the Purchased Assets (as defined in the HHI Agreement) and assume the Assumed Liabilities (as defined in the HHI Agreement) from Spectrum Brands (the “HHI Transaction”);

WHEREAS, Seller (or one of its Affiliates) is the sole legal and beneficial owner of all of the issued and outstanding shares of capital stock (the “Purchased Shares”) of the Acquired Entities as of the date hereof (as hereinafter defined);

WHEREAS, immediately following, and conditioned upon, the closing of the HHI Transaction, Seller desires to sell or cause to be sold to Buyer, and Buyer desires to purchase from Seller (or its Affiliate, as applicable), all of the Purchased Shares, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, prior to the Closing, Seller intends to undertake a series of transactions, as further described on Schedule I hereto (the transactions set forth on such Schedule I, collectively, the “Pre-Closing Reorganization”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein (the receipt and sufficiency of which is hereby acknowledged and agreed), the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. As used herein, the following terms have the following meanings:

“338 Allocation Schedule” shall have the meaning given to such term in Section 8.11(c).

“Accounting Principles” means the rules and principles set forth on Schedule II.

“Accounting Referee” means an independent accounting firm of recognized national standing as Buyer and Seller may mutually agree, which agreement shall not be unreasonably withheld; provided, however, in the event Buyer and Seller are unable to mutually agree on such Person, Buyer, on the one hand, and Seller, on the other hand, will each select an independent accounting firm of recognized national standing and both such selected accounting firms will select a third independent accounting firm of recognized national standing to be deemed to be the independent accounting firm selected by the parties, which firm may not be the regular auditing firm of Buyer or Seller; provided, further, that if either Buyer, on the one hand, or Seller, on the other hand, fails to select such independent accounting firm within ten (10) days following notice of a party that it is unable to agree with the other party on a substitute independent accounting firm, then the parties agree that the independent accounting firm selected by the other party is deemed to be the independent accounting firm selected by the parties.

“Acquired Entities” means the entities designated as “Acquired Entities” set forth in Section 1.01(a) of the Disclosure Schedule as updated by Seller in accordance with Section 5.04, and each of them is an “Acquired Entity”.

“Acquired Entity Securities” shall have the meaning given to such term in Section 3.06(b).

“Action” means any action, suit, arbitration, charge, complaint, proceeding, audit, investigation, litigation or other proceeding (public or private), in each case by or before any arbitrator or Governmental Authority.

“Actual Fraud” means, with respect to a party hereto, the making by such party to another party hereto of an express representation or warranty contained in this Agreement; provided that at the time such representation or warranty was made by such party, (i) such representation or warranty was inaccurate, (ii) such party had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the inaccuracy of such representation or warranty, (iii) in making such representation or warranty such party had the intent to deceive such other party and to induce such other party to enter into this Agreement, and (iv) such other party acted in reasonable reliance on such representation or warranty and suffered damages as a result of such reliance. For the avoidance of doubt, “Actual Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such first Person. For purposes of this definition, “control” (including, for the avoidance of doubt, its correlative meanings “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, (i) each Acquired Entity shall be an Affiliate of Seller prior to the Closing, but shall cease to be an Affiliate of Seller as of and after the Closing, (ii) the Acquired Entities shall not be Affiliates of Buyer prior to the Closing, but shall be Affiliates of Buyer as of and after the Closing, and (iii) (A) Affiliates of Seller shall only include entities that, as of the applicable time, are either Parent or any controlled Affiliate of Parent and (B) Affiliates of Buyer shall only include entities that, as of the applicable time, are either Buyer or any controlled Affiliate of Buyer.

“Agreement” shall have the meaning given to such term in the Preamble.

“Annual Financial Information” shall have the meaning given to such term in Section 3.07(a).

“Anti-Corruption Law” means: (i) the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997; (ii) the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended from time to time; (iii) the UK Bribery Act 2010; and (iv) any other Applicable Law which prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent or advisor of such Person or is broadly equivalent to the laws referred to in (ii) and (iii) or was intended to enact the provisions of the OECD Convention or which has as a primary objective the prevention of corruption.

“Applicable Law” means, with respect to any Person, any federal, state, territorial, provisional, foreign or local law (including common law), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, settlement, award or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Assumed Benefit Plans” shall have the meaning given to such term in Section 9.08.

“August” means August Home, Inc., a Delaware corporation.

“Base Purchase Price” means eight hundred million dollars ($800,000,000).

“Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, severance, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits); provided that a Benefit Plan shall not include any statutory severance or statutory termination indemnity payments or any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee or any other plan, agreement, arrangement, program or policy administered or maintained by a Governmental Authority.

“Business” means (i) the Emtek® branded business, (ii) the Schaub® branded business, (iii) the August® branded business, and (iv) the Yale® branded electronic residential businesses in the U.S. and Canada (including the Yale Real Living business), each as conducted by Seller on the date hereof or as of the Closing, including any assets held for use in the Business as of the Closing; provided that, for the avoidance of doubt, the Business shall not include the Retained Business.

“Business Benefit Plan” means each Benefit Plan that is contributed to, required to be contributed to, sponsored, maintained or entered into by Seller or any of its Affiliates under which any Business Employees, Former Business Employee or their eligible dependents participate or have a present or future right to benefits.

“Business Data” means all confidential data, information, and data compilations contained in the Business Systems or any databases of the Acquired Entities, including Personal Data, that is used by, or necessary to the Business of, the Acquired Entities.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Stockholm, Sweden are authorized or required by Applicable Law to close.

“Business Employee” means the employees of the Acquired Entities set forth under the heading “Business Employees” on Section 1.01(b) of the Disclosure Schedule, which (i) may be updated by Seller from time to time with Buyer’s consent (not to be unreasonably withheld, conditioned or delayed) and (ii) shall be updated by Seller as applicable, without Buyer’s consent, in the event that after the date hereof the employment of any Business Employee terminates or Seller or its Affiliate hires a new employee for the Business in the Ordinary Course and in accordance with Section 5.01.

“Business Financial Information” shall have the meaning given to such term in Section 3.07(a).

“Business Intellectual Property” means the Transferred Intellectual Property together with the Intellectual Property rights granted to Buyer or its Affiliates under this Agreement or other Transaction Documents.

“Business Intercompany Contract” shall have the meaning given to such term in Section 5.02(a).

“Business Software” means the Software owned by Seller or any of its Affiliates included in the Business Intellectual Property.

“Business System” means all IT Assets used by the Business.

“Buyer” shall have the meaning given to such term in the Preamble.

“Buyer FSA Plan” shall have the meaning given to such term in Section 9.05.

“Buyer Indemnitee” shall have the meaning given to such term in Section 12.02.

“Buyer Patent License Agreement” means the Patent License Agreements to be entered into between each of the Acquired Entities, on the one hand, and Seller or their designated Affiliates, on the other hand, at the Closing in substantially the form attached hereto as Exhibit A-2.

“Buyer Related Parties” shall have the meaning given to such term in Section 13.03(a).

“Buyer Released Claims” shall have the meaning given to such term in Section 13.02(a).

“Buyer Released Parties” shall have the meaning given to such term in Section 13.02(b).

“Buyer Releasing Parties” shall have the meaning given to such term in Section 13.02(a).

“Cash” means, with respect to any Person as of any time, the cash and cash equivalents and any accrued interest thereon (including marketable securities) and security deposits held by or on behalf of such Person at such time, and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of such Person at such time (net of issued but uncleared checks and drafts written or issued by or to such Person); provided, however, that “Cash” shall not include, as of the Measurement Time, the amount of any cash or cash equivalents of the Acquired Entities that is subject to restriction or limitation on use imposed by contract or Applicable Law.

“Closing” shall have the meaning given to such term in Section 2.03.

“Closing Cash” means an amount equal to the aggregate amount of Cash held by the Acquired Entities as of the Measurement Time (but after giving effect to the settlement of intercompany accounts to the extent set forth in Section 5.02), calculated in accordance with the Accounting Principles.

“Closing Date” means the date on which the Closing occurs.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Acquired Entities, in each case as of the Measurement Time (but after giving effect to the settlement of intercompany accounts to the extent set forth in Section 5.02) and calculated in accordance with the Accounting Principles; provided that Closing Indebtedness shall exclude any amounts taken into account in the calculation of Closing Net Working Capital. For the avoidance of doubt, Closing Indebtedness shall also exclude any intercompany obligations between or among the Acquired Entities.

“Closing Net Working Capital” means (i) the Current Assets of the Acquired Entities minus (ii) the Current Liabilities of the Acquired Entities, in each case as of the Measurement Time (but after giving effect to the settlement of intercompany accounts to the extent set forth in Section 5.02) and calculated in accordance with the Accounting Principles; provided that Closing Net Working Capital shall not take into account any amounts included in Retained Tax Liabilities.

“Closing Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (i) Closing Net Working Capital minus (ii) Closing Net Working Capital Target.

“Closing Net Working Capital Target” means (i) fifteen and eighty hundredths percent (15.8%) multiplied by (ii) the aggregate Net Sales Amount calculated for the twelve (12) month period ending on the calendar month-end immediately preceding the Closing Date (provided, that in the event the Closing occurs within the first five (5) Business Days of the month, then, such ending shall occur on the calendar month-end two (2) months preceding the Closing Date).

“COBRA” shall have the meaning given to such term in Section 9.11(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of July 27, 2022, by and between Seller and Buyer.

“Continuation Period” shall have the meaning given to such term in Section 9.02(a).

“Continuing Employee” shall have the meaning given to such term in Section 9.01(a).

“Contract” means any binding contract, agreement, indenture, note, bond, warrant, lease, commitment, license or other similar agreement.

“Controlled Group Liability” shall have the meaning given to such term in Section 9.11(b).

“Copyrights” shall have the meaning given to such term in the definition of “Intellectual Property” in this Section 1.01.

“Covered Income Tax Return” means any Tax Return for Income Taxes that is both (i) required to be filed by any Acquired Entity for a taxable period that ends on or before the Closing Date and (ii) due (taking into account extensions) after the Closing Date; provided, however, for the avoidance of doubt, Covered Income Tax Returns shall not include any Tax Return for Income Taxes of any Seller Group.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Events” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, change of habit or behavior of individuals (or groups of individuals) or any other Applicable Law, Order, directive, guideline or recommendation by any Governmental Authority, including the Center for Disease Control and Prevention, and any other similar health or safety organization, agency, institute or group or any industry organization, agency, institute or group in connection with or related to COVID-19 (or any worsening or escalation thereof).

“Credit Support” shall have the meaning given to such term in Section 7.06.

“Current Assets” shall have the meaning given to such term in Schedule II.

“Current Liabilities” shall have the meaning given to such term in Schedule II. For the avoidance of doubt, Current Liabilities shall not include any intercompany obligations between or among the Acquired Entities.

“Current Representation” shall have the meaning given to such term in Section 7.04(a).

“D&O Indemnitees” shall have the meaning given to such term in Section 6.03(a).

“D&O Tail Policy” shall have the meaning given to such term in Section 6.03(b).

“Damages” means any and all damages, losses, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action).

“Data Processor” means a natural or legal Person, public authority, agency or other body that Processes Personal Data on behalf of or at the direction of the Acquired Entities.

“Deferred Hong Kong Closing” shall have the meaning given to such term in Section 2.08(a)(ii).

“Deferred Hong Kong Closing Date” shall have the meaning given to such term in Section 2.08(a)(i).

“Deferred Korea Closing” shall have the meaning given to such term in Section 2.08(b)(ii).

“Deferred Korea Closing Date” shall have the meaning given to such term in Section 2.08(b)(i).

“Deferred Vietnam Closing” shall have the meaning given to such term in Section 2.08(c)(ii).

“Deferred Vietnam Closing Date” shall have the meaning given to such term in Section 2.08(c)(i).

“Delayed Transfer Employees” means those Business Employees located in Hong Kong, South Korea or Vietnam as of the Closing Date or, if applicable, the Deferred Hong Kong Closing Date, the Deferred Korea Closing Date or the Deferred Vietnam Closing Date, respectively, and who, under the terms of a Secondment Agreement or such other arrangements as the parties may make, shall remain employees of Seller or its Affiliate.

“Designated Person” shall have the meaning given to such term in Section 7.04(a).

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Dispute Notice” shall have the meaning given to such term in Section 2.04(c).

“Disputed Items” shall have the meaning given to such term in Section 2.04(c).

“End Date” shall have the meaning given to such term in Section 11.01(b).

“Enforceability Exceptions” shall have the meaning given to such term in Section 3.02.

“Environmental Laws” means any Applicable Law relating to protection of human health and safety, natural resources or the environment, including Applicable Laws relating to contamination and the use, generation, management, handling transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

“Estimated Closing Cash” shall have the meaning given to such term in Section 2.02.

“Estimated Closing Indebtedness” shall have the meaning given to such term in Section 2.02.

“Estimated Closing Net Working Capital” shall have the meaning given to such term in Section 2.02.

“Estimated Closing Net Working Capital Target” shall have the meaning given to such term in Section 2.02.

“Estimated Net Working Capital Adjustment Amount” means an amount, which may be positive or negative, equal to (i) Estimated Closing Net Working Capital minus (ii) Closing Net Working Capital Target.

“Estimated Purchase Price” means an amount in cash equal to (i) the Base Purchase Price, plus (ii) the Estimated Net Working Capital Adjustment Amount, minus (iii) Estimated Closing Indebtedness, plus (iv) Estimated Closing Cash, minus (v) Estimated Transaction Expenses, each as determined pursuant to Section 2.02.

“Estimated Transaction Expenses” shall have the meaning given to such term in Section 2.02.

“Excess Recovery” shall have the meaning given to such term in Section 12.03(b).

“Final Closing Statement” shall have the meaning given to such term in Section 2.04(a).

“Final Determination” means any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

“Former Business Employee” means any individual formerly employed at any time prior to Closing by Seller or any of its Affiliates and whose employment therewith was primarily related to the Business.

“Fundamental Representations” means the representations and warranties contained in the first sentence of Section 3.01 (Corporate Existence and Power), Section 3.02 (Seller Authorization), Section 3.04(a) (Non-contravention), Section 3.05 (Purchased Shares), Section 3.06 (other than subsection (c)) (Acquired Entities), Section 3.22 (Finders’ Fees), Section 4.01 (Corporate Existence and Power), Section 4.02 (Buyer Authorization) and Section 4.09 (Finders’ Fees).

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local, governmental authority, department, court, agency or official, including any political subdivision thereof, or any self-regulatory organization.

“Hazardous Substances” means any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, including petroleum, its derivatives, by-products and other hydrocarbons, and any other substance, waste or material regulated as a pollutant or otherwise as “hazardous” under any Environmental Law.

“HHI Agreement” shall have the meaning given to such term in the Recitals.

“HHI Transaction” shall have the meaning given to such term in the Recitals.

“Hong Kong Business” shall have the meaning given to such term in Section 2.08(a)(i).

“Hong Kong Entity” shall have the meaning given to such term in Section 2.08(a)(i).

“IFRS” means International Financial Reporting Standards as adopted by the European Union (EU), the Swedish Annual Accounts Act and the Swedish Financial Reporting Board’s RFR 1 Supplementary Accounting Rules for Corporate Groups.

“Income Tax” means any United States federal, state, local or non-U.S. Tax based on or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes and alternative minimum taxes that are based on or measured in such manner).

“Indebtedness” means (without duplication) as of any particular time, (i) the principal amount of any indebtedness for borrowed money of the Acquired Entities (including any indebtedness and liabilities under any line of credit, to the extent undrawn, evidenced by notes, bonds, debentures or other debt securities) outstanding together with any accrued and unpaid interest thereon and any prepayment premiums, bank fees or penalties and other amounts in regard thereof payable solely as a result of the transactions contemplated hereby, (ii) all obligations of the Acquired Entities relating to letters of credit, bankers’ acceptances, surety, performance bonds or other bonds or similar instruments, solely to the extent drawn, (iii) financing lease obligations that are capitalized in the Business Financial Information which, for the sake of clarity, shall not include operating lease obligations or real estate leases, (iv) any obligations under conditional sale, deferred consideration or other title retention agreements relating to the purchase of any property, assets or services, including any “earn-out” or other similar performance-based contingent payment obligations, (v) guarantees or similar commitments with respect to obligations of the Acquired Entities of the type described in clauses (i) through (iv) above of any Person other than the Acquired Entities, (vi) any payment obligation of an Acquired Entity in respect of interest under any existing interest rate swap or hedge contract, and any costs associated with termination of any such arrangement, (vii) any amounts payable to current or former members or other equityholders of any Acquired Entity, and any intercompany indebtedness that is not settled as of the Measurement Time in accordance with Section 5.02(b), (viii) any unclaimed funds or amounts subject to escheatment of the Acquired Entities, including outstanding uncashed payroll checks or amounts related to aged checks outstanding (including uncleared accounts payable checks), (ix) all authorized or accrued and unpaid dividends or distributions payable by the Acquired Entities, (x) all accrued and unpaid interest, penalties, prepayment penalties or premiums, breakage, make-whole payments, fees and other charges and amounts related to any of the foregoing and due by the Acquired Entities, and (xi) reserves or other provisions related to the Pre-Closing Reorganization; provided, that for purposes of calculating Closing Indebtedness, Indebtedness shall not include any of the foregoing to the extent taken into account as a Current Liability in Closing Net Working Capital or as a Transaction Expense and, without limiting the foregoing, shall be calculated without regard to any amounts Buyer or Seller has agreed to assume liability for otherwise in this Agreement; provided, further, that Indebtedness shall not include any trade payables.

“Information Privacy and Security Requirements” means any Applicable Law or binding directive issued by a Governmental Authority, all binding guidance issued by any Governmental Authority thereunder, any applicable self-regulatory guidelines that Seller or its Affiliates (including the Acquired Entities) is obligated to comply with under any Applicable Law, and any obligations under any Contract or Privacy Policies, in each case governing or regarding: (i) the privacy, protection, or security of Personal Data, including as relevant to the collection, storage, use, processing, transfer, disclosure, sharing and destruction of Personal Data or (ii) online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, telemarketing and email marketing.

“Information Security Program” means an information security program that complies in all material respects with Information Privacy and Security Requirements.

“Insurance Claim” shall have the meaning given to such term in Section 7.07.

“Insurance Policies” shall have the meaning given to such term in Section 7.07.

“Intellectual Property” means (i) issued patents and pending patent applications, including provisionals, non-provisionals, priority applications, PCT applications, continuations, divisionals, continuations-in-part, reexaminations, reissues, renewals, patent term extensions and supplementary protection certificates (“Patents”), (ii) registered and unregistered trademarks, service marks, trade names, trade dress, internet domain names, logos and other source identifiers, including all applications and registrations of, and all goodwill associated with, the foregoing (“Trademarks”), (iii) copyrightable works and copyrights and moral rights, including registrations or applications for registrations thereof and all renewals, extensions, restorations and reversions of the foregoing (“Copyrights”), (iv) know-how and trade secrets, (v) Software and mask works, (vi) all rights in, arising out of, or associated with databases (including knowledge databases, customer lists and customer databases), (vii) other similar types of proprietary or intellectual property rights, (viii) all copies and tangible embodiments thereof in whatever form or medium, and (ix) all rights to sue or recover and retain damages, costs and attorney’s fees for past, present and future infringement or violation of any of the foregoing.

“Investment Laws” shall have the meaning given to such term in Section 3.03.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means any and all computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, networks, data communications lines, telecommunications systems, and all other information technology equipment or systems, and all associated documentation used by Seller in connection with the Business.

“knowledge of Seller,” “Seller’s knowledge” or any other similar knowledge qualification with respect to Seller in this Agreement means the actual knowledge after due inquiry of the individuals set forth in Section 1.01(c) of the Disclosure Schedule under the heading “Seller’s Knowledge Parties”.

“Korea Business” shall have the meaning given to such term in Section 2.08(b)(i).

“Korea Entity” shall have the meaning given to such term in Section 2.08(b)(i).

“Latest Financial Information” shall have the meaning given to such term in Section 3.07(a).

“Leased Real Property” shall have the meaning given to such term in Section 3.13(a).

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, license, lease, right of way, option, right of first refusal, easement, encroachment, encumbrance, restriction, title or survey defect, pledge, charge, or security interest in respect of such property or asset.

“Major Customers” shall have the meaning given to such term in Section 3.14(a).

“Major Suppliers” shall have the meaning given to such term in Section 3.14(b).

“Material Adverse Effect” means any fact, condition, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has had a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Business, taken as a whole; provided, that none of the following will be deemed in themselves, either alone or in combination, to constitute, a Material Adverse Effect: (i) changes in IFRS or changes in other accounting requirements or principles applicable to any industry in which the Business operates, (ii) changes in general economic conditions, including changes in the financial markets, securities markets, currency markets, financial capital markets or credit markets in any jurisdiction in which the Business operates, (iii) changes in Applicable Law generally affecting any industry in which the Business operates, (iv) acts of war or terrorism, or hurricanes, tornadoes, earthquakes and other weather-related acts of nature, pandemics, epidemics or other outbreaks of disease or public health events (including COVID-19), (v) the negotiation, execution or performance of this Agreement or the HHI Agreement, the announcement, pendency or consummation of the transactions contemplated hereby and thereby, the identity of Buyer or any other facts or circumstances relating to Buyer or the announcement or other disclosure of Buyer’s specific and express plans or intentions with respect to the conduct of the Business after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Business with clients, customers, partners, principals, employees, suppliers, vendors, service providers or Governmental Authorities or third parties, (vi) any failure to meet any internal or analysts’ projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vii) any action taken (or omitted to be taken) at the express request of or with the written consent of Buyer, (viii) any action taken (or omitted to be taken) by Seller or its Affiliates that is expressly required to be taken or omitted or are expressly contemplated pursuant to this Agreement, or (ix) any matter or other item disclosed on the Disclosure Schedule, provided, that in the case of clauses (i), (ii) and (iv), such changes will constitute, and will be taken into account in determining the occurrence of, a Material Adverse Effect if any such changes impact the Business in a disproportionate manner relative to other businesses in the industry in which the Business operates.

“Material Contract” shall have the meaning given to such term in Section 3.10(a).

“Measurement Time” means 11:59 p.m. Eastern Time on the day immediately prior to the Closing.

“Net Sales Amount” means an amount equal to the net sales amount of the Acquired Entities during the measurement period in question calculated in accordance with IFRS as consistently applied. Schedule IV has been included for illustrative purposes for purposes of calculating the Net Sales Amount.

“Non-Solicit Period” shall have the meaning given to such term in Section 5.06.

“Open Source Software” means any Software that is licensed pursuant to: (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses; (ii) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (iii) any Software distributed with any license term or condition that: (a) requires or conditions the use or distribution of such Software on the disclosure, licensing, or distribution of any source code for any portion of such Software or any derivative work of such Software; or (b) otherwise imposes any limitation, restriction, or condition on the right or ability of the licensee of such Software to use or distribute such Software or any derivative work of such Software.

“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority.

“Ordinary Course” means the ordinary course of the Business consistent with the past practices of the Business.

“Owned Real Property” means the building and all improvements located on the Leased Real Property located in Vietnam.

“Parent” shall have the meaning given to such term in the Recitals.

“Parent Financial Statements” shall have the meaning given to such term in Section 3.07(a).

“Patent License Agreements” means the Seller Patent License Agreements and Buyer Patent License Agreements collectively.

“Patents” shall have the meaning given to such term in the definition of “Intellectual Property” in this Section 1.01.

“Permits” shall have the meaning given to such term in Section 3.12(b).

“Permitted Liens” means (i) Liens disclosed in Section 1.01(d) of the Disclosure Schedule under the heading “Permitted Liens”; (ii) Liens disclosed in the Business Financial Information or notes thereto or securing liabilities reflected in the Business Financial Information or notes thereto and for which adequate reserves have been set aside in accordance with IFRS; (iii) Liens for Taxes that are not yet due and payable (or, if due, not delinquent) or that are being contested in good faith and for which adequate reserves have been set aside in accordance with IFRS; (iv) mechanic’s, materialman’s, carrier’s, repairer’s, worker’s, warehouseman’s and other similar Liens arising or incurred in the Ordinary Course or that are not yet due and payable (or, if due, not delinquent) or that are being contested in good faith; (v) statutory or contractual Liens of landlords or Liens on the landlord’s or prior landlord’s interests; (vi) zoning, building codes and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Authority that are not violated in any material respect by the current use and occupancy of the Real Property and the Business conducted thereon; (vii) Liens incurred in the Ordinary Course since the Reference Date; (viii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (ix) Liens on the Real Property (including easements, covenants, rights of way and similar restrictions) that are (a) matters of record and (b) do not materially interfere with the present uses of such Real Property and do not detract from the value of the Real Property; (x) Liens arising under workers’ compensation, unemployment insurance, social security, retirement or similar laws; (xi) transfer restrictions of general applicability as may be provided under applicable securities laws; (xii) Liens constituting non-exclusive licenses or non-exclusive sublicenses in respect of any Intellectual Property granted in the Ordinary Course; and (xiii) Liens which will be extinguished and released in full as of the Closing.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority, or any division of such Person.

“Personal Data” means, in connection with the Business, information relating to or reasonably capable of being associated with an identified or identifiable person and, where required by Information Privacy and Security Requirements, a device or household, including (i) a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, biometric data, Social Security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, health information, insurance account information, any persistent identifier such as customer number held in a cookie; or (ii) “personal data,” “personal information,” “protected health information,” “nonpublic personal information,” or other similar terms as defined by Information Privacy and Security Requirements.

“Post-Closing Representation” shall have the meaning given to such term in Section 7.04(a).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Reorganization” shall have the meaning given to such term in the Recitals.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date.

“Preliminary Closing Statement” shall have the meaning given to such term in Section 2.02.

“Privacy Policies” means any (i) internal or external past or present data protection, data usage, privacy and security written policies of the Acquired Entities, (ii) public statements, representations, obligations, promises, commitments by the Acquired Entities relating to privacy, security, or the Processing of Personal Data, and (iii) written policies and obligations applicable to the Acquired Entities as a result of any certification relating to privacy, security, or the Processing of Personal Data.

“Processing,” “Process,” or “Processed” means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, deletion, destruction, sale, transfer, modification, or any other processing (as defined by Information Privacy and Security Requirements).

“Purchase Price” means an amount in cash equal to (a) the Base Purchase Price, plus (b) the Closing Net Working Capital Adjustment Amount, minus (c) Closing Indebtedness, plus (d) Closing Cash, minus (e) Transaction Expenses, each as finally determined pursuant to Section 2.04.

“Purchased Shares” shall have the meaning given to such term in the Recitals.

“R&W Insurance Policy” shall have the meaning given to such term in Section 7.10.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Real Property Lease” shall have the meaning given to such term in Section 3.13(a).

“Reference Date” means June 30, 2022.

“Registered Business IP” means all registrations and applications for registration of Patents, Trademarks, Copyrights included in the Business Intellectual Property.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representative” means, with respect to any Person, such Person’s directors, officers, partners, principals, employees, counsel, financial advisors, auditors, agents and other authorized representatives.

“Retained Business” means any business now, previously or hereafter conducted by Seller or any of its respective Affiliates other than the Business, including (i) the Yale® branded commercial business anywhere in the world, (ii) the Yale® branded mechanical business in the U.S. and Canada and (iii) all other Yale® branded businesses anywhere in the world.

“Retained Tax Liabilities” means (i) Taxes imposed upon any Acquired Entity for a Pre-Closing Tax Period (including Straddle Tax Period Taxes as determined in accordance with Section 8.05 and any Taxes attributable to the Pre-Closing Reorganization), (ii) Seller Combined Taxes, (iii) Taxes for which an Acquired Entity (or any successor) is liable (a) by virtue of being a member of a Tax group prior to Closing, including any such liability under U.S. Treasury Regulation Section 1.1502-6 or (b) pursuant to a contract in existence at the Closing, including any Taxes related to any indemnification or similar agreement, but excluding any commercial contract or agreement the primary purposes of which does not relate to Tax matters, and (iv) Taxes of any other Person for which any Acquired Entity is liable as a transferee or successor to the extent that the events or transactions giving rise to such Taxes occurred on or before the Closing, provided that (A) Retained Tax Liabilities shall exclude any Taxes that would not arise but for any action, event, or transaction on the Closing Date but after the Closing that was taken by or at the direction of Buyer or any of its Affiliates (including, after the Closing, any Acquired Entity) outside the Ordinary Course and (B) any Transfer Taxes incurred in connection with the transactions contemplated by this Agreement and shall be paid in the manner set forth in Article 8.

“Sale Transaction” shall have the meaning given to such term in Section 5.07(a).

“Secondment Agreement” means any agreement between Buyer and Seller, or their designated Affiliates, pursuant to which Business Employees located in Hong Kong, South Korea or Vietnam shall be seconded to Buyer or their Affiliates for the Secondment Period.

“Secondment Period” means, for each Delayed Transfer Employee, the period from the Closing or, if applicable, the Deferred Hong Kong Closing Date, the Deferred Korea Closing Date, or the Deferred Vietnam Closing Date, respectively, until the termination of (i) the Secondment Agreement applicable to such Delayed Transfer Employee or (ii) such other arrangement as the parties may have made in relation to such Delayed Transfer Employee to govern the employment of such Delayed Transfer Employee from and after the Closing Date.

“Section 338(h)(10) Election” shall have the meaning given to such term in Section 8.11(a).

“Section 338(h)(10) Entity” shall have the meaning given to such term in Section 8.11(a).

“Section 338(h)(10) Forms” shall have the meaning given to such term in Section 8.11(a).

“Security Incident” means any unauthorized Processing of Business Data, any unauthorized access to the Business Systems that is reasonably suspected to result in unauthorized access to or disclosure of Business Data, or any incident that requires notification to any Person, Governmental Authority, or any other entity under Information Privacy and Security Requirements.

“Seller” shall have the meaning given to such term in the Preamble.

“Seller Combined Taxes” means Taxes computed on a group basis by reference to a Seller Group.

“Seller Credit Support Arrangements” shall have the meaning given to such term in Section 7.06.

“Seller Defined Contribution Plan” shall have the meaning given to such term in Section 9.03.

“Seller FSA Plan” shall have the meaning given to such term in Section 9.05.

“Seller Group” means any affiliated, consolidated, combined, unitary or similar Tax group that includes both (i) an Acquired Entity, and (ii) Seller or any of its Subsidiaries (other than an Acquired Entity).

“Seller Names and Marks” means, except for the Transferred Trademarks, any and all (i) Trademarks of Seller or any of its Affiliates, and (ii) Trademarks confusingly similar to any of the foregoing.

“Seller Patent License Agreement” means the Patent License Agreements to be entered into between each of the Acquired Entities, on the one hand, and Seller or their designated Affiliates, on the other hand, at the Closing in substantially the form attached hereto as Exhibit A-1.

“Seller Related Parties” shall have the meaning given to such term in Section 13.03(a).

“Seller Released Claims” shall have the meaning given to such term in Section 13.02(b).

“Seller Released Parties” shall have the meaning given to such term in Section 13.02(b).

“Seller Releasing Parties” shall have the meaning given to such term in Section 13.02(b).

“Seller Tax Records” means any Tax Return, Tax schedules, work papers or other information of or with respect to Seller or any Affiliate thereof; provided, that, for the avoidance of doubt, Seller Tax Records shall not include any Tax Return, Tax schedules or other information with respect to any Seller Group except for any portions that relate solely to an Acquired Entity.

“Shared Contract” shall have the meaning given to such term in Section 2.09(a).

“Software” means computer programs, applications, systems and code, including implementations of algorithms, models and methodologies, program interfaces, and source code and object code.

“Software License Agreement” means the Software License Agreement to be entered into between August, on the one hand, and Seller, on the other hand, at the Closing in substantially the form attached hereto as Exhibit B.

“Specified Employees” shall have the meaning given to such term in Section 5.06.

“Spectrum Brands” shall have the meaning given to such term in the Recitals.

“Straddle Tax Period” means a Tax period that begins before, and ends after, the Closing Date.

“Straddle Tax Returns” means any Tax Return of an Acquired Entity for a Straddle Tax Period; provided, however, that Straddle Tax Returns shall not include any Tax Return of a Seller Group.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such first Person.

“Supply Agreement” means the Supply Agreement to be entered into between Buyer and Seller, or their designated Affiliates, at the Closing as provided in substantially the form attached hereto as Exhibit C.

“Tax” means (i) all federal, state, local or foreign taxes imposed by any Governmental Authority responsible for the imposition of any such tax (a “Taxing Authority”) and any other duties, fees, charges or assessments in the nature of a tax, including all net income, gross income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, escheat / unclaimed property, estimated taxes or any other taxes of any kind; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed in connection with any item described in clause (i) of this definition.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit or any other credit or tax attribute that could be carried forward or back to reduce Taxes and losses or deductions deferred by Applicable Law.

“Tax Proceeding” means any proceeding, judicial or administrative, involving Taxes or any audit, examination, deficiency asserted or assessment made by the IRS or any other Taxing Authority.

“Tax Return” means any report, return, document, declaration, attachment or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration, attachment or other information.

“Third-Party Consent” means: (i) in respect of an assigned Contract or Real Property Lease, any consents or waivers required from the relevant third party counterparty (which does not include Seller, its Subsidiaries or any of their respective Affiliates) for the assignment or transfer of such assigned Contract or assignment or sublease of such Real Property Lease to Buyer or its Affiliates; and (ii) in respect of an assigned Permit, any consent or waiver required from a Governmental Authority for the assignment or transfer of that assigned Permit to Buyer or one of its Affiliates, in each case, as required pursuant to the terms of this Agreement.

“Trademark Assignment Agreement” means the Trademark Assignment Agreement to be entered into between Buyer or its Affiliates, on the one hand, and Seller or their designated Affiliates, on the other hand, at the Closing in substantially the form attached hereto as Exhibit D.

“Trademarks” shall have the meaning given to such term in the definition of “Intellectual Property” in this Section 1.01.

“Transaction Documents” means, collectively, this Agreement, the Patent License Agreements, the Supply Agreement, the Trademark Assignment Agreement, the Software License Agreement, the Transition Services Agreement and any other documents or agreements delivered pursuant to Section 2.03(a)(iii) or Section 2.03(b)(iii).

“Transaction Expenses” means the following fees, costs and expenses incurred by an Acquired Entity or subject to reimbursement by the Acquired Entities based on contracts entered into prior to the Closing, whether accrued for or not, in each case in connection with the transactions contemplated by this Agreement and payable by an Acquired Entity and not paid prior to the Closing: (i) any brokerage fees, commissions, finders’ fees, or financial advisory fees, and, in each case, related costs and expenses; (ii) any fees, costs and expenses of counsel, accountants or other advisors or external service providers; (iii) any fees, costs, and expenses associated with the termination of any Business Intercompany Contracts; (iv) fifty percent (50%) of any Transfer Taxes arising out of the transactions contemplated by this Agreement, and (v) any compensatory amounts payable by any of the Acquired Entities in respect of the transactions contemplated by this Agreement, including any retention bonus, transaction bonus, discretionary bonus or change-of control payment, other than (x) any severance payment triggered upon a termination of employment by Buyer that occurs following the Closing, (y) a payment required to be paid by Applicable Law as a result of the transactions contemplated by this Agreement, or (z) those payments set out on Section 1.01(e) of the Disclosure Schedule, in each case under this clause (v), including the employer portion of any payroll, social security, unemployment or similar Taxes.

“Transfer Tax” means any excise, sales, use, value added, registration, stamp, stamp duty, stamp duty reserve tax, stamp duty land tax, recording, documentary, conveyancing, franchise, property, real property, transfer and similar Taxes, duties, levies, charges and fees (including any penalties and interest).

“Transferred FSA Balances” shall have the meaning given to such term in Section 9.05.

“Transferred Intellectual Property” means all Intellectual Property (other than Trademarks) owned by Seller and its Subsidiaries and exclusively related to or exclusively used in the Business as of the Closing. For clarity, Transferred Intellectual Property shall include all Intellectual Property owned or purported to be owned by the Acquired Entities following completion of the Pre-Closing Reorganization and the Transferred Trademarks.

“Transferred Trademarks” means those certain Trademarks set forth on Section 1.01(f) of the Disclosure Schedule.

“Transition Services Agreement” means the Transition Services Agreement to be entered into between Buyer and Seller (or any Affiliates thereof) at the Closing in accordance with Section 7.11.

“TSA Asset” shall have the meaning given to such term in Section 5.04(d).

“Vietnam Business” shall have the meaning given to such term in Section 2.08(c)(i).

“Vietnam Entity” shall have the meaning given to such term in Section 2.08(c)(i).

“WARN” shall have the meaning given to such term in Section 9.10.

“Yale Marks” means the Trademarks set forth on Section 1.01(f) of the Disclosure Schedule and identified as Yale Marks.

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules (including the Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule (including the Disclosure Schedule) but not otherwise defined therein shall have the meaning as defined in this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean

“if”. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, law or other Applicable Law shall be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “or” shall not be exclusive (i.e., “or” shall mean “and/or”). The word “shall” shall have the same meaning as “will” and vice versa. References to any period of days will be deemed to be the relevant number of calendar days, unless otherwise specified. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for giving of such notice or the performance of such action will be extended to the next succeeding Business Day. The terms “reasonable best efforts” and “commercially reasonable best efforts” will be deemed to have the same meaning. The term “made available” or terms of similar import mean with respect to any document or material, that a copy of such document or material has been posted on or before 12:00 p.m. (Eastern Time) on December 1, 2022 to the electronic data room hosted by Datasite entitled “Project Prime” (the “Data Room”). A contract, asset or right shall be deemed to be “primarily related to” or “primarily used in” the Business only if, as of the date of this Agreement or the Closing, such contract, asset or right is used in connection with the Business more than it is used in connection with the Retained Business. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by such parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2

PURCHASE AND SALE

Section 2.01 Purchased Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase (or cause to be purchased) from Seller, the Purchased Shares for the Purchase Price, free and clear of all Liens (other than restrictions imposed under applicable securities laws).

Section 2.02 Estimated Closing Calculations. Not less than six (6) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth in reasonable detail with reasonable supporting documentation (a) the Seller’s good faith estimates of (i) Closing Net Working Capital Target (“Estimated Closing Net Working Capital Target”), (ii) Closing Net Working Capital (“Estimated Closing Net Working Capital”), (iii) Closing Indebtedness (“Estimated Closing Indebtedness”), (iv) Closing Cash (“Estimated Closing Cash”), and (v) Transaction Expenses (“Estimated Transaction Expenses”), (b) Seller’s calculation of the Estimated Net Working Capital Adjustment Amount, and (c) on the basis of the foregoing, Seller’s good-faith calculation of the Estimated Purchase Price (together with the calculations referred to in clauses (a) and (b) above, the “Preliminary Closing Statement”). During the period from Buyer’s receipt of the Preliminary Closing Statement until the Closing Date, (1) Buyer and its Representatives, upon advance written request of Seller, will have reasonable access to Seller’s personnel and relevant Representatives in connection with Buyer’s review of the Preliminary Closing Statement, as well as the relevant books and records of Seller related thereto during regular business hours, and (2) Seller will consider in good faith any comments to the Preliminary Closing Statement proposed by Buyer and will correct and adjust any manifest error identified by Buyer; it being understood and agreed that any such comments proposed by Buyer or corrections or adjustments identified by Buyer (if any) shall not delay the Closing in any respect. The Preliminary Closing Statement (as may be revised pursuant to the immediately preceding sentence) will be used for purposes of the cash payment made at Closing as contemplated by Section 2.03(a). No comments provided or review conducted by Buyer or any of its representatives with regard to any materials provided by Seller under this Section 2.02 will limit or prevent Buyer from exercising any of its rights or remedies under this Agreement (regardless of whether Seller corrects, adjusts or otherwise modifies any such materials as a result thereof).

Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Hogan Lovells US LLP, 390 Madison Avenue, New York, New York, 10017 (or remotely by exchange of documents and signatures (or their electronic counterparts)), as promptly as practicable and in any event no later than three (3) Business Days after the date on which all of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived, or such other date and time as Buyer and Seller may agree in writing. The Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date. At the Closing, the following transactions will occur:

(a)	Buyer shall deliver to Seller:

(i) a certificate, dated as of the Closing Date and signed by an officer of Buyer, certifying that (A) (1) the Fundamental Representations made by Buyer shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, except with respect to those Fundamental Representations made by Buyer that by their terms address matters as of an earlier date, which shall be so true and correct only as of such earlier date, and (2) all other representations and warranties of Buyer contained in this Agreement shall be true and correct (disregarding all qualifications and limitation as to “materiality”, “Material Adverse Effect” or words of similar import therein) as of the Closing Date as though made on and as of such date, except with respect to those representations and warranties that by their terms address matters as of an earlier date, which representations and warranties shall be so true and correct only as of such earlier date, except, in the case of this clause (2) for any inaccuracy or omission that would not, individually or in the aggregate, materially prevent, impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby, and (B) each of the covenants of Buyer contained in this Agreement that are to be performed by it on or prior to the Closing Date shall have been shall have duly performed in all material respects;

(ii) an amount equal to the Estimated Purchase Price in immediately available funds by wire transfer to an account or accounts designated by Seller, by written notice to Buyer;

(iii) the Patent License Agreements, the Software License Agreement, the Supply Agreement, the Trademark Assignment Agreement, and the Transition Services Agreement, in each case duly executed by Buyer or its applicable Affiliate; and

(iv) any Foreign Acquisition Agreements, in each case duly executed by Buyer or its applicable Affiliate, as the parties hereto and their respective counsel shall deem reasonably necessary to consummate the transactions contemplated in Section 2.08.

(b)	Seller shall deliver, or cause to be delivered, to Buyer:

(i) a certificate, dated as of the Closing Date and signed by an officer of Seller, certifying that (A) (1) the Fundamental Representations made by Seller shall be true and correct in all material respects (disregarding all qualifications and limitation as to “materiality”, “Material Adverse Effect” or words of similar import therein) as of the Closing Date as though made on and as of such date, except with respect to those Fundamental Representations made by Seller that by their terms address matters as of an earlier date, which shall be so true and correct only as of such earlier date, and (2) all other representations and warranties of Seller contained in this Agreement shall be true and correct (disregarding all qualifications and limitation as to “materiality”, “Material Adverse Effect” or words of similar import therein) as of the Closing Date, as though made on and as of such date, except with respect to those representations and warranties that by their terms address matters as of an earlier date, which representations and warranties shall be so true and correct only as of such earlier date, except, in the case of this clause (2), for any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect; (B) each of the covenants of Seller contained in this Agreement that are to be performed by it on or prior to the Closing Date shall have been duly performed in all material respects; and (C) since the date of this Agreement, a Material Adverse Effect shall not have occurred;

(ii) duly executed instruments of transfer in respect of the Purchased Shares in favor of Buyer or its applicable Affiliate and, to the extent such Purchased Shares are represented by share certificates, such share certificates for such Purchased Shares in the name of the holders thereof and a copy of any power of attorney under which any transfer is executed on behalf of such holder or any nominee;

(iii) the Patent License Agreements, the Software License Agreement, the Supply Agreement, the Trademark Assignment Agreement, and the Transition Services Agreement, in each case duly executed by Seller or its applicable Affiliate;

(iv) a duly executed IRS Form 8023 for each Acquired Entity pursuant to Section 8.11(a);

(v) any Foreign Acquisition Agreements, in each case duly executed by Buyer or its applicable Affiliate, as the parties hereto and their respective counsel shall deem reasonably necessary to consummate the transactions contemplated in Section 2.08; and

(vi) evidence of the release of the UCC Financing Statement in favor of Silicon Valley Bank filed on June 26, 2015, encumbering the assets of August.

Section 2.04 Post-Closing Purchase Price Adjustment.

(a) As promptly as practicable, but no later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a written statement (the “Final Closing Statement”) setting forth in reasonable detail with reasonable supporting documentation, Buyer’s good faith calculation of (i) the Closing Net Working Capital Target, (ii) Closing Net Working Capital, (iii) Closing Indebtedness, (iv) Closing Cash, (v) Transaction Expenses and (vi) the Closing Net Working Capital Adjustment Amount, and on the basis of the foregoing, its calculation of the Purchase Price. If Buyer fails to timely deliver the Final Closing Statement in accordance with the first sentence of this Section 2.04, then the Preliminary Closing Statement delivered by Seller to Buyer pursuant to Section 2.02 shall be deemed to be the Final Closing Statement, subject to the remainder of this Section 2.04.

(b) Following the Closing, Buyer shall provide Seller and its Representatives reasonable access during ordinary business hours to the books, records and personnel of the Business and (subject to the execution of customary work paper access letters if requested) auditors and such other information as Seller may reasonably request, in each case to the extent used in preparation of the Final Closing Statement, in order to review and analyze (or, if applicable prepare) the Final Closing Statement and the calculations set forth thereon.

(c) If Seller disagrees with the calculation of the Purchase Price as set forth in the Final Closing Statement, Seller may, within forty-five (45) days after receipt of the Final Closing Statement, deliver a written notice to Buyer (a “Dispute Notice”) setting forth in reasonable detail the particulars of such disagreement (taking into account the information then known to Seller). In the event a Dispute Notice is provided, Buyer and Seller shall for a period of thirty (30) days negotiate in good faith to resolve any such disagreements with respect to the Final Closing Statement. If no Dispute Notice is delivered to Buyer on or prior to such forty-five (45) day period, then the Final Closing Statement will be deemed to be accepted by Seller and will become final and binding on Buyer and Seller. If, following such period Buyer and Seller are unable to reach agreement in respect of the Purchase Price, then at the written request of either Buyer or Seller, Buyer and Seller shall promptly thereafter jointly retain the Accounting Referee to review any items that remain in dispute (the “Disputed Items”), and only those items, for the purpose of calculating the Purchase Price (it being understood and agreed that in conducting such review and making such calculation, the Accounting Referee shall adhere to the provisions of this Section 2.04 (and related definitions)). Buyer and Seller shall promptly provide their assertions regarding the Disputed Items in writing to the Accounting Referee and to each other. The Accounting Referee shall be instructed to render its determination in the form of a written report setting forth its calculations (including the basis thereof) with respect to only the Disputed Items as promptly as reasonably possible (which the parties hereto agree should not be later than forty-five (45) days following the date on which the disagreement is referred to the Accounting Referee). In the event Seller believes that either Buyer or the Acquired Entities have not provided certain papers or documents reasonably requested by Seller or any of its authorized representatives, Seller shall notify Buyer in writing of such request for such papers or documents. Within seven (7) days of a request therefor (or such shorter period as may remain in such forty-five (45) day period), Buyer, in its sole discretion, shall either (i) certify to Seller that all such papers or documents have been provided, in which case no extension of such forty-five (45) day period shall apply, or (ii) provide such papers or documents to Seller and such forty-five (45) day period shall be extended by one day for each additional day required for Buyer or the Acquired Entities to fully respond to such request. The Accounting Referee shall base its determination solely on (A) the written submissions of the parties hereto and shall not conduct an independent investigation (and the parties agree there shall be no ex parte communications with the Accounting Referee) and (B) the extent (if any) to which Closing Net Working Capital, Closing Indebtedness, Closing Cash and/or Transaction Expenses require adjustment (only with respect to the Disputed Items submitted to the Accounting Referee) in order to be determined in accordance with this Agreement. The Accounting Referee’s determination of each Disputed Item shall not be greater than the greatest value for such Disputed Item claimed by Seller in the Dispute Notice or Buyer in the Final Closing Statement or less than the lowest value for such Disputed Item claimed by Seller in the Dispute Notice or Buyer in the Final Closing Statement, as applicable. The Accounting Referee’s report shall be final, binding and conclusive for all purposes hereunder (absent manifest error or fraud). The Accounting Referee shall act in a capacity as an expert and not an arbitrator. The costs, fees and expenses of the Accounting Referee to resolve the Disputed Items shall be borne by Seller and Buyer in the same proportion that the aggregate amount of the Disputed Items submitted to the Accounting Referee that are unsuccessfully disputed by each such party (as finally determined by the Accounting Referee) bears to the total amount of such Disputed Items so submitted. For the avoidance of doubt and for illustrative purposes only, if the Disputed Items total $100 and the Accounting Referee awards $60 in Seller’s favor, then Buyer shall pay 60% of the fees of the Accounting Referee. All other costs, fees and expenses incurred by the parties hereto in connection with resolving such dispute shall be borne by the party incurring such cost and expense.

(d) For the avoidance of doubt, the parties hereto acknowledge and agree that the determination of the Closing Net Working Capital Adjustment Amount is intended solely to reflect changes between the Closing Net Working Capital and the Closing Net Working Capital Target, and any such change can be measured only if Closing Net Working Capital and the calculations and determinations thereof are prepared using the Accounting Principles. Neither the calculations to be made pursuant to Section 2.02 or this Section 2.04 nor the purchase price adjustment to be made pursuant to Section 2.05 is intended to be used to adjust for errors or omissions, under IFRS or otherwise, that may be found with respect to the Business Financial Information or the Closing Net Working Capital Target. No event, act, change in circumstance or similar development, including any market or business development or change in IFRS or Applicable Law, arising or occurring after the Closing, shall be taken into consideration in the calculations to be made pursuant to this Section 2.04 (even if IFRS would require such matter to be taken into consideration in such calculations).

Section 2.05 Adjustment of Purchase Price. If the Purchase Price as finally determined pursuant to Section 2.04 exceeds the Estimated Purchase Price, Buyer shall pay to Seller, within two (2) Business Days of such determination, the amount of such excess by wire transfer of immediately available funds to an account designated by Seller. If the Purchase Price as finally determined pursuant to Section 2.04 is less than the Estimated Purchase Price, Seller shall pay to Buyer, within two (2) Business Days of such determination, the amount of such shortfall by wire transfer of immediately available funds to an account designated by Buyer.

Section 2.06 Payments. Any amount required to be paid by Buyer or Seller under this Agreement that is not paid within the period specified for such payment shall bear interest on a daily basis, commencing the day after such payment was found to be due and payable hereunder, but excluding the date of payment, at a rate per annum equal to 1.5% plus the rate of interest publicly announced by JPMorgan Chase Bank from time to time as its prime rate in effect at its office located at 270 Park Avenue, New York, New York in effect from time to time during the period commencing the day after such payment was found to be due and payable hereunder, to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed.

Section 2.07 Withholding. Buyer, Seller and their respective Affiliates shall each be entitled to deduct and withhold from any consideration payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under Applicable Law; provided that (i) so long as Seller delivers the certificate described in Section 8.06, the parties hereto agree that no withholding for U.S. Tax is required under current law on any payments to Seller or any of its Subsidiaries, and (ii) promptly upon becoming aware of any requirement to withhold on any payments to Seller or any of its respective Affiliates, Buyer shall use reasonable best efforts to provide Seller with reasonable advanced notice in reasonable detail of any anticipated required withholding and the parties hereto shall reasonably cooperate to reduce or eliminate such deduction or withholding. Any amounts so withheld shall be paid over to the appropriate Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 2.08 Deferred Closings.

(a)	Hong Kong.

(i) Notwithstanding anything to the contrary in this Agreement, the sale, conveyance, transfer, assignment and delivery of the equity securities of an entity to be formed after the date hereof under the laws of Hong Kong in order to hold the assets and conduct the Business as presently conducted in Hong Kong as described on Section 2.08(a)(i)(A) of the Disclosure Schedules (such Business, the “Hong Kong Business”, and such entity, the “Hong Kong Entity”) to Buyer (or its designated Affiliate) shall occur on the later of (x) the Closing Date and (y) the last Business Day of the month in which all of the customary closing conditions and regulatory conditions (if any) of a transaction of this nature in Hong Kong are satisfied (the “Deferred Hong Kong Closing Date”). The applicable organizational, constitutional or governing documents of the Hong Kong Entity shall be in a form mutually agreed upon by Buyer and Seller.

(ii) The sale, conveyance, transfer, assignment and delivery of the equity securities of the Hong Kong Entity shall take place on the Deferred Hong Kong Closing Date at a closing (the “Deferred Hong Kong Closing”) at the offices of Hogan Lovells US LLP, 390 Madison Avenue, New York, New York, 10017 (or remotely by exchange of documents and signatures (or their electronic counterparts)), or at such other time and at such other location as is agreed between the parties.

(iii) At the Deferred Hong Kong Closing, the parties shall, and shall cause their respective Affiliates to execute and deliver such documents and instruments as may be reasonably necessary to evidence the transfer of the equity securities of the Hong Kong Entity, including those required to be delivered by them pursuant to Section 2.03(b) of this Agreement.

(iv) If the Deferred Hong Kong Closing is to occur later than the Closing, during the period between the Closing and the Deferred Hong Kong Closing: (A) the benefits and burdens of the Hong Kong Business shall be for the account of Buyer; (B) all income, proceeds or other monies received by Seller or any Affiliate thereof (other than the Hong Kong Entity) for and on behalf of the Hong Kong Business, and all profits and losses generated by the Hong Kong Business, shall be held in trust for, and the net profits paid to Buyer or its Affiliates, as designated by Buyer, notwithstanding any other provision in this Agreement to the contrary, on the Deferred Hong Kong Closing Date; and (C) the parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to cooperate with each other to take such actions (including delivery of notice) that may be required to satisfy the conditions described in Section 2.08(a)(i).

(v) From the Closing Date to the Deferred Hong Kong Closing Date, unless the context clearly requires otherwise, all references in this Agreement to the “Closing” or the “Closing Date” shall, with respect to the transfer of the equity securities of the Hong Kong Entity, be deemed to refer to the Deferred Hong Kong Closing and the Deferred Hong Kong Closing Date, as applicable, and the parties shall continue to comply with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing to the extent applicable to the Hong Kong Entity, including, for the avoidance of doubt, the covenants set forth in Section 5.01 with respect to actions or inactions of the Hong Kong Business.

(vi) If the Deferred Hong Kong Closing Date has not occurred on or before the one (1) year anniversary of the Closing Date, the parties shall, and shall cause their Affiliates to, negotiate in good faith alternative arrangements to effectuate the intent of this Agreement.

(b)	South Korea.

(i) Notwithstanding anything to the contrary in this Agreement, the sale, conveyance, transfer, assignment and delivery of the equity securities of an entity to be formed after the date hereof under the laws of South Korea in order to hold the assets and conduct the Business as presently conducted in South Korea as described on Section 2.08(b)(i)(A) of the Disclosure Schedules (such Business, the “Korea Business”, and such entity, the “Korea Entity”) to Buyer (or its designated Affiliate) shall occur on the later of (x) the Closing Date and (y) the last Business Day of the month in which all of the customary closing conditions and regulatory conditions (if any) of a transaction of this nature in South Korea are satisfied (the “Deferred Korea Closing Date”). The applicable organizational, constitutional or governing documents of the Korea Entity shall be in a form mutually agreed upon by Buyer and Seller.

(ii) The sale, conveyance, transfer, assignment and delivery of the equity securities of the Korea Entity shall take place on the Deferred Korea Closing Date at a closing (the “Deferred Korea Closing”) at the offices of Hogan Lovells US LLP, 390 Madison Avenue, New York, New York, 10017 (or remotely by exchange of documents and signatures (or their electronic counterparts)), or at such other time and at such other location as is agreed between the parties.

(iii) At the Deferred Korea Closing, the parties shall, and shall cause their respective Affiliates to execute and deliver such documents and instruments as may be reasonably necessary to evidence the transfer of the equity securities of the Korea Entity, including those required to be delivered by them pursuant to Section 2.03(b) of this Agreement.

(iv) If the Deferred Korea Closing is to occur later than the Closing, during the period between the Closing and the Deferred Korea Closing: (A) the benefits and burdens of the Korea Business shall be for the account of Buyer; (B) all income, proceeds or other monies received by Seller or any Affiliate thereof (other than the Korea Entity) for and on behalf of the Korea Business, and all profits and losses generated by the Korea Business, shall be held in trust for, and the net profits paid to Buyer or its Affiliates, as designated by Buyer, notwithstanding any other provision in this Agreement to the contrary, on the Deferred Korea Closing Date; and (C) the parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to cooperate with each other to take such actions (including delivery of notice) that may be required to satisfy the conditions described in Section 2.08(b)(i).

(v) From the Closing Date to the Deferred Korea Closing Date, unless the context clearly requires otherwise, all references in this Agreement to the “Closing” or the “Closing Date” shall, with respect to the transfer of the equity securities of the Korea Entity, be deemed to refer to the Deferred Korea Closing and the Deferred Korea Closing Date, as applicable, and the parties shall continue to comply with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing to the extent applicable to the Korea Entity, including, for the avoidance of doubt, the covenants set forth in Section 5.01 with respect to actions or inactions of the Korea Business.

(vi) If the Deferred Korea Closing Date has not occurred on or before the one (1) year anniversary of the Closing Date, the parties shall, and shall cause their Affiliates to, negotiate in good faith alternative arrangements to effectuate the intent of this Agreement.

(c)	Vietnam.

(i) Notwithstanding anything to the contrary in this Agreement, the sale, conveyance, transfer, assignment and delivery of the equity securities of an entity to be formed after the date hereof under the laws of Vietnam in order to hold the assets and conduct the Business as presently conducted in Vietnam as described on Section 2.08(c)(i)(A) of the Disclosure Schedules (such Business, the “Vietnam Business”, and such entity, the “Vietnam Entity”) to Buyer (or its designated Affiliate) shall occur on the later of (x) the Closing Date and (y) the last Business Day of the month in which all of the customary closing conditions and regulatory conditions (if any) of a transaction of this nature in Vietnam are satisfied (the “Deferred Vietnam Closing Date”). The applicable organizational, constitutional or governing documents of the Vietnam Entity shall be in a form mutually agreed upon by Buyer and Seller.

(ii) The sale, conveyance, transfer, assignment and delivery of the equity securities of the Vietnam Entity shall take place on the Deferred Vietnam Closing Date at a closing (the “Deferred Vietnam Closing”) at the offices of Hogan Lovells US LLP, 390 Madison Avenue, New York, New York, 10017 (or remotely by exchange of documents and signatures (or their electronic counterparts)), or at such other time and at such other location as is agreed between the parties.

(iii) At the Deferred Vietnam Closing, the parties shall, and shall cause their respective Affiliates to and execute and deliver such documents and instruments as may be reasonably necessary to evidence the transfer of the equity securities of the Vietnam Entity, including those required to be delivered by them pursuant to Section 2.03(b) of this Agreement.

(iv) If the Deferred Vietnam Closing is to occur later than the Closing, during the period between the Closing and the Deferred Vietnam Closing: (A) the benefits and burdens of the Vietnam Business shall be for the account of Buyer; (B) all income, proceeds or other monies received by Seller or any Affiliate thereof (other than the Vietnam Entity) for and on behalf of the Vietnam Business, and all profits and losses generated by the Vietnam Business, shall be held in trust for, and the net profits paid to Buyer or its Affiliates, as designated by Buyer, notwithstanding any other provision in this Agreement to the contrary, on the Deferred Vietnam Closing Date; and (C) the parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to cooperate with each other to take such actions (including delivery of notice) that may be required to satisfy the conditions described in Section 2.08(c)(i).

(v) From the Closing Date to the Deferred Vietnam Closing Date, unless the context clearly requires otherwise, all references in this Agreement to the “Closing” or the “Closing Date” shall, with respect to the transfer of the equity securities of the Vietnam Entity, be deemed to refer to the Deferred Vietnam Closing and the Deferred Vietnam Closing Date, as applicable, and the parties shall continue to comply with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing to the extent applicable to the Vietnam Entity, including, for the avoidance of doubt, the covenants set forth in Section 5.01 with respect to actions or inactions of the Vietnam Business.

(vi) If the Deferred Vietnam Closing Date has not occurred on or before the one (1) year anniversary of the Closing Date, the parties shall, and shall cause their Affiliates to, negotiate in good faith alternative arrangements to effectuate the intent of this Agreement.

(d) The transfer of (i) the Hong Kong Entity, (ii) the Korea Entity, and (iii) the Vietnam Entity will be effected pursuant to short-form acquisition agreements on a country-by-country basis (the “Foreign Acquisition Agreements”), each of which shall, in accordance with local Applicable Law, follow the formalities or procedures required to legally effect a transfer of such asset and liability or equity interest, respectively, from Seller and its Affiliates to Buyer and its Affiliates. From and after the date of this Agreement, the parties shall work together in good faith to prepare such Foreign Acquisition Agreements; provided, in each case, that the applicable Foreign Acquisition Agreement (including any related transfer instruments thereto) shall serve solely to effect the legal transfer of the applicable Purchased Shares of each Acquired Entity, respectively, and shall not have any effect on the value being received by Buyer or given by Seller, including the allocation of assets and liabilities as between them or any other terms or conditions of such transfer, all of which shall be determined solely in accordance with this Agreement. With respect to any conflict between any Foreign Acquisition Agreement (including any related transfer instruments thereto) and this Agreement, the terms of this Agreement shall control in all respects. Notwithstanding the foregoing, in the event it is preferable and mutually agreed between the parties to structure any of the Deferred Hong Kong Closing, the Deferred Korea Closing, or the Deferred Vietnam Closing as an asset transfer rather than as contemplated under this Agreement, the parties shall, in good faith, cooperate to determine a mutually agreeable transfer mechanism and agree to enter into customary transfer agreements to transfer the assets and any liabilities exclusively related to any such assets in such jurisdictions.

Section 2.09 Shared Contracts; Wrong Pockets.

(a) With respect to any material Contract of Seller or any of its Affiliates that (1) is used in the Business and not exclusively used by or exclusively held by an Acquired Entity (excluding any agreement for which the benefits are provided to Buyer or any of its Affiliates through the Transition Services Agreement (or any agreement that would constitute an Excluded Service as defined in the Transition Services Agreement)) or (2) is used in the Retained Business but will convey with an Acquired Entity (a “Shared Contract”), if so requested by Buyer or Seller, as applicable, the other party will use reasonable best efforts to obtain the agreement of the applicable counterparty (or counterparties) to any such Shared Contract to split such Shared Contract into two separate agreements, one with Seller or its Affiliate(s) and the other with an Acquired Entity, in order to provide each of Seller or its Affiliate(s), on the one hand, and such Acquired Entity, on the other hand, with the same benefits of such Shared Contract as were provided to the Retained Business and the Business, respectively, prior to the Closing. In the event that such counterparty to such Shared Contract does not agree to the splitting arrangement described herein, upon reasonable request by either Buyer or Seller, the other party shall use reasonable best efforts to establish an agency type or other similar arrangement as may be permitted by Applicable Law so that from and after the Closing Buyer and its Affiliates or Seller and its Affiliates, as applicable, will receive the benefits and burdens of those parts of the Shared Contract that relate to the Business or Retained Business, respectively; provided that (x) for so long as Seller or any of its Affiliates, or Buyer or any of its Affiliates, as applicable, provides Buyer or any of its Affiliates, or Seller or any of its Affiliates, respectively, any benefits of any Shared Contract pursuant to this Section 2.09(a), Buyer or Seller, as applicable, shall indemnify and defend Seller, its Affiliates and each of their respective Representatives, or Buyer, its Affiliates and each of their respective Representatives, respectively, against, and shall hold each of them harmless from, any and all Damages incurred or suffered by any such Person arising out of or in connection with the provision of such benefits under such Shared Contract (except to the extent such Damages arise out of the gross negligence or willful misconduct of Seller, its Affiliates or any of their respective Representatives, or Buyer, its Affiliates or any of their respective Representatives, respectively), and (y) neither Seller nor any of its Affiliates, nor Buyer nor any of its Affiliates, as applicable, shall be required to pay any money or other consideration or grant any other accommodation or concession to any Person or initiate any claim or proceeding against any Person in connection with this Section 2.09(a).

(b) If at any time after the Closing Date, either Seller or any of its Affiliates, on the one hand, or Buyer or any of its Affiliates, on the other hand, holds or comes into possession of any asset or liability meant to be conveyed to the other party under this Agreement, then such party shall (i) promptly notify the other party thereof and (ii) transfer, or cause its respective Affiliate to transfer, at no cost, as promptly as reasonably practicable, to the other party (or an Affiliate designated by such other party) such assets and/or liabilities and, until the time of such transfer, the transferring party (or its relevant Affiliate) shall hold and manage and operate such assets and/or liabilities for the other party’s benefit and account, with all gains, income, losses, Damages, Taxes and Tax benefits or other items generated to be for the other party’s account. In the event of any transfer of assets and/or liabilities made pursuant to the foregoing sentence, no consideration shall be provided to any Person in respect to such transfer. The parties shall use reasonable best efforts to structure such transfer in an equitable manner for both Seller and Buyer, including from legal and Tax perspectives, with a view to ensuring that from an economic standpoint the relevant transfer is neutral for the parties.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedule, Seller represents and warrants to Buyer:

Section 3.01 Corporate Existence and Power. Seller is a legal entity, duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate or other similar organizational powers required to carry on its business as now conducted. Seller is duly qualified to do business as a foreign entity and, to the extent legally applicable, in good standing as a foreign entity in each jurisdiction where such qualification is necessary, except for failures to be so qualified or in good standing that would not have a Material Adverse Effect.

Section 3.02 Seller Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s corporate or other similar organizational powers and have been duly authorized by all necessary corporate or other similar organizational action on the part of Seller and no additional corporate or similar organizational authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement or the transactions contemplated hereby. The execution, delivery and performance of each other Transaction Document to which Seller or any of its Affiliates is a party, by Seller and any such Affiliates, and the consummation by Seller and such Affiliates of the transactions contemplated thereby, are within Seller’s and any such Affiliate’s corporate or other similar organizational powers and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary corporate or other similar organizational action on the part of Seller and any such Affiliates and no additional corporate or similar organizational authorization or consent is required in connection with the execution, delivery and performance of any other Transaction Document to which Seller or any of its Affiliates is a party, by Seller and any such Affiliates. Assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”)). Assuming due and valid execution by each other party thereto, each other Transaction Document to which Seller or any of its Affiliates is a party constitutes or, upon the execution and delivery thereof by Seller or any such Affiliate, shall constitute, a valid and binding agreement of Seller or any such Affiliate, enforceable against Seller or any such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.03 Governmental Authorization. Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 4.03, and except for actions or filings required as a result of the identity, business or operations of Buyer or its Affiliates, the execution, delivery and performance by Seller of this Agreement and by Seller and its applicable Affiliates of each other Transaction Document to which Seller or any of its Affiliates is a party, and the consummation by Seller and such Affiliates of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of Competition Laws and any other applicable United States or foreign merger control or investment laws or laws that provide for review of national security or defense matters, in each case as set forth on Section 3.03(a) of the Disclosure Schedule (collectively, this clause (a), “Investment Laws”); (b) compliance with applicable securities laws; (c) the filing of applications and notices with, and receipt of approvals, licenses or consents of, the Governmental Authorities set forth in Section 3.03(c) of the Disclosure Schedule; and (d) such other actions and filings as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to adversely affect Seller’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 3.04 Non-contravention. The execution, delivery and performance by Seller of this Agreement and by Seller and its applicable Affiliates of the other Transaction Documents to which Seller or any of its Affiliates is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the applicable organizational, constitutional or governing documents of Seller or any Acquired Entity, (b) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (c) require any consent or other action by any Person under, conflict with or constitute a default under, or give rise to any right of termination, cancellation, modification or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation under any Material Contract that is held by an Acquired Entity, or (d) result in the creation or imposition of any Lien on any asset of the Acquired Entities, except for Permitted Liens, with such exceptions, in the case of each of clauses (b) through (d), as would not, individually or in the aggregate, reasonably be expected to adversely affect the Acquired Entities in any material respect.

Section 3.05 Purchased Shares. Seller (or its Affiliate) is the sole legal and beneficial owner of the Purchased Shares set forth on Section 3.06(b) of the Disclosure Schedule. The Purchased Shares constitute all of the issued and outstanding Acquired Entity Securities of the Acquired Entities. Seller will transfer and deliver (or cause to be transferred and delivered) to Buyer, on the Closing Date, good and valid title to the Purchased Shares free and clear of any Lien (other than Liens under applicable securities laws or arising solely as a result of actions taken by Buyer or any of its Affiliates). All Purchased Shares (a) are duly authorized, validly issued, fully paid and non-assessable, and (b) were not issued in breach of any Contract to which Seller or any Acquired Entity or any of their Affiliates is a party or subject to, or in violation of, any preemptive or similar rights or in violation of Applicable Law.

Section 3.06 Acquired Entities.

(a) To the extent in existence, each Acquired Entity is duly organized and validly existing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted. Any Acquired Entity that is organized after the date of this Agreement shall be duly organized and validly existing under the laws of its jurisdiction of organization as of the date of its organization, and shall have all organizational powers required to carry on its business as shall be proposed to be conducted.

(b) To the extent in existence, the authorized and issued and outstanding shares, membership interests or other voting or equity interests of each such Acquired Entity is set forth in Section 3.06(b) of the Disclosure Schedule. Such issued and outstanding shares, or equity interests of each Acquired Entity that are reflected on Section 3.06(b) of the Disclosure Schedule as being owned by Seller constitute all of the Purchased Shares and are owned beneficially and of record directly or indirectly by Seller free and clear of any Lien (other than Liens arising under applicable securities laws), and have been duly authorized and validly issued and, to the extent such terms are applicable, are fully paid and non-assessable. Except as set forth in Section 3.06(b) of the Disclosure Schedule, there are no outstanding (i) shares of capital stock, equity interest or voting securities of any Acquired Entity, (ii) securities of any Acquired Entity convertible into or exchangeable for shares of capital stock, equity interest or voting securities of such Acquired Entity, or (iii) options, phantom equity, equity appreciation or similar rights, or other rights to acquire from any Acquired Entity, or other obligations of any Acquired Entity to issue, any capital stock, equity interest, voting securities or securities convertible into or exchangeable for capital stock, equity interest or voting securities of such Acquired Entity (the foregoing, collectively, “Acquired Entity Securities”). Except for this Agreement, there are no binding agreements, arrangements, warrants, preemptive rights, options, puts, rights or other outstanding commitments or rights, to which Seller or any Acquired Entity is a party relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the Acquired Entity Securities. There are no outstanding obligations of any Acquired Entity to repurchase, redeem or otherwise acquire any outstanding Acquired Entity Securities. Seller has made available to Buyer true, correct and complete copies of all applicable organizational, constitutional or governing documents of each Acquired Entity (including all amendments thereto) as in effect as of the date of this Agreement. No Acquired Entity is in violation of any of the provisions of its applicable organizational, constitutional or governing documents.

(c) Except as would not be material to the Business, individually or in the aggregate, each Acquired Entity that is in existence as of the date of this Agreement is, and each Acquired Entity that is organized after the date of this Agreement will be, to the extent legally applicable, in good standing as a foreign entity in each jurisdiction where such qualification is necessary.

Section 3.07 Financial Documents.

(a) Section 3.07(a) of the Disclosure Schedule sets forth unaudited balance sheets of the Business as of December 31, 2020 and December 31, 2021 and unaudited income statements of the Business for the year-to-date period then ended (the “Annual Financial Information”), and an unaudited balance sheet of the Business as of June 30, 2022 and an unaudited income statement of the Business for the six (6) month period then ended (the “Latest Financial Information” and collectively with the Annual Financial Information, the “Business Financial Information”). The Business Financial Information has been prepared from and is consistent with the audited consolidated financial statements of Parent (the “Parent Financial Statements”) for the relevant periods.

(b) Except as set forth in Section 3.07(b) of the Disclosure Schedule, the Business Financial Information presents fairly, in all material respects in accordance with IFRS, the financial condition of the Business as of the dates and for the periods specified therein and the results of the operations of the Business for the periods indicated and changes in financial condition for the respective periods covered thereby; provided that (i) throughout the periods covered by the Business Financial Information, the Business has not operated as separate stand-alone entities of Parent, and instead the balance sheet and results of operations of the Business have been reported within the Parent Financial Statements, and (ii) stand-alone financial statements have not historically been prepared for the Business. The Business Financial Information have been prepared from the books of account and ledgers of Parent and its Subsidiaries and in accordance with the adjustments, methodologies and assumptions applied in the preparation of the Parent Financial Statements; provided, however that the Business Financial Information (x) does not reflect normal year-end adjustments (the effect of which will not be materially adverse) and reclassifications for months which are not a year-end and (y) does not contain footnote disclosures. The adjustments, methodologies and assumptions applied in the preparation of the Business Financial Information have been prepared in good faith.

(c) The trade receivables and notes receivable which are reflected on the Business Financial Information, or which arose subsequent to the date of the Latest Financial Information, arose out of bona fide, arms-length transactions and are properly reflected in the Business Financial Information (if in existence as of the applicable dates). All such receivables are good and collectible (or have been collected) in the Ordinary Course in accordance with their terms, and at the aggregate recorded amounts thereof, using normal collection practices, less the amount of applicable reserves for doubtful accounts and for allowances and discounts (if any).

(d) The inventory of the Acquired Entities, whether or not reflected in the Latest Financial Information, consists of a quality and quantity usable and salable in the Ordinary Course. All such inventory is owned by the Acquired Entities free and clear of any Liens (except for Permitted Liens), and no inventory is held on a consignment basis.

Section 3.08 Absence of Certain Changes. Since the Reference Date, the Business has been conducted in the Ordinary Course and there has not been any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.09 No Undisclosed Material Liabilities. There are no liabilities of the Acquired Entities, other than (a) liabilities specifically provided for in the Business Financial Information or disclosed in the notes thereto; (b) liabilities incurred in the Ordinary Course since the Reference Date (none of which is a liability for breach of contract, breach of warranty, tort, infringement or violation of Applicable Law); (c) liabilities incurred in connection with the transactions contemplated by this Agreement; and (d) other liabilities which, individually or in the aggregate, would not reasonably be expected to be adverse to the Business, taken as a whole.

Section 3.10 Material Contracts.

(a) Section 3.10 of the Disclosure Schedule sets out the following Contracts related to the Business in effect as of the date of this Agreement to which Seller or any of its Affiliates are currently subject or bound (but excluding any Business Benefit Plan), (collectively, any such Contracts that are, or are required to be, set forth on Section 3.10 of the Disclosure Schedule, the “Material Contracts”):

(i) any Contract (or group of related Contracts with the same Person) (excluding purchase orders entered into in the Ordinary Course) that Seller reasonably anticipates will involve annual payments or consideration furnished to Seller and its Affiliates (individually or in the aggregate) of more than seven hundred fifty thousand dollars ($750,000) per annum;

(ii) any binding sales, distribution or other similar Contracts (excluding purchase orders entered into in the Ordinary Course) providing for the purchase by Seller and its Affiliates of materials, supplies, goods, services, equipment or other tangible assets requiring annual payments by Seller and its Affiliates of seven hundred fifty thousand dollars ($750,000) or more during the current fiscal year;

(iii) any lease (whether of real or personal property and including sale leaseback arrangements) requiring Seller and its Affiliates to make (A) annual rental payments of one million dollars ($1,000,000) during the current fiscal year, or (B) aggregate rental payments of one million dollars ($1,000,000) or more during the current fiscal year, in each case, that cannot be terminated on not more than one hundred and twenty (120) days’ notice without payment by Seller or any of its Affiliates;

(iv) any Contract that grants any Acquired Entity an equity or other interest in any partnership, joint venture, strategic alliance, limited liability company or other similar agreement involving a sharing of profits, losses, costs or liabilities with any other Person or involving sharing of equity interests;

(v) any Contract (A) containing covenants limiting the freedom of the Business to engage or participate or compete in any line of business, or with any Person or in any geographic region or (B) granting a third party exclusive rights of any type or scope with respect to any applicable products, technology, rights in Intellectual Property or other aspects of the Business;

(vi) any Contract as obligor or guarantor relating to indebtedness for borrowed money (excluding intercompany loans) in excess of one million dollars ($1,000,000) or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(vii) any Business Intercompany Contract;

(viii) any Contracts to which Seller or any of its Affiliates obtains from a third party a license under any Intellectual Property (including any settlement, co-existence, covenant not to sue, or similar agreements), other than any licenses for non-customized commercial or off the shelf computer software that are generally available on nondiscriminatory pricing terms;

(ix) any agreement pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license, a covenant not to sue, and similar rights) or interest in, any Business Intellectual Property, excluding non-exclusive licenses granted or obtained in the Ordinary Course;

(x) any Contract involving resolution or settlement of any actual or threatened Action (A) in an amount greater than one million dollars ($1,000,000) that has not been fully performed by Seller or its Affiliates or (B) otherwise imposes continuing obligations on Seller or any of its Affiliates;

(xi) any Contract containing “most-favored nation,” “most favored pricing” or similar clauses in favor of any Person;

(xii) any Contract pursuant to which Seller or any of its Affiliates grants any other party any rights of first refusal, rights of first negotiation, or similar rights;

(xiii) any Contract providing for Seller or any of its Affiliates to indemnify a third party;

(xiv) any Contract with any Governmental Authority;

(xv) any Contract entered into since December 31, 2019 relating to the acquisition or divestiture (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of businesses or the future acquisition or divestiture (whether by merger, sale of stock, sale of assets or otherwise) of any Person or material line of business in an amount greater than five hundred thousand dollars ($500,000);

(xvi) any Contracts between or among any Acquired Entity, on the one hand, and any of its respective executive-level employees or officers or directors, on the other hand (other than employment agreements or other agreements related to compensation);

(xvii) any Contracts with any sole supplier of goods or services to any Acquired Entity for which there is not a reasonably available alternative on substantially similar terms;

(xviii) any collective bargaining agreement or other Contracts with any labor union, works council, trade council or other labor organization;

(xix) any stock purchase, stock option, restricted stock, restricted stock unit or similar plans of the Acquired Entities;

(xx) Premises Sublease Agreement, by and between VINA – CPK COMPANY LIMITED and ASSA ABLOY Smart Product Vietnam Co., Ltd., dated July 23, 2019; and

(xxi) any Contracts that cannot be terminated without a monetary penalty on less than ninety (90) days’ notice.

(b) Seller has made available to Buyer copies of each Material Contract set forth on the Disclosure Schedule. Each Material Contract is a valid and binding agreement of Seller or its Affiliates party thereto and, to the knowledge of Seller, each other party to such Material Contract. Each Material Contract is enforceable against the applicable Acquired Entity and, to the knowledge of Seller, each other party to such Material Contract in accordance with its terms. Neither Seller nor such applicable Affiliate nor, to the knowledge of Seller as of the date hereof, any other party thereto is in default or breach in any respect under the terms of any such Material Contract and there does not exist any event, condition or omission that would constitute such a default or breach (whether by lapse of time or notice or both). No party to any Material Contract has given written notice to Seller or any Acquired Entity of its intention to cancel, terminate, or otherwise modify or accelerate the obligations of any Acquired Entity under such Material Contract.

Section 3.11 Litigation. Except as set out in Section 3.11 of the Disclosure Schedule:

(a) There are no material Actions pending against or, to the knowledge of Seller, threatened against, Seller or any of its Affiliates in respect of the Business nor has there been any such Action since December 31, 2019;

(b) Neither Seller nor any of its Affiliates is or since December 31, 2019 has been a party or subject to, or in default under, any material Order, and each such party is in compliance with all settlement agreements or similar written agreements with any Governmental Authority and outstanding orders, enforcement notices, judgments, decrees, awards, rulings, decisions, verdicts, subpoenas and injunctions entered or issued by any Governmental Authority in relation to the Business, other than any such noncompliance that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole; and

(c) As of the date hereof, there are no pending or, to the knowledge of Seller, threatened Actions, investigations or proceedings involving Seller or any of its Affiliates that would seek to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby.

Section 3.12 Compliance with Laws; Permits.

(a) Since January 1, 2019, Seller and the Acquired Entities have not been in violation of, have not been under investigation with respect to, and to the knowledge of Seller, have not been threatened to be charged with any violation of, any Applicable Law relating to the conduct of the Business, except in each case of the foregoing as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole.

(b) Since December 31, 2019, Seller and the Acquired Entities have held all permits, licenses, registrations, regulatory clearances, approvals, certifications and other similar items granted by or issued pursuant to the authority of a Governmental Authority and necessary for the operation of the Business (collectively, “Permits”), except for those, the absence of which, individually or in the aggregate, would not reasonably be expected to be material to the Business, taken as a whole. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Seller, threatened, which would reasonably be expected to result in the revocation or termination of any such Permit, except for any such revocation or termination as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. Neither the execution of this Agreement, nor the performance by Seller or any Acquired Entity of their obligations hereunder will invalidate or adversely affect any such Permits.

(c) No Representative of Seller or of any Acquired Entity is or, since January 1, 2019, has been party to: (i) the use of any assets of Seller or any Acquired Entity for improper or unlawful contributions, gifts, entertainment or other improper or unlawful expenses relating to political activity or to the making of any direct or indirect improper or unlawful payment to government officials or employees, or private officers or employees, from such assets; (ii) the establishment or maintenance of any improper, unlawful or unrecorded fund of monies or other assets; (iii) the making of any false or fictitious entries on the books or records of Seller or any Acquired Entity; (iv) the making of any improper, unlawful or undisclosed payment; or (v) the making or authorization of any payment, contribution, or gift of money, property or services involving the direct or indirect use of any funds of Seller or any Acquired Entity (including entertainment or other expenses), in each case in contravention of Applicable Law, (A) as a “kickback” or bribe to any Person, or (B) to any political organization or the holder of (or Person who seeks) any elective or appointive public office related to political activity or otherwise related to political activity.

(d) Since January 1, 2019, no Business Employee, Representatives of Seller or of any Acquired Entity or any other Person acting on behalf of the Business, in each case in their capacity as such, is or has been engaged in any activity or conduct that has resulted or would reasonably be expected to result in a violation of any Anti-Corruption Laws or any Applicable Law relating to economic or trade sanctions, including the laws or regulations implemented by the Office of Foreign Assets Control of the United States Department of the Treasury and any similar laws or regulations in other jurisdictions.

(e) Since December 31, 2019, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, (i) there are no allegations of sexual harassment made against any officer or director of Seller, any Acquired Entity, or against any Representative thereof, and (ii) neither Seller nor any Acquired Entity has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by a Representative of Seller or any of any Acquired Entity.

(f) Since January 1, 2019, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, neither Seller nor any Acquired Entity has: (i) been under any administrative, civil or criminal investigation, audit, indictment or information request by any Governmental Authority; (ii) been the subject of any audit or investigation by Seller, in each case, with respect to any alleged act or omission arising under or relating to any Contract or subcontract with any Governmental Authority; (iii) been debarred or suspended from doing business with any Governmental Authority nor received written notice that any such suspension or debarment action has been proposed; or (iv) been convicted of a crime for which the maximum potential sentence which could have been imposed exceeded imprisonment for one (1) year.

Section 3.13 Real Property; Liens.

(a) Neither Seller nor any of its Affiliates is obligated or bound by any contractual rights to sell, lease or acquire any real property (except under the Real Property Leases) with respect to the Business. Seller and its Affiliates have good and valid title to all of the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b) Section 3.13(b) of the Disclosure Schedule sets forth a complete and accurate list of all leases, subleases, licenses or other occupancy agreements (each a “Real Property Lease”) pursuant to which Seller or any of its Affiliates leases (as tenant) or subleases (as subtenant) real property for use in the conduct of the Business (the “Leased Real Property”), true and correct copies of which have previously been made available to Buyer. With respect to each Leased Real Property:

(i) Seller or its Affiliates (as the case may be) have a valid leasehold (or subleasehold) interest in such Leased Real Property, free and clear of Liens (except Permitted Liens);

(ii) Seller or its Affiliates (as the case may be) are in possession of such Leased Real Property;

(iii) Seller or its Affiliates (as the case may be) and, to the knowledge of Seller, each other party to such Real Property Lease have performed in all material respects all material obligations required to be performed by them under such Real Property Lease, and neither Seller nor its Affiliate (as the case may be) or, to the knowledge of Seller, each other party to such Real Property Lease are in default thereunder beyond all applicable notice and cure periods; and

(iv) Seller or its Affiliates (as the case may be) have not received notice of termination with respect to, and to the knowledge of Seller, no party has threatened to terminate, such Real Property Lease.

Neither Seller nor its Affiliates have assigned, transferred or pledged any interest in any of the Real Property Leases.

(c) There are no pending or, to knowledge of Seller, threatened condemnation or eminent domain proceedings or similar Actions that affect any Real Property. No Person other than Seller or its Affiliates (as the case may be) has any right in any of the Leased Real Property or any right to use or occupy any portion of the Leased Real Property. To the knowledge of Seller, the improvements on the Real Property are in good working condition, suitable for intended use thereof and in compliance with Applicable Law.

(d) The Real Property represents all of the real property used in the conduct of the Business in the manner in which it is now owned, operated, used and maintained. Seller and its Affiliates have the full right and authority to use and operate all of the improvements currently being used in the Business and located on the Real Property, subject to Applicable Law and Permitted Liens.

Section 3.14 Customers and Suppliers.

(a) Section 3.14(a) of the Disclosure Schedule sets forth complete and accurate lists (separated by applicable fiscal year) of the top ten (10) customers of the Business (on a consolidated basis) as measured by the dollar amount of annual recurring revenue, for the fiscal year ended December 31, 2021 and the six (6) month period ended June 30, 2022 (the “Major Customers”), together with the amount received by Seller or its Affiliates (as the case may be), in the aggregate, from each Major Customer during such periods in respect of the Business. No Major Customer has (i) materially reduced its business with any Acquired Entity or the Business from the levels achieved during the fiscal year ended December 31, 2021, or (ii) since December 31, 2019, cancelled or otherwise terminated its relationship with the Business or any Acquired Entity and neither Seller nor any Acquired Entity has received any notice, and Seller and the Acquired Entities have no reason to believe, that any Major Customer has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce or otherwise limit or alter its relationship with any Acquired Entity or the Business (whether as a result of the consummation of the transactions contemplated by this Agreement, the other Transaction Documents or otherwise).

(b) Section 3.14(b) of the Disclosure Schedule sets forth complete and accurate lists (separated by applicable fiscal year) of the top ten (10) suppliers of goods or services to the Business (on a consolidated basis) as measured by the dollar volume of purchases, for the fiscal year ended December 31, 2021 and the six (6) month period ended June 30, 2022 (the “Major Suppliers”), together with the amount of payments to each such Major Supplier during such periods in respect of the Business. No Major Supplier has (i) materially reduced its business with any Acquired Entity or the Business from the levels achieved during the fiscal year ended December 31, 2021, or (ii) since December 31, 2019, cancelled or otherwise terminated its relationship with the Business or any Acquired Entity and neither Seller nor any Acquired Entity has received any notice, and Seller and the Acquired Entities have no reason to believe, that any Major Supplier has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce or otherwise limit or alter its relationship with any Acquired Entity or the Business (whether as a result of the consummation of the transactions contemplated by this Agreement, the other Transaction Documents or otherwise).

(c) Neither Seller nor any Acquired Entity has received written notice of (or, to the knowledge of Seller, has been threatened in respect of) any material claim, dispute or controversy with any Major Customer or Major Supplier, and no Acquired Entity has received written notice of (or, to the knowledge of Seller, has been threatened in respect of) any material claim, dispute or controversy with any of its other customers or suppliers.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Disclosure Schedule contains a correct and complete list of all registrations and applications for registration of Patents (including the country of filing, owner, filing number, date of issue or filing, expiration date and title), Trademarks (including country of filing, description of goods or services, registration or application number and date of issue), Copyrights (including description of the work, country of filing, owner, filing number, date of issue and expiration date) and domain names included in the Transferred Intellectual Property. All Business Intellectual Property is subsisting, valid and enforceable. Without limiting the generality of the foregoing, no interference, opposition, cancellation, reissue, reexamination or other Action is pending or, to the knowledge of Seller, threatened, in which the scope, validity or enforceability of any Registered Business IP is being contested or challenged.

(b) Seller and its Affiliates are the sole and exclusive owner of all right, title and interest in and to the Business Intellectual Property, free and clear of all Liens (other than Permitted Liens) and including all right, title, and interest to sue for past, present and future interference with, infringement upon, or misappropriation or other violation of any Business Intellectual Property. Upon the closing Buyer or the Acquired Entities will own all right, title and interest in and to the Transferred Intellectual Property, free and clear of all Liens (other than Permitted Liens) and including all right, title, and interest to sue for past, present and future interference with, infringement upon, or misappropriation or other violation of any Transferred Intellectual Property.

(c) Except for the Seller Names and Marks, the Business Intellectual Property constitutes all of the Intellectual Property owned by Seller and its Affiliates that is necessary to conduct the Business following the Closing in substantially the same manner as it is currently conducted. Seller and its Affiliates own or otherwise have a valid license right to use, and after the Closing, Buyer will own or have a valid license right to use, all Intellectual Property necessary to conduct the Business.

(d) The conduct of the Business as currently conducted is not infringing, misappropriating, diluting or otherwise violating, and the conduct of the Business has not, since December 31, 2019, infringed, misappropriated, diluted or otherwise violated, any Intellectual Property of any Person. To the knowledge of Seller, no third party is infringing any Business Intellectual Property. Seller has not received written notice of any, and there are no, Actions that are pending or threatened in writing against Seller or any of its Affiliates that (A) challenge the validity, registration, scope, use, ownership or enforceability of any Business Intellectual Property or (B) allege that the Business has infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any Person, including any letter or other written communication suggesting or offering that Seller of any of its Affiliates obtain a license to any Intellectual Property of another Person. No Transferred Intellectual Property is subject to any outstanding agreement, covenant, judgment, injunction, order or decree restricting the use or enforcement thereof by Seller or any of its Affiliates or that will restrict the use or enforcement thereof by any Acquired Entity following the Closing.

(e) All documents and instruments necessary to establish, perfect and maintain the rights of Seller in any Registered Business IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority. All maintenance fees, annuities, and renewals due or payable with respect to the Registered Business IP as of the date hereof have been, and as of the Closing will have been, timely paid.

(f) Since December 31, 2019, neither Seller nor any of its Affiliates has received any written charge, complaint, claim, demand, or notice alleging that any Transferred Intellectual Property licensed by Seller or any of its Affiliates to any third party was done in conflict with the rights of any other third party and, to the knowledge of Seller, no such license has been granted.

(g) Seller has not sent to any third party since December 31, 2019 or otherwise communicated to another Person since December 31, 2019 any written charge, complaint, claim, demand or notice asserting infringement or misappropriation of, or other conflict with or violation of, any Business Intellectual Property by such other Person, including, without limitation, any rights of Seller or any of its Affiliates in and to any Business Intellectual Property.

(h) Seller and its Affiliates have taken commercially reasonable steps designed to protect and maintain the confidentiality of, and otherwise protect and enforce its rights in, trade secrets included in the Business Intellectual Property. No material trade secret has been disclosed by Seller or any of its Affiliates other than to employees, contractors, consultants, representatives and agents of Seller or its Affiliates pursuant to written confidentiality agreements or has been disclosed or misappropriated by any other Person.

(i) Each employee of or contractor or consultant to Seller or its Affiliates that is or has been involved in the development, creation, invention or authorship of any Intellectual Property has entered into a written agreement with Seller by which such employee or contractor or consultant discloses and assigns, and is required to disclose and assign, such Intellectual Property to Seller. No funding, facilities or personnel of any Governmental Authority or any university, research or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Transferred Intellectual Property.

(j) Seller and its Affiliates have complied in all material respects with the conditions and obligations of licenses for any Open Source Software that is incorporated into, integrated or bundled with, or derived from or linked to any Business Software. Except as set forth in Section 3.15(j) of the Disclosure Schedule, none of the Business Software uses, incorporates, or is integrated or bundled with or derived from or linked to any Open Source Software or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any Person any rights to or immunities under any Business Intellectual Property or (ii) require the disclosure, distribution, license of the source code included in any Business Intellectual Property, whether for free or at a charge, in each case under the terms of the same license by which such Open Source Software was licensed.

(k) Neither Seller nor any of its Affiliates has delivered, licensed or made available to any escrow agent or other Person who is not an employee or contractor of Seller or its Affiliates any source code for Business Software. Neither Seller nor any of its Affiliates has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Business Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in Seller or any of its Affiliates’ delivery, license or disclosure of the source code for any Business Software to any other Person.

(l) Neither the execution, delivery or performance of this Agreement or any other Transaction Documents nor the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Business Intellectual Property; (ii) the release, disclosure or delivery of any Business Intellectual Property by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of Business Intellectual Property or any Intellectual Property owned by Buyer.

(m) Neither Seller nor any of its Affiliates has made any submission or suggestion to, nor is Seller or any of its Affiliates or any Transferred Intellectual Property subject to any agreement with, any standards body or other entity that would obligate Seller or any of its Affiliates or Buyer to grant licenses to, or otherwise impair or limit its control of, its respective Intellectual Property.

Section 3.16 Privacy and Data Security.

(a) The Acquired Entities have implemented and maintained an Information Security Program that includes: (i) written policies and procedures regarding Personal Data, and the Processing thereof; (ii) administrative, technical and physical safeguards designed to protect the security, confidentiality, availability, and integrity of any Personal Data, controlled, held, or Processed by the Acquired Entities; (iii) disaster recovery, business continuity, incident response, and security plans, procedures and facilities; and (iv) protections against Security Incidents, malicious code, and against loss, misuse, unauthorized access to, and disruption of, the Processing of Business Data or Business Systems.The Acquired Entities have established, and since December 31, 2019 have been in material compliance with, their Information Security Program. The Acquired Entities have (i) assessed and tested their respective Information Security Program in accordance with Information Privacy and Security Requirements and industry standards and (ii) remediated all known critical and high risks and vulnerabilities in accordance with the Information Security Program and industry standards. None of the Business Software contains any (A) material bugs, errors or defects or (B) “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “exploit” or “virus” (as these terms are commonly used in the computer software industry) or other undocumented software or hardware components intended to provide unauthorized access to, or disruption, disablement, erasure or otherwise impeding or maliciously exploiting in any manner any software, hardware, data or other IT Assets. All Business Data will continue to be available for Processing by the Acquired Entities following the Closing on substantially the same terms and conditions as existed immediately before the Closing.

(b) The Business Systems (i) operate and perform in all commercially reasonable material respects in accordance with their documentation and functional specifications, (ii) are in good working condition (subject to normal wear and tear) and adequate for the current needs of the Business, including as to reliability and capacity, and (iii) since December 31, 2019 have not malfunctioned or failed in a manner that has caused material disruption to the Business.

(c) To the knowledge of Seller, the Acquired Entities (i) have not suffered and are not suffering a Security Incident, (ii) have not been and are not adversely affected by any malicious code, ransomware or malware attacks, or denial-of-service attacks on any Business Systems, (iii) have not been and are not required to notify any Person or Governmental Authority of any Security Incident, and (iv) have not received notice of the occurrence of (i), (ii), or (iii) by any Data Processor. To the knowledge of Seller, neither the Acquired Entities nor any third party acting at the direction or authorization of the Acquired Entities has paid any perpetrator of any actual or threatened Security Incident or cyber attack, including, but not limited to a ransomware attack or a denial-of-service attack.

(d) To the extent required by Information Privacy and Security Requirements or Privacy Policies, (i) the Acquired Entities encrypt Personal Data, and (ii) the Acquired Entities securely delete or destroy Personal Data. The Acquired Entities have complied with Information Privacy and Security Requirements in connection with any selling (as defined by the California Consumer Privacy Act of 2018) of Personal Data to Persons or other third parties. Neither the execution, delivery or performance of this Agreement nor any of the other agreements contemplated by this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements violate any Information Privacy and Security Requirements or Privacy Policies. Where the Acquired Entities use a Data Processor to Process Personal Data, the Acquired Entities have taken commercially reasonable measures to obtain guarantees, warranties or covenants from such Data Processor in relation to Processing of Personal Data, confidentiality, or security measures in a manner sufficient for the Acquired Entities’ material compliance with Information Privacy and Security Requirements.

(e) The Acquired Entities and, to the knowledge of the Seller, its Data Processors, materially comply and, since December 31, 2019, have materially complied with Privacy Policies and all Information Privacy and Security Requirements. To Seller’s knowledge, the Acquired Entities have not received a written notice (including any enforcement notice), letter, or complaint from a Governmental Authority or any Person alleging noncompliance or potential noncompliance with any Information Privacy and Security Requirements or Privacy Policies and has not been subject to any proceeding relating to noncompliance or potential noncompliance with Information Privacy and Security Requirements or the Acquired Entities’ Processing of Personal Data. Acquired Entities only make international transfers of Personal Data where such transfers comply with Information Privacy and Security Requirements and Privacy Policies. The Acquired Entities are covered by a cyber liability insurance policy. The representations and warranties set forth in this Section 3.16 are the sole and exclusive representations and warranties of Seller and its Affiliates with respect to privacy and data security matters relating to the Acquired Entities and the Business.

Section 3.17 Employees and Benefit Plans.

(a) Section 3.17 of the Disclosure Schedule lists each material Business Benefit Plan, and in each case indicates whether an Acquired Entity is the sponsor of such Business Benefit Plan or has any contractual liabilities or obligations thereunder; provided, that Seller shall not be required to disclose any employment agreements or offer letters using Seller’s standard form and providing for annual base compensation of less than two hundred thousand dollars ($200,000). For each material Assumed Benefit Plan, Seller has made available to Buyer a copy or description of such plan (or in the case of individual agreements that are based on a form agreement, a copy of such form) and all material amendments thereto and, if applicable, (i) the plan’s annual return/report (such as a Form 5500 or other local jurisdiction equivalent) for the two most recently completed plan years; (ii) all trust agreements or other funding arrangements and amendments thereto; (iii) the current prospectus or summary plan description and all summaries of material modifications; and (iv) the most recent favorable determination or opinion letter from the IRS. For each such material Business Benefit Plan that is not an Assumed Benefit Plan, Seller has made available to Buyer a copy or description of such plan (or in the case of individual agreements that are based on a form agreement, a copy of such form) and all material amendments thereto.

(b) Each Business Benefit Plan has been maintained in compliance in all material respects with its terms and all Applicable Law, including ERISA and the Code. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the knowledge of Seller, is threatened against or threatened to involve, any Business Benefit Plan.

(c) No Acquired Entity nor any of their ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA, including any “defined benefit plan” (within the meaning of Section 3(35) of ERISA), “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code).

(d) No Business Benefit Plan other than an Assumed Benefit Plan is or will be directly or indirectly binding on Buyer by virtue of the transactions contemplated hereby. Buyer and its Affiliates (including without limitation, on an after the Closing, the Acquired Entities) shall have no liability for, under, with respect to or otherwise in connection with any Business Benefit Plan, which liability arises under ERISA or the Code, by virtue of an Acquired Entity being aggregated with any other person that is an ERISA Affiliate (other than with an Acquired Entity) in a controlled group or affiliated service group for purposes of ERISA or the Code at any relevant time prior to Closing.

(e) (i) No Business Benefit Plan provides any post-retirement medical, dental or life insurance benefits to any Business Employee (other than coverage mandated by Applicable Law, including COBRA); and (ii) no Acquired Entity maintains or has any obligation to contribute to any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or other funding arrangement for the provision of welfare benefits.

(f) Each Business Benefit Plan maintained solely for the benefit of Business Employees subject to federal income taxation in the United States that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired. Except as would not result in liability to the Acquired Entities, each Business Benefit Plan has been maintained in material compliance with its terms and Applicable Law.

(g) Subject to Buyer’s performance of its obligations under Article 9, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein (either alone or upon the occurrence of any additional or subsequent event), will cause any (i) payments or other amounts to become due or payable to any Business Employee (including, without limitation, any payment that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code) or (ii) payment, acceleration, vesting or increase in benefits to any Business Employee, in each case under any Business Benefit Plan.

(h) (i) No Benefit Plan (for purposes of Section 409A of the Code), including the administration and settlement thereof, is or has been or will be in violation of Section 409A of the Code such that any tax or other penalty would be due (from any person) under Section 409A of the Code and (ii) neither Seller nor any Acquired Entity has any obligation to gross-up, indemnify or otherwise reimburse any current or former Business Employee for any Tax incurred by such Business Employee, including under Section 409A, 457A or 4999 of the Code.

(i) No Action (other than routine claims for benefits) is pending against or involves or, to the knowledge of Seller, is threatened against or threatened to involve, any Business Benefit Plan.

(j) All contributions required to be made to any Business Benefit Plan on behalf of the Business Employees by Applicable Law or pursuant to the terms of such Business Benefit Plan for any period through the date hereof that are due have been timely made or, to the extent not required to be made on or before the date hereof, have been properly reflected in the Business Financial Information.

(k) Seller and the Acquired Entities are, with respect to Business Employees, in material compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification (including exemption and independent contractor classification), discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans, except for failures to comply that, individually or in the aggregate, would not result in any liability to the Acquired Entities.

(l) With respect to any Business Employee, (i) there is no collective bargaining, works council or other agreement with any employee representative group, nor is any such agreement presently being negotiated; (ii) to the knowledge of Seller, there is no union organizing activity currently pending with regard to any Business Employees, nor has there been any such activity since December 31, 2019; (iii) there is no concerted labor strike or stoppage pending or, to the knowledge of Seller, threatened, that relates to the Business Employees; and (iv) there is no union, works council, health and safety committee or other employee representative group which, pursuant to Applicable Law or agreement, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

Section 3.18 Taxes. Except to the extent related to U.S. federal, state or local Taxes (or Tax Returns) of Seller or a Seller Group:

(a) All income and other material Tax Returns required to be filed by each Acquired Entity have, in each case, been timely filed with the appropriate taxing authorities. Each such Tax Return is true, correct and complete in all material respects (taking into account applicable extensions).

(b) All material Taxes due and payable by or with respect to each Acquired Entity (whether or not shown to be due and payable on any Tax Return) have been timely paid in full.

(c) Each Acquired Entity has withheld or collected all material Taxes required by Applicable Law to have been withheld or collected in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party, and all such Taxes withheld or collected have been timely paid over to the proper authorities to the extent due and payable. Each Acquired Entity has timely and properly withheld or collected all material sales, use, ad valorem, and value added Taxes and has timely remitted all such Taxes to the proper authorities to the extent due and payable.

(d) There is no Action now pending or threatened in writing against or with respect to any Acquired Entity in respect of any Tax.

(e) There are no agreements or arrangements with any Taxing Authority with regard to Tax liabilities of any Acquired Entity, other than settlements or compromises with respect to asserted Tax liabilities for prior Tax years that do not impose any payment obligation on such Acquired Entity after the Closing Date.

(f) There are no outstanding proposed tax adjustments with respect to any Acquired Entity or outstanding proposed tax adjustments with respect to Seller the non-payment of which, in each case, would result in a Lien on any asset of an Acquired Entity (other than a Permitted Lien or other Lien that would not be material to the Business, taken as a whole).

(g) During the three (3) year period ending on the date hereof, none of the Acquired Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h) None of the Acquired Entities is or has been a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) (or similar provision of state, local or foreign law).

(i) None of the Acquired Entities will be required to include any material item of income in, or exclude any material item of deduction or loss from, a taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. law) executed on or prior to the Closing Date, (iii) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including pursuant to Code Sections 455 or 456), or any applicable provision of state, local or non-U.S. Law, in each case received on or prior to the Closing Date other than in the Ordinary Course or (iv) change in method of accounting made prior to the Closing Date, including under Section 481(a) of the Code or any similar law, or use of an improper method of accounting for any Pre-Closing Tax Period.

(j) All transactions and agreements between any of Seller and the Acquired Entities and any related entities have been carried out on an arm’s length basis and comply in all respects with all applicable transfer pricing requirements.

(k) (i) The accruals and reserves for unpaid Taxes of the Acquired Entities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) specifically set forth and included in the Business Financial Information are adequate in accordance with IFRS to fully cover all Taxes accrued or accruable through the date hereof and such reserves for Taxes, as adjusted for operations and transactions and the passage of time through the Closing Date, are adequate to cover all unpaid Taxes of the Acquired Entities accruing through the Closing Date, and (ii) none of the Acquired Entities nor Seller has any liability for Taxes incurred after the date of the Business Financial Information other than Taxes incurred by it in the Ordinary Course.

(l) Section 3.17 (solely to the extent related to Taxes) and this Section 3.18 contain the sole and exclusive representations and warranties of Seller with respect to Taxes. No representation or warranty is made in this Agreement with respect to the amount, sufficiency or availability of any Tax Asset available in or to be carried forward to a Post-Closing Tax Period.

Section 3.19 Environmental Compliance(a) . Except as to matters that would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, or as set forth in Section 3.19 of the Disclosure Schedule:

(a) with respect to the Business and the Leased Real Property of Seller, Seller and the Acquired Entities are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all permits, licenses, registrations and certifications required under Environmental Law to operate the Business;

(b) since December 31, 2019, there has been no Action pending or, to the knowledge of Seller, threatened, which (i) alleges a violation of or liability under any Environmental Law for which any of the Acquired Entities are reasonably expected to have liability, (ii) relates to the Business, and (iii) has not been settled, dismissed, paid or otherwise resolved;

(c) there has been no Release of Hazardous Substances at, on, or under the Leased Real Property requiring investigation, remediation or other response action by Seller or any of the Acquired Entities pursuant to Environmental Law;

(d) neither Seller nor any of the Acquired Entities is party to any order that imposes any material continuing obligation under any Environmental Laws on any of the Acquired Entities or the Business; and

(e) no Leased Real Property is on premises where Hazardous Substances have been released, disposed or discharged into the environment, including migration of such substances from or to said premises, in concentrations or in a manner that would reasonably be expected to (i) give rise to any material obligation of the owner or occupant to undertake investigation or remediation, or (ii) otherwise cause the owner or occupant to incur any material liability.

Section 3.20 Condition and Sufficiency of Assets. Seller or an Acquired Entity (as of the Closing) own good and marketable title to, or hold a good and valid leasehold interest in, all of the personal property of the Business, free and clear of all Liens, except for Permitted Liens. Each such item of personal property is in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the Ordinary Course and obsolescence in the Ordinary Course. The personal property of the Acquired Entities, together with all other properties and assets of Seller or its Affiliates made available under the Transition Services Agreement, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the rights, property and assets necessary to conduct the Business.

Section 3.21 Product Liability; Warranty. There is no existing, and has been no, material product liability, warranty, recall or post-sale warning or similar action conducted by, or against, Seller or any of the Acquired Entities since December 31, 2019 with respect to any product designed, manufactured, serviced, produced, modified, distributed or sold by or on behalf of the Business. Each such product manufactured, sold or delivered by any Acquired Entity or with respect to any services rendered by any Acquired Entity has been in conformity in all material respects with contractual commitments and express warranties.

Section 3.22 Finders’ Fees. Except for BofA Securities, Inc., whose fees shall be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

Section 4.01 Corporate Existence and Power. Buyer is a legal entity, duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate or other similar organizational powers required to carry on its business as now conducted.

Section 4.02 Buyer Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within Buyer’s corporate or other similar organizational powers and have been duly authorized by all necessary or similar organizational action on the part of Buyer and no additional authorization or consent is required in connection with the execution and delivery and performance by Buyer of this Agreement or the transactions contemplated hereby. The execution, delivery and performance of each other Transaction Document to which Buyer or any of its Affiliates is a party, by Buyer and any such Affiliates, and the consummation of the transactions contemplated thereby, are within Buyer’s and any such Affiliate’s corporate or other similar organizational powers and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary corporate or other similar organizational action on the part of Buyer and any such Affiliates and no additional authorization or consent is required in connection with the execution, delivery and performance of any other Transaction Document to which Buyer is a party, by Buyer. Assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions. Assuming due and valid execution by each other party thereto, each other Transaction Document to which Buyer or any of its Affiliates is a party constitutes or, upon the execution and delivery thereof by Buyer and any such Affiliate, shall constitute, a valid and binding agreement of Buyer and any such Affiliate, enforceable against Buyer and any such Affiliate in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03 Governmental Authorization. The execution, delivery and performance by Buyer and its Affiliates of this Agreement and each other Transaction Document to which Buyer or its Affiliates is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of Investment Laws; (b) compliance with any applicable securities laws; (c) the filing of applications and notices with, and receipt of approvals, licenses or consents of, the Governmental Authorities set forth in Section 4.03(c) of the Disclosure Schedule; and (d) any such action and filing as to which the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to adversely affect Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.04 Non-contravention. The execution, delivery and performance by Buyer and its Affiliates of this Agreement and the other Transaction Documents to which Buyer or its Affiliates is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the organizational or governing documents of Buyer or such Affiliates, (b) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law, (c) require any consent or other action by any Person under, conflict with or constitute a default under, or give rise to any right of termination, cancellation, modification or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Buyer or such Affiliates or to a loss of any benefit to which Buyer or such Affiliates is entitled under any provision of any material Contract binding upon Buyer or such Affiliates, or (d) result in the creation or imposition of any Lien on any asset of Buyer or such Affiliates, except for any such Liens as would not be material to the business of Buyer, taken as a whole, and with such exceptions, in the case of each of clauses (b) through (d), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer or any of its Affiliates is a party or Buyer’s ability to perform or comply with its obligations hereunder or thereunder.

Section 4.05 Financing. Buyer has, and will have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make full payment of the Purchase Price and any other amounts to be paid by it hereunder and the other Transaction Documents and Buyer acknowledges and agrees that the availability of funds shall not be a condition to the obligation of Buyer to consummate the transactions contemplated hereby or thereby.

Section 4.06 Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Business. At and immediately after the Closing, and after giving effect to the transactions contemplated by this Agreement, Buyer and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and will not incur debts beyond its ability to pay as they become absolute and matured.

Section 4.07 Litigation. There are no material Actions pending against or, to the knowledge of Buyer, threatened against, Buyer or any of its Affiliates, except for such Actions as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer or any of its Affiliates is a party or Buyer’s ability to perform or comply with its obligations hereunder or thereunder.

Section 4.08 Competitive Activities. As of the date hereof, none of Buyer nor any of its Affiliates is currently a party to any contract, agreement, license, commitment, undertaking or arrangement in respect of any actual or proposed investment or ownership interest in any business or asset that would or would reasonably be expected to: (i) impose any non de-minimis delay in the obtaining of, or increase the risk in a non de-minimis manner of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) increase the risk in a non de-minimis manner of any Governmental Authority seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) increase the risk in a non de-minimis manner of not being able to remove any such Order on appeal or otherwise; or (iv) delay in a non de-minimis way or prevent the consummation of the transactions contemplated by this Agreement.

Section 4.09 Finders’ Fees. Except for Ardea Capital Partners and J.P. Morgan Securities LLC, the fees and expenses of which will be borne in full by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.10 Purchase for Investment. Buyer is purchasing the Purchased Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of such investment.

ARTICLE 5

COVENANTS OF SELLER

Section 5.01 Conduct of the Business. From the date hereof until the Closing Date (subject to Section 2.08 and, except as set forth in Section 5.01 of the Disclosure Schedule, as required to consummate the HHI Transaction pursuant to the HHI Agreement or by Applicable Law, as contemplated by the Transaction Documents (including the settlement of intercompany accounts to the extent set forth in Section 5.02), as required to consummate the Pre-Closing Reorganization or with Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed)), Seller shall, and shall cause the Acquired Entities to, use reasonable best efforts to (x) conduct the Business in the Ordinary Course, (y) preserve the Business (including operations, organization and goodwill) and the relationships of the Business, including with each of its material customers and material suppliers, and (z) keep available the services of the present Business Employees that are executives (other than due to terminations of employment or absences from employment in the Ordinary Course), provided, however, that no action by Seller or any of the Acquired Entities with respect to any of the matters addressed by Sections 5.01(a) through (u) shall be deemed a breach of the foregoing unless such action would constitute a breach of such Sections. Without limiting the generality of the foregoing sentence, except as set forth in Section 5.01 of the Disclosure Schedule, as required by Applicable Law, as expressly contemplated by the Transaction Documents (including the settlement of intercompany accounts to the extent set forth in Section 5.02) or with Buyer’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), solely with respect to the Business, Seller shall not, and shall cause the Acquired Entities not to (except, in each case, as expressly contemplated by any other clause):

(a) amend the articles or certificate of incorporation or other organizational documents of an Acquired Entity (other than in accordance with the Pre-Closing Reorganization);

(b) acquire assets (including capital stock) from any Person (other than Seller or any of its Affiliates) except (i) pursuant to existing contracts or commitments or (ii) otherwise in the Ordinary Course;

(c) sell, lease, license, abandon or otherwise dispose of any Purchased Shares or any asset of an Acquired Entity except (i) pursuant to existing contracts or commitments or (ii) sales of inventory or disposals of assets in the Ordinary Course;

(d) (i) other than dividends or distributions payable in cash, declare, set aside or pay any dividend or other distribution with respect to the Acquired Entity Securities, (ii) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber (other than Permitted Liens) any Acquired Entity Securities to any Person (other than as may be required in connection with the Pre-Closing Reorganization), (iii) split, combine or reclassify the Purchased Shares or any other outstanding Acquired Entity Securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor, or (iv) redeem, purchase or otherwise acquire, directly or indirectly, any Acquired Entity Securities;

(e) incur any capital expenditures in respect of the Business, except for (i) aggregate capital expenditures contemplated by Seller’s fiscal year 2022 forecast for capital expenditures reflected in the financial model made available to Buyer prior to the date of this Agreement, (ii) unbudgeted capital expenditures not to exceed two hundred fifty thousand dollars ($250,000) individually or five hundred thousand dollars ($500,000) in the aggregate or (iii) amounts to be paid in full prior to the Closing or reflected as a Current Liability in Closing Net Working Capital;

(f) make any loans or advances to any Business Employee, other than (i) advances of travel expenses in the Ordinary Course or (ii) amounts to be paid in full prior to the Closing or reflected as a Current Liability in Closing Net Working Capital;

(g) (i) except as required by Applicable Law, amend or modify any Material Contract in any way adverse to the Business, or voluntarily terminate any Material Contract, or otherwise waive or release any material rights, claims or benefits of the Business thereunder, in each case other than in the Ordinary Course, or (ii) enter into any new Contract that would otherwise be a Material Contract if existing on the date hereof;

(h) settle, or offer or propose to settle, any Action involving the Business, except (i) in the Ordinary Course or (ii) where such settlement or compromise would not involve payments with respect to the Business in excess of five hundred thousand dollars ($500,000), in each case that does not impose any ongoing non-monetary obligation or limitation on the Business;

(i) with respect to each Acquired Entity, (i) make or change any Tax election, change any annual Tax accounting period, or change any method of Tax accounting or (ii) enter into any agreement in respect of Taxes with any Taxing Authority, including the settlement or compromise of any Tax claim, in each case except (A) if such action is not reasonably expected to have a material and adverse impact on Buyer or an Affiliate (including any Acquired Entity following the Closing), or (B) to the extent solely related to a Seller Group;

(j) with respect to each Acquired Entity, incur any indebtedness for borrowed money other than (i) in an amount not to exceed one million dollars ($1,000,000) in the aggregate, (ii) accounts receivable factoring or (iii) pursuant to intercompany notes extended by Seller or any of its Subsidiaries;

(k) make any material change in any method of accounting with respect to the Business, except for any such change required by reason of a concurrent change in IFRS or Applicable Law;

(l) materially increase the compensation or benefits of any Business Employee other than (i) annual salary or wage rate or target bonus adjustments made for 2023 in the Ordinary Course, and consistent with past practice, in connection with an annual compensation review, (ii) as required by Applicable Law, the terms of any Business Benefit Plan or any applicable collective bargaining or works council agreement in effect as of the date hereof, (iii) any adjustments to health and welfare plans that generally apply to employees of Seller and its Affiliates as a whole and that are made in the Ordinary Course, or to one of more of Seller’s business units as a whole other than the Business, or that otherwise does not seek to target the Business or Business Employees, or (iv) for which Seller and its Affiliates (other than the Acquired Entities) shall be solely obligated to pay and as would not result in a liability to Buyer or an Acquired Entity;

(m) enter into, materially amend or terminate any Assumed Benefit Plan or any Business Benefit Plan that would be an Assumed Benefit Plan if it was in effect as of the date of this Agreement;

(n) hire, terminate or transfer to another Seller division (other than another Acquired Entity) any Business Employee whose base salary (effective as of the date of hire or termination of such Business Employee) exceeds one hundred seventy-five thousand dollars ($175,000), or promote any Business Employee such that his or her base salary after such promotion exceeds one hundred seventy-fifty thousand dollars ($175,000);

(o) assign, transfer, sell, abandon, fail to maintain, or permit to lapse any Business Intellectual Property, except non-exclusive licenses granted in the Ordinary Course;

(p) (i) adopt a plan of complete or partial liquidation, restructuring or dissolution or (ii) enter into any Contracts or submit any letter of intent or similar arrangement to make any acquisition (whether by merger, acquisition of stock or assets, otherwise) of any business or line of business;

(q) lease, sub-lease, license or otherwise give any Acquired Entity or any third party the right to use or occupy any real property or to purchase any real property;

(r) engage in any promotional sales or discount or other activity with customers (other than in the Ordinary Course consistent with past practice) that would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that would otherwise be reasonably expected to occur in post-Closing periods;

(s) make any changes in its cash management process, conduct its billing and collection of receivables and inventory purchases other than in the Ordinary Course or make any write down in the value of its assets;

(t) delay or postpone the repair and maintenance of its properties or the payment of accounts payable, accrued liabilities and liabilities other than in the Ordinary Course; and

(u) authorize or commit or agree to do any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 5.01 shall restrict Seller or any Acquired Entity, in any respect, from taking any action to (i) cause an Acquired Entity to dividend, distribute or otherwise pay to another Acquired Entity, Seller or any of its respective Affiliates (or another equityholder of such Acquired Entity) any or all of its Cash, (ii) remove and pay to Seller or any of its respective Affiliates any Cash held in any bank account of an Acquired Entity or the Business, (iii) settle or otherwise terminate or eliminate intercompany balances, or terminate any contracts, between Seller and any of its Affiliates in respect of the Business, (iv) make or incur any intercompany loans among Affiliates (excluding the Acquired Entities) under common control with or controlled by Seller, (v) otherwise comply with or give effect to the provisions of this Agreement, or (vi) take (or omit to take) any action that Seller or any of its Affiliates determines, in its sole discretion, is reasonable in response to COVID-19 or any COVID-19 Event in a manner consistent with (1) the Ordinary Course responses previously taken by Seller and the Acquired Entities and (2) any other Ordinary Course responses taken by Seller or any of its Affiliates with respect to its other businesses.

Section 5.02 Termination of Intercompany Agreements and Balances.

(a) Seller shall take any and all actions necessary to terminate the contracts solely between or among an Acquired Entity, on the one hand, and Seller and any of its Affiliates (other than the Acquired Entities), on the other hand, (each of the foregoing contracts referred to in this clause (a), a “Business Intercompany Contract”), in each case prior to or simultaneously with the Closing, except in each case (x) the Transaction Documents and (y) such agreements expressly provided in or expressly contemplated by the Transaction Documents or listed in Section 5.02 of the Disclosure Schedule.

(b) Seller shall take all actions necessary to cancel, pay or otherwise settle all intercompany balances (i) between an Acquired Entity, on the one hand, and Seller and any of its Affiliates (other than the Acquired Entities), on the other hand, or (ii) between the Business, on the one hand, and any Retained Business, on the other hand, prior to or simultaneously with the Closing, in each case, in such a manner as to ensure that no liability or obligation arising therefrom or related thereto is imposed on Seller or an Acquired Entity (other than (A) amounts to be paid in full prior to the Closing or reflected as a Current Liability in Closing Net Working Capital, (B) trade payables and trade receivables incurred in the Ordinary Course, and (C) under contracts that are not required to be terminated pursuant to this Agreement).

(c) Prior to delivery of the Preliminary Closing Statement, Seller shall use good faith efforts to minimize the amount of Cash held by the Acquired Entities in jurisdictions other than the United States above that required to maintain the working capital of the Business with respect to each such Acquired Entity pursuant to the conduct of the Business in the Ordinary Course, it being understood and agreed that a failure to so minimize cash shall not be a breach of any covenant or agreement under this Agreement or failure of a closing condition to this Agreement or delay the Closing in any respect.

Section 5.03 Third-Party Consents. From the date hereof until the Closing, Seller shall use its reasonable best efforts to obtain all applicable Third-Party Consents set forth on Section 3.04(iii) of the Disclosure Schedule in accordance with the terms hereof. Any documented, out-of-pocket fees, costs, payments or other liabilities incurred in connection with obtaining such Third-Party Consents shall be borne by Buyer; provided that (i) Seller shall cooperate in good faith to minimize the amount of any such fees, costs, payments or other liabilities, and (ii) if such fees, costs, payments or other liabilities are material, Seller shall provide written notice thereof to Buyer prior to incurring any such fees, costs, payments or other liabilities, and Buyer may instruct Seller in writing to cease seeking such Third-Party Consent. Buyer shall reasonably assist and cooperate with Seller in order to obtain any Third-Party Consent. Nothing in this Agreement shall require Seller or any of its Affiliates to pay any money or other consideration or grant any other accommodation or concession to any Person or to initiate any claim or proceeding against any Person (including in connection with obtaining any Third-Party Consent) or pursuant to Section 2.04.

Section 5.04 Pre-Closing Reorganization(a)

(a) Seller shall use its reasonable best efforts to take such steps as are required to consummate the transactions constituting the Pre-Closing Reorganization prior to the Closing.

(b) Seller may make such changes to Schedule I and Section 1.01(a) of the Disclosure Schedule (including in order to designate any additional Subsidiaries as an Acquired Entity (so long as such Subsidiary, if replacing another Subsidiary, is not in a different jurisdiction than the replaced Subsidiary), to remove any Subsidiary of Seller from the group of Acquired Entities, or to otherwise change any Subsidiary of Seller with respect to any particular Acquired Entity) at any time prior to the Closing as it deems necessary or advisable and in its sole discretion; provided that such changes do not have an adverse impact on Buyer. Any such changes shall be incorporated into a revised, amended and restated Schedule I or Section 1.01(a) of the Disclosure Schedule, as applicable. Any other changes to Schedule I and Section 1.01(a) of the Disclosure Schedule shall be subject to the prior written consent of Buyer (not to be unreasonably withheld, delayed or conditioned).

(c) Buyer shall be permitted from time to time to propose in good faith any amendments or modifications to the Pre-Closing Reorganization with a view to optimizing value to each of Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand. Seller shall consider all such comments in good faith and shall implement any such amendment or modification that does not or would not be reasonably expected to adversely impact the ability of Seller or its Affiliates to consummate the transactions constituting the Pre-Closing Reorganization in accordance with the terms hereof, delay the Closing in a non de-minimis manner or have any non de-minimis adverse impact on Seller or any of its Affiliates.

(d) For a period of sixty (60) days following the date of this Agreement, (i) Buyer and Seller may mutually agree to amend and update Schedule I to designate any additional Subsidiary of Seller as a Acquired Entity, to remove any Subsidiary of Seller from the group of Acquired Entities, or to otherwise change any Subsidiary of Seller with respect to any Acquired Entity, and (ii) Seller shall be permitted to revise Section 3.06 of the Disclosure Schedules to include any additional necessary disclosures related thereto.

(e) Seller and Buyer acknowledge and agree that, to the extent necessary for a an asset or liability of the Business, or any claim, right or benefit arising thereunder (together, the “TSA Assets”), to remain with Seller or its applicable Affiliate in order for Seller or its applicable Affiliate to provide services pursuant to the Transition Services Agreement in accordance with the terms thereof, without any reduction in the Purchase Price, legal title to the TSA Assets shall not be conveyed to Buyer at the Closing pursuant to this Agreement. Subject to the other provisions of this (e), upon expiration or termination of the applicable services pursuant to the Transition Services Agreement in accordance with the terms thereof, legal title to such TSA Asset shall be conveyed, transferred, novated and assigned to Buyer or its applicable Affiliate without any increase in the Purchase Price.

(f) Prior to the Closing, Seller shall use its reasonable best efforts to take such actions as may be reasonably requested by Buyer in order to ensure that, immediately prior to the Closing, any director, officer or manager of the Acquired Entities (as applicable) who has been identified in advance to Seller by Buyer shall have either (i) delivered a letter of resignation (in a form reasonably satisfactory to Buyer) or (ii) been removed, in each case, from such person’s position as a director, officer or manager (as applicable).

(g) Prior to the Closing, Seller shall use its reasonable best efforts to provide copies of all documents, agreements and instruments executed in connection with the Pre-Closing Reorganization, in each case, in a form acceptable to Buyer.

Section 5.05 Data Room. Seller will cause the documents or materials contained in the Data Room to be memorialized in electronic format on a USB flash drive (or other electronic format) delivered to Buyer, at Buyer’s cost, at or promptly following (a) the date hereof, and (b) the Closing.

Section 5.06 Non-Solicitation; No-Hire. Subject to the parties’ rights and obligations under Section 5.01, during the period commencing on the Closing Date and ending two (2) years following the Closing Date (the “Non-Solicit Period”), Seller shall not, and shall cause its respective Affiliates not to, directly or indirectly (a) solicit or facilitate any third party in connection with the solicitation of any employee of any Acquired Entity as of or after the date hereof (the “Specified Employees”) to resign or leave the employ of any Acquired Entity, or (b) hire or retain any Specified Employees; provided, that the foregoing restrictions in this Section 5.06 will not prohibit Seller or its Affiliates from (i) soliciting or hiring any Specified Employee who has been terminated by Buyer or any Acquired Entity or otherwise ceased to be employed with Buyer or any Acquired Entity, in each case for at least twelve (12) months prior to such solicitation or hiring, (ii) making any general solicitation for employment by use of advertisements in the media or otherwise (including through the use of professional search firms) that is not specifically directed at any Specified Employees and hiring any such Specified Employee who responds to any such general solicitation. Seller acknowledges that the covenants set forth in this Section 5.06 are reasonable in order to protect the value to Buyer of the transactions contemplated hereby and the value of the Business. Seller understands that Buyer would not have entered into this Agreement absent the provisions in this Section 5.06. Seller acknowledges that a violation of this Section 5.06 would cause Buyer irreparable harm, which would not be adequately compensated for by money damages. Seller therefore agrees that in the event of any violation of this Section 5.06, Buyer will be entitled, in addition to other remedies that it may have, to a temporary restraining order and preliminary and final injunctive relief against Seller or such Affiliate to prevent any violations of this Section 5.06, without the necessity of posting a bond or proving any actual damages. It is the intent and understanding of Buyer and Seller that if, in any Action before any Governmental Authority legally empowered to enforce this Section 5.06, any term, restriction, covenant or promise in this Section 5.06 is found to be unreasonable and for that reason unenforceable, then such term, restriction covenant or promise will be deemed modified by the minimal amount necessary to make it enforceable by such court or agent, to the extent permissible under Applicable Law. In the event of any breach or violation of this Section 5.06, the Non-Solicit Period shall automatically be extended by the period of the breach or violation.

Section 5.07 Exclusive Dealing.

(a) Seller nor the Acquired Entities nor any of their Affiliates or Representatives will, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Business, the Acquired Entities or any capital stock or other ownership interests of the Acquired Entities other than the transactions contemplated hereby (a “Sale Transaction”) and sales of inventory in the Ordinary Course, (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of a Sale Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the Business, operations, properties or assets of the Acquired Entities in connection with a Sale Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) Seller will notify Buyer in writing promptly (but in no event later than one (1) Business Day) after receipt by Seller, the Acquired Entities or any of their Representatives of any proposal or offer from any Person other than Buyer to effect a Sale Transaction or any request for non-public information relating to the Business or the Acquired Entities or for access to the properties, books or records of the Acquired Entities by any Person other than Buyer. Such notice will indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Acquired Entities, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. Seller will keep Buyer informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

(c) Seller and the Acquired Entities will (and will cause their Representatives to) immediately cease and cause to be terminated any existing discussion or negotiations with any Person (other than Buyer) conducted before the date hereof with respect to any Sale Transaction.

Section 5.08 Buyer Offers of Employment.

(a) Subject to Section 9.02(a), any offers of employment from Buyer or its Affiliates to, or proposed modifications by Buyer to the employment terms with an Acquired Entity of, a Business Employee shall be subject to the Closing occurring and contain such terms as determined by Buyer; for the avoidance of doubt, such offers may include restrictive covenants including non-competition, non-solicitation, invention assignment, confidentiality and other similar obligations as determined by Buyer in its sole discretion.

(b) Subject to Section 9.02(a), Seller shall provide reasonable assistance in transmitting the offers of employment to such Business Employees and shall use reasonable best efforts to facilitate introductions of Buyer to such Business Employees and provide Buyer with reasonable access during normal business hours and on reasonable advance notice to such employees; provided that such access shall be in a manner that does not interfere with the normal business operations of the Acquired Entities or any of their Affiliates.

ARTICLE 6

COVENANTS OF BUYER

Section 6.01 Confidentiality. All information provided or made available to Buyer, its Affiliates or any of their respective Representatives pursuant to any of the Transaction Documents or in connection with any of the transactions contemplated thereby, whether provided prior to or after the date hereof, shall be subject to the Confidentiality Agreement. The Confidentiality Agreement shall terminate at the Closing, except for the confidentiality and non-

use obligations (and provisions related or incidental thereto) with respect to that portion of the Information (as defined in the Confidentiality Agreement) as relates to Seller and the Retained Business, which shall continue in full force and effect following the Closing in accordance with the terms and conditions of the Confidentiality Agreement. If this Agreement is terminated, for any reason or by either party, prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 6.02 Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the Closing, Buyer agrees that it is not authorized to and shall not, and shall not permit any of its Affiliates or any of its or their respective Representatives to, contact any employee or other service provider, customer, supplier, distributor or other material business relation of the Business, specifically regarding the Business or the transactions contemplated by this Agreement, without the prior written consent of Seller; provided that nothing in this Section 6.02 shall be deemed to prohibit communications with any Business Employees for purposes of making an offer of employment pursuant to Article 9.

Section 6.03 Directors and Officers.

(a) From and after the Closing, Buyer shall cause the Acquired Entities to maintain in effect and continue to provide to the fullest extent permitted by Applicable Law all rights to indemnification, advancement of expenses, exculpation and other limitations on liability currently existing in favor of any current or former director, manager or officer (or equivalent positions) of the Acquired Entity including any predecessors thereof (collectively, the “D&O Indemnitees”) under, and in no event on terms less favorable than those contained in, the organizational documents of each Acquired Entity in effect on the date of this Agreement.

(b) At or prior to the Closing, Buyer shall purchase or cause to be purchased a noncancellable extension of the directors’ and officers’ liability coverage of Seller’s (or its Affiliates’) existing directors’ and officers’ insurance policies for the D&O Indemnitees and Seller’s (or its Affiliates’) existing fiduciary liability insurance policies for the D&O Indemnitees (collectively, the “D&O Tail Policy”), which shall (i) be for a claims reporting or discovery period of at least six (6) years from and after the Closing with respect to any claim related to any period or time at or prior to the Closing, (ii) be from Seller’s (or their Affiliates’) current insurance carrier with respect to such coverage or an insurance carrier with the same or better credit rating and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Seller’s (or its Affiliates’) existing insurance coverage for the D&O Indemnitees with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against the beneficiaries thereof by reason of their having served in such capacity that existed or occurred at or prior to the Closing (including in connection with this Agreement or the transactions or actions contemplated thereby); provided that (A) in no event shall the premiums for the D&O Tail Policy exceed an aggregate premium amount in excess of three hundred fifty percent (350%) of the premium amount per annum for Seller’s (or its Affiliates’) existing insurance coverage for the D&O Indemnitees and (B) if the aggregate premium amount for the D&O Tail Policy exceeds such amount, Buyer shall be obligated to obtain a D&O Tail Policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.

(c) In the event that Buyer, an Acquired Entity or any successor or assign of the foregoing (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Buyer or such Acquired Entity, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 6.03.

(d) The obligations of Buyer under this Section 6.03 shall not be terminated or modified in such a manner as to materially and adversely affect any D&O Indemnitee to whom this Section 6.03 applies without the written consent of such affected D&O Indemnitee (it being expressly agreed that each D&O Indemnitee shall be a third-party beneficiary of this Section 6.03).

Section 6.04 Seller Names and Marks.

(a) Except as expressly permitted under the Supply Agreement, immediately following the Closing Date (and in any event within eight (8) months thereafter with respect to the Yale® branded electronic residential businesses in the U.S. and Canada and twelve (12) months thereafter with respect to the Emtek® branded business), Buyer shall, and shall cause its Affiliates (including, as of the Closing, the Acquired Entities) to, (i) cease and discontinue any and all uses of Seller Names and Marks, (ii) destroy and dispose of, or otherwise remove all Seller Names and Marks from, any materials of Buyer or any of its Affiliates (including, as of the Closing, the Acquired Entities) bearing any Seller Names and Marks and (iii) cause their names to be changed to such other names that do not include the Seller Names and Marks and make all necessary filings, and use reasonable best efforts to cause all applicable Governmental Authorities, to change all applications, registrations and filings, including corporate names, seals and certificates of Buyer and its Affiliates (including, as of the Closing, the Acquired Entities), such that they will not include any Seller Names and Marks; provided, however, that, to the extent that it is necessary for the name of any Acquired Entity to continue to include any Seller Names and Marks in connection with the provision or receipt of any services pursuant to the Transition Services Agreement, Buyer shall not, and shall cause its Affiliates (including, as of the Closing, the Acquired Entities) not to, cause such name to be changed as contemplated herein until the expiration of the Transition Services Agreement or otherwise such earlier date mutually agreed upon by Buyer and Seller. Any use by Buyer or its Affiliates (including, as of the Closing, the Acquired Entities) of the Seller Names and Marks during the limited period provided in this Section 6.04 shall be (A) solely in connection with goods, products and services that are (x) the type of goods, products and services in connection with which Seller and its Affiliates were using the Seller Names and Marks as of Closing and (y) of a quality at least as high as the quality of goods, products and services provided by Seller and its Affiliates immediately prior to the Closing and (B) subject to all style and other usage guidelines in effect for the Seller Names and Marks immediately prior to the Closing. All goodwill associated with the use by Buyer and its Affiliates (including, as of the Closing, the Acquired Entities) of the Seller Names and Marks shall inure to the sole and exclusive benefit of Seller or its Affiliates, as applicable.

(b) Buyer, on behalf of itself and its Affiliates (including, as of the Closing, the Acquired Entities), acknowledges and agrees that neither Buyer nor any of its Affiliates (including, as of the Closing, the Acquired Entities) has acquired or will acquire any right, title or interest in or to the Seller Names and Marks (or any goodwill associated therewith). From and after the Closing, (x) Buyer shall not, and shall cause each of its Affiliates (including, as of the Closing, the Acquired Entities) not to, hold itself out as having any affiliation (other than an accurate description of the historical relationship between the Seller and its Affiliates and the Acquired Entities) with Seller or any of its Affiliates and (y) none of Buyer or its Affiliates (including, as of the Closing, the Acquired Entities) shall, or shall assist any third party to, challenge or seek to deny or restrict the ownership, validity or enforceability of any Seller Names and Marks.

Section 6.05 Yale Marks.

(a) Within twelve (12) months following the Closing Date, Seller shall, and shall cause its Affiliates (excluding the Acquired Entities) to, (i) cease and discontinue any and all uses of Yale Marks in the United States and Canada, and (ii) destroy and dispose of, or otherwise remove all Yale Marks from, any materials of Seller or any of its Affiliates (excluding the Acquired Entities) bearing any Yale Marks in the United States and Canada; provided however, nothing contained in this Agreement will prevent Seller or its Affiliates for a period of two (2) years following the Closing Date with respect to sales of products in the Commercial Business (as defined in the Patent License Agreement) from honoring any specification or quote, in each case issued prior to the Closing Date and retaining, using or selling any materials containing the Yale Marks in the United States and Canada to the extent necessary in connection therewith. Any use by Seller or any of its Affiliates (excluding the Acquired Entities) of the Yale Marks in the United States and Canada during the limited period provided in this Section 6.05 shall be (A) solely in connection with goods, products and services that are (x) the type of goods, products and services in connection with which Seller and its Affiliates were using the Yale Marks in the United States and Canada as of Closing and (y) of a quality at least as high as the quality of goods, products and services provided by Seller and its Affiliates immediately prior to the Closing and (B) subject to all style and other usage guidelines in effect for the Yale Marks in the United States and Canada immediately prior to the Closing. All goodwill associated with the use by Seller and its Affiliates (excluding the Acquired Entities) of the Yale Marks in the United States and Canada shall inure to the sole and exclusive benefit of Buyer or its Affiliates, as applicable. As soon as reasonably practicable after the date hereof, Seller agrees to cease directly specifying products bearing the Yale Marks for potential customers use and shall encourage third parties that specify such products to cease such specification.

(b) Except as expressly set forth below, Seller, on behalf of itself and its Affiliates (excluding the Acquired Entities), acknowledges and agrees that neither Seller nor any of its Affiliates (excluding the Acquired Entities) has acquired or will acquire pursuant to this Section 6.05 any right, title or interest in or to the Yale Marks (or any goodwill associated therewith) other than the limited usage rights expressly set forth herein. From and after the Closing, (x) Seller shall not, and shall cause each of its Affiliates (excluding the Acquired Entities) not to, hold itself out as having any affiliation (other than an accurate description of the historical relationship between the Seller and its Affiliates and the Acquired Entities) with Buyer or any of its Affiliates and (y) none of Seller or its Affiliates (excluding the Acquired Entities) shall, or shall assist any third party to, challenge or seek to deny or restrict the ownership, validity or enforceability of any Yale Marks in the United States and Canada.

(c) Seller hereby agrees to work with Buyer in good faith to determine a process prior to the Closing to resolve potential post-Closing export issues related to Yale branded products manufactured by Buyer outside the United States and Canada and intended for import to the United States or Canada.

Section 6.06 License.

(a) Effective as of Closing, Seller on behalf of itself and its Affiliates (excluding the Acquired Entities), hereby grants to Buyer and the Acquired Entities a non-exclusive, limited, personal, sublicenseable, transferable (solely as set forth below), perpetual license to continue to use solely in the Business (as defined in the Software License Agreement), the Intellectual Property (excluding Trademarks and Patents) (and make, use, offer to sell or sell products and services covered thereby), if any, that, in each case: (i) is owned by Seller or its Affiliates (excluding the Acquired Entities) as of the Closing Date; (ii) is not licensed to an Acquired Entity under the Seller Patent License Agreement, Software License Agreement or Transition Services Agreement; and (iii) was used, on or before the Closing Date, in the Business (as defined herein) (collectively, the “Additional Licensed IP”).

(b) The license granted in Section 6.06(a) is intended to run with the Intellectual Property subject to such license. Buyer may not assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations in the Additional Licensed IP without the prior written consent of Seller; provided that Buyer may assign or transfer all of its rights or obligations with respect to such Additional Licensed IP without such consent, but upon notice to Seller, in connection with: (a) any transfer to any Affiliate of Buyer; (b) a transfer or sale, through whatever means, of all or substantially all of the assets or the business of Buyer to which the Business relates (whether by assignment, conveyance, reorganization, merger, assumption, purchase and sale, by contract or by operation of law or at equity). Any attempted assignment, delegation or transfer in violation of this Section 6.06 shall be null and void ab initio. Seller is deemed to transfer its license granted to Buyer and the Acquired Entities, in whole or in part, to the successor or acquirer of any Intellectual Property subject thereto.

(c) If at any time after the Closing Date, Buyer becomes aware of any Patents that: (i) are owned by Seller or its Affiliates (excluding the Acquired Entities) as of the Closing Date; (ii) are not licensed to an Acquired Entity under the Seller Patent License Agreement; and (iii) were used on or before the Closing Date in the Business (as defined herein) or contemplated to be used in connection with the roadmap set forth Section 6.06(c) of the Disclosure Schedule, Buyer shall notify Seller in writing thereof. Such Patents shall automatically be deemed “Licensed Patents” (as defined in the Seller Patent License Agreement) and licensed to Buyer pursuant to the Seller Patent License Agreement effective as of the Effective Date (as defined in the Seller Patent License Agreement.

(d) The rights granted in Section 6.06(c) are intended to run with the Patents subject to such rights. Seller hereby covenants and agrees that for the four (4) years following the Closing Date that if Seller or its Affiliates (excluding the Acquired Entities) transfers or assigns any Patent (other than a Licensed Patent), such assignment shall be subject to the exercise of Buyer’s rights set forth in Section 6.06(c).

ARTICLE 7

COVENANTS OF BUYER AND SELLER

Section 7.01 Regulatory Undertaking; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, which shall include (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary or desirable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary or desirable to consummate the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable, and (iii) engaging in any litigation initiated or threatened by any Governmental Authority regarding the transactions contemplated by this Agreement or the HHI Transaction. Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and use reasonable best efforts to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, to vest in Buyer ownership of the Acquired Entities.

(b) In furtherance and not in limitation of the foregoing, each of Buyer and, where applicable, Seller shall make, with respect to the transactions contemplated by this Agreement, as promptly as reasonably practicable after the date hereof, all filings required pursuant to applicable Competition Laws and Investment Laws as described in Section 7.01(b) of the Disclosure Schedule.

(c) Buyer shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Authority, including in connection with any Competition Laws applicable to the transactions contemplated hereby; (ii) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Authority; and (iii) subject to Buyer’s other obligations under this Section 7.01, not enter into any agreement (or agree to do the foregoing) with any Governmental Authority to not consummate the transactions contemplated by this Agreement.

(d) If any objections are asserted with respect to the transactions contemplated by this Agreement or any other Transaction Documents by any Governmental Authority, under any Applicable Law (including applicable Competition Laws), or if any Action is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement or any other Transaction Document as violative of any Applicable Law (including applicable Competition Laws), Buyer shall, and shall cause its Affiliates (including, following the Closing, the Acquired Entities) to (i) create any relationship, contractual rights or obligations of the Acquired Entities, or Buyer or any of its Affiliates with Seller or its Affiliates and (ii) oppose, fully and vigorously, (A) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (B) any request for, the entry of, and seek to have vacated or terminated, any Order that could restrain, prevent or delay the consummation of the transactions contemplated by this Agreement, including in the case of either (A) or (B) by defending through litigation any action asserted by any Person in any court or before any Governmental Authority, and vigorously pursue all available avenues of administrative and judicial appeal (and, in each case, to enter into agreements or stipulate to the entry of an Order or decree or file appropriate applications with any Governmental Authority in connection with any of the foregoing and, in the case of actions by or with respect to the Acquired Entities, by consenting to such action subject only to the proviso at the end of this sentence), as may be required (x) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under any Applicable Law (including any other applicable Competition Law) or (y) by any domestic or foreign court or other tribunal, in any Action challenging such transactions as violative of any Applicable Law (including any other applicable Competition Law), in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any Order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement.

Nothing set forth in this Section 7.01 or otherwise in this Agreement shall require, or be construed to require, Buyer or any of its Affiliates to agree to hold separate or to divest any assets or business segments, or terminate any existing relationships, contractual rights, or ventures. Subject to compliance with the provisions of this Section 7.01 (including Buyer’s obligations under this Section 7.01(d)), Seller and Buyer shall cooperate (i) to devise and implement the strategy and process by which the parties will seek required approvals under any applicable Competition Laws, (ii) in connection with all other matters relating to any actions taken to resolve any objections raised by any Governmental Authority, and (iii) the defense or prosecution of any administrative or judicial action or proceeding relating thereto (it being acknowledged and agreed that Seller shall be entitled to primarily lead all meetings and communications with any Governmental Authority in connection with resolving any such objections raised by any Governmental Authority, except that Buyer shall be entitled to primarily lead such meetings and communications to the extent related to Buyer’s own assets, personnel, witnesses or pleadings).

(e) Subject to Applicable Law relating to the sharing of information, each party hereto shall (i) furnish the other party with copies of all documents (except documents or portions thereof for which confidential treatment has been requested or given, which the party may limit to sharing only with the external legal counsel of the other party) and correspondence (A) prepared by or on behalf of such party for any Governmental Authority and affording the other party the opportunity to comment and participate in responding, where appropriate; or (B) received by or on behalf of such party from any Governmental Authority, in each case in connection with the consents, authorizations, orders or approvals contemplated by this Section 7.01 and (ii) use reasonable best efforts to consult with and keep the other party hereto informed as to the status of such matters. Further, no party hereto shall, nor shall it permit any of its Representatives to, meet or engage in substantive conversations with any Governmental Authority or representative of such Governmental Authority in connection with obtaining any such consent, authorization, order and approval unless it consults with the other party in advance and, to the extent not precluded by Applicable Law, offers the other party the opportunity to participate in such meeting or conversation. Notwithstanding anything to the contrary in this Agreement, as between the parties hereto, Seller shall control all strategy and communications with the Department of Justice and any other Governmental Authority related to the HHI Transaction in connection with or under any Competition Law.

(f) Without limiting the generality of the foregoing, in no event will Buyer acquire or agree to acquire any assets or business or take any other action, or permit any of its controlled Affiliates to acquire or agree to acquire any assets or business or take any other action, that would or would reasonably be expected to impose any material delay in the obtaining of, or increase the risk in a material manner of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement and the HHI Transaction or the expiration or termination of any applicable waiting period hereunder or thereunder; increase the risk in a material manner of any Governmental Authority seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement or the HHI Transaction; increase the risk in a material manner of not being able to remove any such Order on appeal or otherwise; or delay in a material manner or prevent the consummation of the transactions contemplated by this Agreement or the HHI Transaction.

Section 7.02 Public Disclosure. Any press release announcing the execution of this Agreement shall be issued in such form as shall be mutually agreed upon by Seller and Buyer. Unless otherwise required by Applicable Law (including any securities laws) or the rules of any securities exchange on which a party’s or its Affiliates’ securities are listed, neither Seller nor Buyer shall, and each shall cause their respective Affiliates not to, make any public announcement or publicly disseminate any written communication with respect to this Agreement or the transactions contemplated hereby (including broad communications to Business Employees), or otherwise communicate with any news media regarding this Agreement or the transactions contemplated hereby, without the prior written consent of Buyer and Seller; provided that if any such announcement or communication is so required, Buyer and Seller shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof; provided, further, that after the transactions contemplated by this Agreement have been announced, Seller and its Affiliates and Buyer and its Affiliates shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, is consistent (as to nature and scope) with any public statement previously issued or made by it in accordance with the provisions of this Section 7.02.

Section 7.03 Notices of Certain Events.

(a) Each of Seller, on the one hand, and Buyer, on the other hand, shall promptly notify the other parties of any of the following if such party has knowledge thereof: (i) to the extent permitted by Applicable Law, any material written notice or other material written communication received by such party from any Governmental Authority in connection with the transactions contemplated by this Agreement; or (ii) any fact or circumstance that would reasonably be expected to result in a failure of the other party’s conditions to closing in Article 10 to be satisfied; provided that a party’s good faith failure to comply with this Section 7.03 shall not provide any other party hereto or any of such other party’s Affiliates with a right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

(b) As promptly as practicable following each fiscal quarter prior to the Closing Date, Seller will make available to Buyer the trial balances of the Business in the form that it customarily prepares for its internal purposes for the period then ended.

Section 7.04 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney- Client Privilege.

(a) Buyer waives and shall not assert, and agrees to cause its controlled Affiliates to waive and not to assert, any conflict of interest or other objection arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller or any of its Affiliates or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, by any legal counsel currently representing Seller or any of its Affiliates, including the Acquired Entities, in connection with any Transaction Document or the HHI Transaction or the transactions contemplated hereby or thereby (the “Current Representation”).

(b) Buyer waives and agrees not to assert, and agrees to cause its controlled Affiliates, to waive and to not assert, any attorney-client privilege or attorney work product doctrine with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or any of its Affiliates, and following the Closing, with an Acquired Entity, it being the intention of the parties hereto that all such rights to such attorney-client privilege or attorney work product doctrine and to control such attorney-client privilege or work product doctrine shall be retained by Seller; provided, that the foregoing waiver and acknowledgment of retention shall not extend to any communication not involving this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, or to communications with any Person other than the Designated Persons and their advisors.

(c) Buyer, on behalf of itself and its controlled Affiliates, agrees that no communications (including email or other written communications) subject to attorney-client privilege or attorney work product doctrine in connection with the Current Representation shall be subject to disclosure, directly or indirectly, to Buyer or any Person acting on behalf of Buyer, and the Acquired Entities shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to Seller, the attorney-client privilege or attorney work product doctrine and expectation of client confidence with respect to all such communications, and all books and records and other documents of the Acquired Entities containing any such advice, communication or other materials with respect to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, and with respect to the HHI Transaction, and the same shall be controlled by Seller and shall not be used or claimed by, and no copies shall be retained by, Buyer or any of its controlled Affiliates.

(d) Nothing in this Section 7.04 is intended to or shall be deemed to operate as a waiver of any applicable privilege or protection that could be asserted to prevent disclosure of any confidential communication by any legal counsel currently representing Seller or any of its Affiliates, including the Acquired Entities.

(e) Seller and Buyer agree to take, and to cause their respective controlled Affiliates to take, all steps reasonably necessary to implement the intent of this Section 7.04.

Section 7.05 Access to Information; Cooperation.

(a) From the date hereof until the Closing Date (or, if earlier, the termination of this Agreement), but subject to Applicable Law and the Confidentiality Agreement, Seller and its Affiliates will (i) give Buyer, its counsel and other authorized Representatives reasonable access to the properties, books and records of the Business, (ii) furnish to Buyer, its counsel and other authorized Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request, (iii) in accordance with Section 5.08, give Buyer and its authorized Representatives reasonable access to key Business Employees for purposes of preparing post-Closing employee retention programs, and (iv) instruct the employees, counsel and financial advisors of Seller and its Affiliates to reasonably cooperate with Buyer in its investigation of the Business. For the avoidance of doubt, the Confidentiality Agreement shall remain in effect in accordance with its terms, and such information, and all information provided pursuant to this Section 7.05 shall be treated as “Confidential Information” pursuant to the terms of the Confidentiality Agreement. Notwithstanding the foregoing, Buyer, its counsel and other authorized Representatives and its other agents shall not have access to (A) any information where such access or disclosure would, in the good faith judgment of Seller, in light of COVID-19 or COVID-19 Events, be unreasonable or jeopardize the health and safety of any Business Employee, (B) any properties of the Business, including the Leased Real Property, for purposes of conducting any sampling or other invasive investigation, including of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media, (C) any information to the extent relating to the Retained Business or (D) Seller Tax Records.

(b) From and after the Closing Date, and subject to Applicable Law, Buyer will preserve and maintain the books and records of the Business transferred from Seller to Buyer pursuant to the transactions contemplated hereby held by it for a period of five (5) years after the Closing Date (other than the books and records related to Taxes, which shall be held by it for a period of seven (7) years), and otherwise in accordance with its internal document retention policies and practices. Notwithstanding the foregoing, Buyer may dispose of any such books and records during such five (5) year period if such books and records are first offered in writing to Seller and not accepted by Seller within thirty (30) days of such written offer. Buyer shall not be required to retain such books and records for which Seller has been provided with a copy. Upon prior written request, and only for the purposes set forth in this Section 7.05(b), Buyer will provide Seller and its authorized Representatives reasonable access to the properties, books, records, employees and auditors of the Business to the extent such information is not competitively sensitive (i) to the extent requested to permit Seller or any of its Affiliates to comply with their financial reporting, accounting, tax, litigation, contractual or auditing obligations with respect to the period prior to the Closing with respect to the Business, and (ii) in connection with any Action related to the conduct of the Business prior to the Closing and for which Seller or such Affiliate has retained liability under this Agreement.

(c) Any access granted or cooperation provided pursuant to this Section 7.05 shall be conducted during regular business hours and in such manner as not to interfere unreasonably with the conduct of the business of the party granting such access or providing such cooperation. The party to whom such access or other cooperation is granted pursuant to this Section 7.05 shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by the other party, its Affiliates or any of their Representatives in connection therewith.

(d) Notwithstanding anything to the contrary contained herein, nothing in this Section 7.05 shall require (i) Seller or Buyer, as applicable, to provide the other party or its Representatives with access to (A) personnel records of employees relating to individual performance or evaluation records, medical histories or other information which, in the disclosing party’s good faith determination, is sensitive or the disclosure of which would violate Applicable Law or could subject such party or its Affiliates to risk of liability or (B) information the disclosure of which, in the disclosing party’s good faith determination, would conflict with contractual obligations to which such party or any of its Affiliates is bound, violate any Applicable Law or result in the forfeiture or waiver of any attorney-client or similar legal privilege; provided, that the parties hereto shall cooperate in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the violation of such Applicable Law, breach of such obligations or loss or reduction of such privilege, or (ii) either party’s independent accountants to make available to the other party or its Representatives any work papers unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.

Section 7.06 Replacement of Guarantees. Buyer shall use its reasonable best efforts to (a) (i) at or prior to the Closing, arrange for substitute letters of credit, guarantees, financial assurances, surety bonds, performance bonds or other credit support arrangements (“Credit Support”) to replace (A) any Credit Support posted or obtained by or on behalf of Seller or any of its Affiliates (other than solely by the Acquired Entities) in connection with the obligations of the Acquired Entities, including those set forth on Section 7.06 of the Disclosure Schedule (collectively, the “Seller Credit Support Arrangements”), outstanding as of the date hereof, and (B) with the prior written consent of Buyer, the Seller Credit Support Arrangements entered into in the Ordinary Course on or after the date of this Agreement and prior to the Closing; provided, that the foregoing clauses (A) and (B) shall not require Buyer or any of its Affiliates to make any payment to such guarantor prior to the Closing Date, or (ii) assume all obligations under the Seller Credit Support Arrangements, obtaining from the creditors or other counterparties thereto full releases (in a form reasonably satisfactory to Seller and Buyer) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a counterparty in connection with amounts drawn under Seller Credit Support Arrangements, and (b) by no later than thirty (30) days after the Closing Date, arrange for substitute Credit Support to replace the Seller Credit Support Arrangements set forth on Section 7.06 of the Disclosure Schedule; provided, that if any Seller Credit Support Arrangement is not so replaced or assumed effective as of the Closing, Buyer shall defend and indemnify Seller and its Affiliates against, and hold each of them harmless from, any and all Damages incurred or suffered by Seller or any of its Affiliates related to or arising out of such Seller Credit Support Arrangements. In respect of the foregoing, Seller will, and will cause its Affiliates and its and their Representatives to, cooperate with Buyer in connection with satisfying the obligations set forth in this Section 7.06.

Section 7.07 Insurance Coverage. From and after the Closing, the Acquired Entities shall cease to be insured by Seller’s and its Affiliates’ insurance policies or by any of their respective self-insurance programs (including insurance policies issued by any Affiliate of Seller), and Seller and its Affiliates shall retain all rights to control such insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs. Notwithstanding the foregoing, with respect to any event that occurs on or before the Closing Date that gives rise to a claim or claims (an “Insurance Claim”) under any Insurance Policy maintained by Seller or any of its Affiliates, including any insurance provided by any captive entity, that relate to the assets, business, operations, employees, officers, directors and managers of the Acquired Entities (the “Insurance Policies”), Seller shall, and shall cause its applicable Affiliates to, cooperate in a commercially reasonable manner in the making of any such Insurance Claim under any of the applicable Insurance Policies at Buyer’s reasonable request, provided that the foregoing shall not require Seller or its applicable Affiliates to maintain such Insurance Policies beyond their current terms. Seller shall, upon written request of Buyer, provide to Buyer following the Closing Date, true, complete and correct copies of all loss runs under any Insurance Policies maintained by Seller or any of its Affiliates to the extent reasonably available. Insurance Claims will be subject to any applicable deductibles, retentions, co-payments or self-insurance provisions of the Insurance Policies, and, with respect to any such deductibles, retentions, co-payments or self-insurance provisions that require a payment by Seller or its Affiliates, Buyer shall promptly reimburse Seller or its Affiliates for all such amounts paid by Seller or its Affiliates.

Section 7.08 Confidentiality.

(a) Except as otherwise expressly provided in the Transaction Documents, from and after the Closing, Seller shall not, and shall cause its respective Affiliates and Representatives not to, for a period of three (3) years after the Closing Date, directly or indirectly, without Buyer’s consent, disclose to any third party (other than to each other and their respective Representatives on a need-to-know basis) any confidential or proprietary information concerning Buyer or the Business; provided, that the foregoing restriction shall not (i) apply to any information that (A) is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 7.08), (B) is, was or becomes available to Seller or any of its Affiliates or Representatives on a non-confidential basis from a source other than from Buyer or any Representative of Buyer (provided, that such source is not known by Seller or its Affiliates or Representatives after reasonable inquiry to be bound by any legally binding obligation to keep such information confidential) or (C) is independently developed by Seller or any of its Affiliates (other than by the Business prior to the Closing) without use of, or reference to, such confidential or proprietary information, or (ii) prohibit any disclosure (x) required by Applicable Law so long as, to the extent practicable and legally permissible, Seller provides Buyer with reasonable prior notice of such disclosure and a reasonable opportunity (at Buyer’s sole cost and expense) to contest such disclosure or (y) made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby.

(b) Except as otherwise expressly provided in the Transaction Documents, from and after the Closing, Buyer shall not, and shall cause its Affiliates and Representatives not to, for a period of three (3) years after the Closing Date, directly or indirectly, without Seller’s consent, disclose to any third party (other than to each other and their respective Representatives on a need-to-know basis) any confidential or proprietary information concerning the Retained Business or Seller; provided, that the foregoing restriction shall not (i) apply to any information that (A) is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 7.08), (B) is, was or becomes available to Buyer or any of its Affiliates or Representatives on a non-confidential basis from a source other than from Seller or any Representative of Seller who is not subject to any legally binding obligation to keep such information confidential or (C) is independently developed by Buyer or any of its Affiliates or Representatives (other than by the Business prior to the Closing) without use of, or reference to, such confidential or proprietary information, or (ii) prohibit any disclosure (x) required by Applicable Law so long as, to the extent practicable and legally permissible, Buyer provides Seller with reasonable prior notice of such disclosure and a reasonable opportunity (at Seller’s sole cost and expense) to contest such disclosure or (y) made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby.

Section 7.09 Pre-Closing Services Acknowledgement. Buyer acknowledges that Seller and its Affiliates provide various services, rights and support to the Business with respect to the following matters: tax, legal, compliance, audit, treasury, financing and provision of indemnification and guarantees, in each case, that will not continue after the Closing except to the extent expressly provided in the Transition Services Agreement.

Section 7.10 R&W Insurance Policy. Buyer agrees that if Buyer or any of its Affiliates obtains or binds a representations and warranties insurance policy with respect to any of the representations or warranties of Seller under this Agreement (each, a “R&W Insurance Policy”), each such R&W Insurance Policy shall provide, at all times, that: (a) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Seller or any of its Affiliates except for Actual Fraud by Seller; (b) Seller is a third party beneficiary of such waiver; and (c) Buyer shall have no obligations to pursue any claim against Seller in connection with any Damages.

Section 7.11 Buyer Covenant. Buyer covenants and agrees that Buyer and its Affiliates (including the Acquired Entities) shall not: (a) use the Yale Marks in the Commercial Business (as defined in the Seller Patent License Agreement); or (b) authorize any third party to use the Yale Marks in the Commercial Business (as defined in the Seller Patent License Agreement).

Section 7.12 Canada. After the date hereof, the parties shall cooperate in good faith to determine a mutually agreeable transfer mechanism for any assets related to the Business in Canada that are meant to be conveyed to Buyer under this Agreement.

ARTICLE 8

TAX MATTERS

Section 8.01 Preparation and Filing of Tax Returns. Subject to Section 8.11:

(a) Seller shall prepare or cause to be prepared at its own expense all Covered Income Tax Returns and deliver such Covered Income Tax Returns to Buyer at least twenty (20) Business Days prior to the due date (after any extensions) of any such Tax Return; provided that all such Covered Income Tax Returns shall be prepared in a manner consistent with past practice to the extent consistent with Applicable Law, and Buyer may review and comment on such Covered Income Tax Returns and Seller shall consider Buyer’s comments with respect to such Covered Income Tax Returns in good faith and shall cause any revision reasonably requested by Buyer on such Covered Income Tax Returns to be reflected prior to filing such Covered Income Tax Returns; provided that such Covered Income Tax Return shall not reflect any material position for which the likelihood of prevailing on the merits is not at least “more likely than not,” and provided further that if Seller determines that any such position is not at least “more likely than not,” Buyer and Seller shall jointly retain an Accounting Referee to resolve the disputed items. The costs, fees and expenses of the Accounting Referee shall be borne in the manner described in Section 2.04(c). Buyer shall timely file or cause to be timely filed all Covered Income Tax Returns as prepared by Seller (taking into account any revisions in response to Buyer’s comments). For the avoidance of doubt, Buyer is entitled to seek indemnification from Seller with respect to any Taxes shown as due with respect to Covered Income Tax Returns pursuant to and to the extent provided in Section 8.07.

(b) Buyer shall prepare or cause to be prepared at its own expense all Tax Returns required to be filed by any Acquired Entity for a taxable period that ends on or before the Closing Date (other than Covered Income Tax Returns) that are first due after the Closing Date and any Straddle Tax Returns and deliver such Tax Returns to Seller at least twenty (20) Business Days prior to the due date (after any extensions) of any such Tax Return; provided that all such Tax Returns shall be prepared in a manner consistent with past practice to the extent consistent with Applicable Law, and Seller may review and comment on such Tax Returns and Buyer shall cause any revision reasonably requested by Seller on such Tax Returns to be reflected prior to filing such Tax Returns. To the extent that a Tax item with respect to any transactions in the Pre-Closing Reorganization is reflected on any Tax Return prepared by Buyer pursuant to this Section 8.01(b), such item shall be reported in a manner determined by Seller, provided that such Tax Return shall not reflect any material position for which the likelihood of prevailing on the merits is not at least “more likely than not,” and provided further that if Buyer determines that any such position is not at least “more likely than not,” Buyer and Seller shall jointly retain an Accounting Referee to resolve the disputed items. The costs, fees and expenses of the Accounting Referee shall be borne in the manner described in Section 2.04(c).

(c) Nothing in this Section 8.01 shall prevent the parties from carrying out the provisions of Section 8.11 in connection with making a Section 338(h)(10) Election.

Section 8.02 Cooperation on Tax Matters. Subject to Section 8.10, Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Entities (including access to books and records) as is within such party’s possession or control and is reasonably necessary for the filing of all Tax Returns (including Tax Returns of Seller Group), the making of any election relating to Taxes, the preparation for and conduct of any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Acquired Entities that are within such party’s possession or control until the expiration of any applicable statute of limitations and abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority. For the avoidance of doubt, nothing in this Agreement shall require Seller to provide Buyer with any Tax Return, Tax schedules or other information with respect to any Seller Group except for any portions that relate solely to an Acquired Entity.

Section 8.03 Buyer Covenants. Without the prior written consent of Seller (not to be unreasonably withheld or delayed), Buyer and its Affiliates shall not (a) cause any Acquired Entity to take any action on the Closing Date but after the Closing other than in the ordinary course of business (and other than any action expressly contemplated by this Agreement), (b) make or change any Tax election with respect to an Acquired Entity that has a retroactive impact to a Pre-Closing Tax Period (other than a Section 338(h)(10) Election pursuant to Section 8.11(a)), (c) amend any Tax Return of any Acquired Entity for a Pre-Closing Tax Period, (d) file any Tax Returns of any Acquired Entity for a taxable period that ends on or before the Closing Date except for Tax Returns described in Sections 8.01(a) and 8.01(b) that are first due after the Closing Date, or (e) to the extent related to any Acquired Entity for a taxable period ending on or before the Closing Date, initiate any voluntary disclosure or new communication with any Taxing Authority (other than non-substantive communications) with respect to any tax items not currently subject to dispute or inquiry by a Taxing Authority.

Section 8.04 Transfer Taxes. With the exception of any Transfer Taxes attributable to the Pre-Closing Reorganization, which the parties agree shall be borne one hundred percent (100%) by Seller, all Transfer Taxes arising out of the transactions contemplated by this Agreement shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The party required by Applicable Law to file a Tax Return with respect to Transfer Taxes shall timely prepare and file (with the other party’s cooperation) such Tax Return. Buyer and Seller each agree to timely sign and deliver (or cause their Affiliates to timely sign and deliver) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from or reduction in Transfer Taxes payable hereunder.

Section 8.05 Straddle Period Taxes. Taxes for any Straddle Tax Period of an Acquired Entity shall be allocated between the period ending on the Closing Date and the period beginning on the day after the Closing Date, as follows: (i) with respect to real property Taxes, personal property Taxes and similar ad valorem Taxes, the amount allocable to the portion of the period ending on the Closing Date shall equal the amount of such Taxes for such entire Straddle Tax Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Tax Period that are in the portion of such Straddle Tax Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Tax Period, and (ii) with respect to all other Taxes, the amount allocable to the portion of the period ending on the Closing Date shall be determined based on an actual closing of the books used to calculate such Taxes as if such tax period ended as of the close of business on the Closing Date (and for such purpose, the tax period of any partnership or other pass-through entity in which any Acquired Entity holds a beneficial interest shall be deemed to terminate at such time). In the case of clause “(ii)” of the preceding sentence, exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Closing Date was the last day of the Straddle Tax Period) shall be allocated between the portion of the Straddle Tax Period ending on the Closing Date and the portion of the Straddle Tax Period thereafter in proportion to the number of days in each such portion.

Section 8.06 Seller Tax Certificates. Seller shall deliver to Buyer a completed IRS Form W-9 establishing that Seller is a U.S. person within the meaning of Section 7701(a)(30) of the Code.

Section 8.07 Seller Tax Indemnity. From and after Closing until the date that is ninety (90) days following the expiration of the applicable statute of limitations (taking into account any relevant extensions), Seller shall defend and indemnify Buyer and the Acquired Entities, and shall hold each of them harmless from, any Retained Tax Liabilities; provided, that (i) Buyer shall not be entitled to recover or make a claim under this Section 8.07 for any Retained Tax Liabilities taken into account in calculating the Indebtedness, the Closing Net Working Capital or otherwise taken into account in the Final Closing Statement and (ii) any recovery shall be net of any amounts that have been recovered by Buyer pursuant to any indemnification by, or indemnification agreement with, any third party or any insurance policy (including any R&W Insurance Policy), if any, or other cash receipts or sources of reimbursement in respect of such Taxes (and in the event that an insurance, indemnification or other recovery is received by any Buyer with respect to any Retained Tax Liabilities for which any Buyer has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be promptly made to Seller). Buyer shall use reasonable best efforts to collect any amounts available under insurance coverage (including any R&W Insurance Policy) for any Retained Tax Liabilities payable prior to seeking any recovery from Seller.

Section 8.08 Certain Matters Related to Tax Indemnification and Tax Proceedings.

(a) Following Closing, Buyer shall notify Seller in writing within ten (10) Business Days of the receipt by Buyer or any of its Affiliates (including the Acquired Entities) of any written notice of a pending or threatened Tax Proceeding (received from a Taxing Authority) relating to an Acquired Entity that relates to a Pre-Closing Tax Period or that could reasonably be expected to give rise to an indemnity claim under Section 8.07 (it being understood that the failure to give such written notification on a timely basis shall not affect the indemnification provided hereunder except to the extent Seller is actually prejudiced as a result of such failure).

(b) Seller shall control any Tax Proceeding relating to any Taxes described in the definition of Retained Tax Liabilities, provided, however, that except as set forth in the next sentence, Buyer shall have the right (but not the obligation), at its sole cost and expense, to participate in any such Tax Proceeding (which right shall include the right to receive copies of documents furnished or received by Seller in connection with the Tax Proceeding, the right to be involved in oral communications, where practical, between any representative of Seller and the Taxing Authority, the right to be consulted about significant decisions regarding the conduct of the Tax Proceeding, and the right to have a reasonable opportunity to provide input to the representatives of Seller regarding all such significant decisions) and Seller shall not settle any such Tax Proceeding without the prior written consent of Buyer (not unreasonably withheld, conditioned or delayed). Notwithstanding any other provision of this Agreement, Seller shall have the sole right to conduct and control any Tax Proceeding relating any Taxes described in clause (ii) or (iii)(a) of the definition of Retained Tax Liabilities and Buyer shall have no rights with respect to any such Tax Proceeding.

Section 8.09 Certain Tax Refunds. Any refunds or credits of Taxes described in Retained Tax Liabilities (other than any Taxes resulting from the carryback of any Tax items from a Post-Closing Tax Period to a Pre-Closing Tax Period) shall be for the account of Seller and, upon receipt of any such refund or credit, Buyer shall as soon as reasonably practicable make a cash payment to Seller in an amount equal to such refund or credit; provided, however, that in no event shall Buyer be entitled to any refund with respect to any Seller Combined Taxes. For the avoidance of doubt, such refunds or credits of Taxes shall only include those refunds or credits not taken into account in calculating the Purchase Price. To the extent permitted by Applicable Law, upon Seller’s request, and at Seller’s own cost and expense, Buyer shall, and shall cause the Acquired Entities and its Affiliates to, execute such documents, take such commercially reasonable actions, and otherwise use reasonable best efforts to cooperate with Seller and its Affiliates, as may be necessary for Buyer, the Acquired Entities, and its Affiliates, to seek, file for, perfect their rights in, and obtain any such refund or credit. All other refunds or credits of Taxes of the Acquired Entities not otherwise described in this Section 8.09 shall be for the account of Buyer and, to the extent taken into account in calculating the Purchase Price, Seller shall execute such documents, take such commercially reasonable actions, and otherwise use reasonable best efforts to cooperate with Buyer and its Affiliates, as may be necessary for Buyer, the Acquired Entities, and its Affiliates, to seek, file for, perfect their rights in, and obtain any such refund or credit.

Section 8.10 Seller Tax Groups and Records. Notwithstanding anything in this Agreement to the contrary, (i) Buyer shall not have any rights with respect to any Seller Group, including any right with respect to the preparation, filing, reporting, paying, contesting or settlement of any Seller Combined Taxes and (ii) Buyer shall have no right to receive, access, obtain or review any Seller Tax Records.

Section 8.11 Section 338 Election.

(a) Seller and such of its Subsidiaries as are necessary, on the one hand, and Buyer or such of its Subsidiaries as are necessary, on the other hand, shall jointly make an irrevocable election (a “Section 338(h)(10) Election”) under Section 338(h)(10) of the Code (and any corresponding elections under state or local Applicable Law) with respect to each Acquired Entity that is a “domestic corporation” within the meaning of Section 7701(a)(30)(C) of the Code (each such entity, a “Section 338(h)(10) Entity”). Seller and Buyer shall, and shall cause their respective Affiliates to, (x) treat each Section 338(h)(10) Election as valid, (y) file all Tax Returns in a manner consistent with the Section 338(h)(10) Election, and (z) take no position contrary to any Section 338(h)(10) Election, except, in each case, to the extent otherwise required pursuant to a Final Determination. With respect to each Section 338(h)(10) Election, Buyer and Seller shall cooperate in the preparation of any form, attachment, schedule, or document required to effect a valid and timely Section 338(h)(10) Election in accordance with the provisions of Treasury Regulations Section 1.338(h)(10)-1 (or any corresponding provisions of state or local Applicable Law), including IRS Forms 8023 and 8883 and any similar forms under applicable state and local Applicable Laws, in each case, in a manner that incorporates, reflects, and is consistent with the 338 Allocation Schedule and Section 8.11(c) (collectively, the “Section 338(h)(10) Forms”). Buyer and Seller shall (or shall cause their relevant Affiliates to) timely file such Section 338(h)(10) Forms with the applicable Governmental Authority.

(b) In furtherance of this Section 8.11, with respect to each Section 338(h)(10) Election, prior to the Closing, Seller and Buyer shall agree, based on information then available, on the form and content of, and at Closing, Seller shall deliver to Buyer a duly executed, IRS Form 8023 that reflects such Section 338(h)(10) Election (and any analogous forms required to effectuate such Section 338(h)(10) Election for state or local Tax purposes).

(c) Seller shall deliver to Buyer, within ninety (90) days after the Purchase Price is finally determined pursuant to Section 2.04, a schedule (the “338 Allocation Schedule”) consistent with the principles of Schedule III allocating the Purchase Price (as adjusted pursuant to Section 2.05) among the Acquired Entity Securities (including the portion allocable to each Section 338(h)(10) Entity) and the Transferred Trademarks, together with any amounts that are treated as additional consideration among the assets of each Section 338(h)(10) Entity that, for U.S. federal income Tax purposes are treated as assets purchased by Buyer or one of its Affiliates. The 338 Allocation Schedule shall be prepared in accordance with Section 338 of the Code and the Treasury Regulations thereunder. Buyer may dispute any amounts reflected on the 338 Allocation Schedule by providing written notice to Seller of the disputed items, and setting forth in reasonable detail the basis of such dispute, within thirty (30) days following receipt of the 338 Allocation Schedule. In the event Buyer and Seller are unable to resolve any dispute within thirty (30) calendar days, Buyer and Seller shall submit the dispute to the Accounting Referee in the manner provided by Section 2.04(c). Buyer and Seller agree (i) to file, and to cause their respective Affiliates to file, all Tax Returns (including IRS Form 8883, Asset Allocation Statement Under Section 338) in a manner consistent with the 338 Allocation Schedule (as modified by the mutual agreement of Buyer and Seller or as finally determined by the Accounting Referee) and not to take (and to cause their respective Affiliates not to take) any position inconsistent therewith in any Tax Return, unless required to do so by Applicable Law (including as a result of an audit) or with prior written consent of the other parties. If any Governmental Authority disputes the allocation contained in the final 338 Allocation Schedule, the party receiving notice thereof shall promptly notify and consult with the other parties concerning such dispute.

(d) To the extent permissible by or required by law, Seller (and such of its Subsidiaries as are necessary) and Buyer (and such of its Subsidiaries as are necessary) shall cooperate in the preparation and timely filing of any corrections, amendments, or supplements to any Section 338(h)(10) Form; provided, however, that all such forms and reports shall be prepared in a manner that incorporates, reflects, and is consistent with the 338 Allocation Schedule and Section 8.11(c). To the extent necessary for the valid filing of any such corrections, amendments, supplements, forms, or reports, Seller (and such of its Subsidiaries as are necessary) and Buyer (and such of its Subsidiaries as are necessary) shall cooperate in the timely execution thereof.

(e) Subject to Section 8.11(d), neither Seller nor Buyer shall, or shall permit any of its Subsidiaries (including the Acquired Entities) to modify any of the Section 338(h)(10) Forms (including any corrections, amendments, and supplements thereto) after the execution of such Section 338(h)(10) Forms or to modify or revoke any Section 338(h)(10) Election following the filing of the relevant IRS Form 8023 by Buyer, in each case, without the written consent of Seller or Buyer, as the case may be, except as may be required pursuant to a Final Determination; provided, however, that IRS Form 8883 may be filed without the consent of the other party so long as such form is filed in a manner that incorporates, reflects, and is consistent with the 338 Allocation Schedule and Section 8.11(c).

ARTICLE 9

EMPLOYEE MATTERS

Section 9.01 Transfer of Employees.

(a) Prior to the Closing, Seller shall use reasonable best efforts to cause each Business Employee to be employed by an Acquired Entity. Each Business Employee who, as of the Closing, is employed by an Acquired Entity shall continue employment with such Acquired Entity immediately following the Closing (hereafter referred to as a “Continuing Employee”).

(b) Notwithstanding the foregoing, the parties intend that the Delayed Transfer Employees will remain as employees of Seller or its applicable Affiliate for the duration of the Secondment Period, and will become employees of Buyer (or its designated Affiliate(s)) immediately following termination or expiration of the Secondment Period as part of the transactions contemplated by this Agreement. Accordingly, in this Section 9.01 and in respect of the Delayed Transfer Employees only, any reference to “Closing”, the “Closing Date”, “Deferred Hong Kong Closing”, the “Deferred Hong Kong Closing Date”, “Deferred Korea Closing” the “Deferred Korea Closing Date”, “Deferred Vietnam Closing”, or the “Deferred Vietnam Closing Date” shall be treated as a reference to the end of the Secondment Period.

Section 9.02 Maintenance of Terms and Conditions.

(a) For a period of at least twelve (12) months commencing on the earliest Closing Date under this Agreement or such longer period as required by Applicable Law (the “Continuation Period”), Buyer shall provide, or shall cause one of its Affiliates to provide, each Continuing Employee who remains employed or becomes employed by Buyer or one of its Subsidiaries (including an Acquired Entity) upon and following the Closing Date with (i) at least the same base salary or wage rate provided to such Continuing Employee immediately prior to the Closing Date, (ii) a target short-term incentive compensation opportunity, based solely on the target percentage of base salary or wage rate and not the attainability of applicable performance metrics, that are no less favorable than the short-term incentive compensation opportunity provided to such Continuing Employee immediately prior to the Closing Date, and (iii) other employee benefits, including, paid time-off and severance benefits and protections, which are no less favorable in the aggregate to such other compensation and employee benefits provided to similarly situated employees of Buyer and its Affiliates; provided, that notwithstanding anything to the contrary herein, such compensation and employee benefits provided by Buyer (or one of its Subsidiaries) shall be of the type and at levels sufficient to comply with Applicable Law or the terms of any collective bargaining, works council or other agreement with any employee representative group.

(b) Buyer and its Affiliates will recognize and assume the liability with respect to accrued but unused vacation time and sick leave as of the Closing Date for all Continuing Employees in which such recognition is permitted or required by Applicable Law.

(c) With respect to any employee benefit plan maintained by Buyer or any of its Affiliates in which any Continuing Employee becomes a participant, for purposes of determining eligibility to participate, vesting, vacation, paid time-off and severance plan accruals, each Continuing Employee’s service with Seller or any of its Affiliates (as well as service with any predecessor employer, to the extent recognized by Seller or any of its Affiliates) shall be treated as service with Buyer and its Affiliates; provided, however, that such service need not be recognized (i) to the extent that such recognition would result in any duplication of benefits or (ii) such service was not recognized under a comparable Business Benefit Plan immediately prior to the Closing.

(d) Buyer shall use reasonable best efforts to waive, or shall cause its Affiliates to waive, any preexisting conditions, limitations, exclusions, actively at work requirements and waiting periods (or other equivalent requirements for each applicable jurisdiction) under any welfare benefit plan maintained by Buyer or any of its Affiliates in which any Continuing Employees (and such Continuing Employees eligible dependents) will be eligible to participate from and after the Closing, except to the extent that such items would not have been satisfied or waived under the comparable Business Benefit Plan immediately prior to the Closing. Buyer shall use reasonable best efforts to recognize, or shall cause its Affiliates to recognize, all co-payments, deductibles and similar expenses and out-of-pocket maximums incurred by each Continuing Employee (and such Continuing Employees eligible dependents) prior to the Closing during the plan year in which Closing occurs for purposes of satisfying any comparable deductible and co-payment limitations and out-of-pocket requirements under the relevant welfare benefit plans in which such Continuing Employee (and such Continuing Employees eligible dependents) will be eligible to participate from and after the Closing during the plan year in which Closing occurs.

Section 9.03 U.S. Defined Contribution Plans. As soon as practicable after the Closing Date, account balances as of the Closing Date of each Continuing Employee who participates in Seller’s or any Affiliate’s retirement savings plan (the “Seller Defined Contribution Plan”), including any outstanding participant loans, shall be transferred to a qualified defined contribution plan of Buyer or one of its Affiliates. Such transfer shall be effected in accordance with Applicable Law. During the Continuation Period, Buyer shall or shall cause its Affiliates to provide each Continuing Employee who participated in the Seller Defined Contribution Plan with an employer matching contribution on the same basis as the employer matching contribution provided to similarly situated employees of Buyer who are not Continuing Employees, subject to Buyer’s recognition of such Continuing Employee’s service in accordance with Section 9.02(c).

Section 9.04 Severance.

(a) If Buyer adversely changes the terms of employment, compensation or benefits provided or offered to any non-U.S. Continuing Employee or any non-U.S. Business Employee who, but for such changes, would have become a Continuing Employee upon or after the Closing, and such changed terms cause Seller or one of its Affiliates to be responsible for the payment of severance or termination-related payments or benefits to such Continuing Employee or Business Employee, then Buyer and its Affiliates shall reimburse Seller or its relevant Affiliate for the cost of such severance or termination payments or benefits; provided, however, for clarity, that, except as provided under Section 9.04(b), should an Acquired Entity be responsible for the payment of severance or termination-related payments or benefits for any Continuing Employee upon or after the Closing, such payments and/or benefits will be exclusively the obligation of the Buyer and/or its Affiliates.

(b) If Buyer offers to employ a Business Employee on terms, including compensation and benefits, that are substantially comparable to the terms of such Business Employee’s employment with Seller or its Affiliates in effect immediately prior to the Closing, but such Business Employee becomes entitled to severance or termination-related payments or benefits in connection with the transactions contemplated by this Agreement, either because such Business Employee declines such offer or for any other reason, then Seller shall be solely responsible for the payment of such severance or termination-related payments or benefits. Seller shall also be solely responsible for any severance or termination-related payments or benefits payable to (i) any employee or former employee of Seller or any of its Affiliates who does not become a Continuing Employee due to Seller’s failure to comply with its obligations under this Agreement or (ii) any Continuing Employee who becomes entitled to severance or termination-related payments or benefits prior to or upon the Closing. To the extent the severance or termination-related payments or benefits for which Seller is responsible pursuant to this Section 9.04 are paid by Buyer or one of its Affiliates, Seller shall reimburse Buyer or its relevant Affiliate for the cost of such severance or termination-related payments or benefits.

Section 9.05 Flexible Spending Plans. Effective as of the Closing Date, Buyer shall use reasonable best efforts to establish or provide a flexible spending plan maintained in the United States (the “Buyer FSA Plan”) in which Continuing Employees in the United States will be eligible to participate. Where applicable, Seller and Buyer shall take all commercially reasonable actions necessary or appropriate so that, effective as of the Closing Date, (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending plan of Seller (collectively, the “Seller FSA Plan”) of the Continuing Employees in the United States who are participants in the Seller FSA Plan shall be transferred to the Buyer FSA Plan; (ii) the elections of such Continuing Employees in the United States shall apply under the Buyer FSA Plan in the same manner as under the Seller FSA Plan; and (iii) such Continuing Employees in the United States shall be reimbursed from the Buyer FSA Plan for claims incurred at any time following the Closing Date that are submitted to the Buyer FSA Plan from and after the Closing Date on the same basis and the same terms and conditions as under the Seller FSA Plan. As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, (A) Seller shall pay Buyer, in cash, the net aggregate amount of the Transferred FSA Balances, if such amount is positive, or (B) Buyer shall pay to Seller, in cash, the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

Section 9.06 Workers Compensation. Buyer and its Affiliates shall be responsible for providing benefits in respect of all claims for benefits in respect of workers compensation and any comparable liabilities that are based upon Continuing Employees’ injuries or illnesses that arise at or after the Closing. Seller shall be responsible for providing benefits in respect of all claims for benefits (other than claims covered under Business Benefit Plans) in respect of workers compensation and any comparable liabilities that are based upon Continuing Employees’ injuries or illnesses that arise prior to the Closing.

Section 9.07 Works Council Information/Consultation Obligations. The parties hereby agree to cooperate in good faith to comply in all material respects with all information, consultation and other processes, if any, relating to any works councils, union and any employee representative bodies in connection with the transactions contemplated by this Agreement which, for avoidance of doubt, shall include such required information, consultation or other processes as required to either: (i) obtain an opinion or approval from such union, works council or other employee representative body; or (ii) establish that such opinion or approval is not a precondition to the Closing.

Section 9.08 Assumed Arrangements. At Closing, Buyer and its Affiliates shall assume or honor each Business Benefit Plan maintained or sponsored by an Acquired Entity and each other Business Benefit Plan listed on Section 9.08 of the Disclosure Schedule, (all such assumed plans and arrangements, the “Assumed Benefit Plans”), and each of the parties hereto shall use their respective reasonable best efforts and cooperate in good faith to make effective the assumption of the Assumed Benefit Plans.

Section 9.09 Employee Communications. Seller and Buyer shall cooperate in communications with Business Employees with respect to employee benefit plans maintained by Seller or Buyer or their respective Affiliates and with respect to other matters arising in connection with the transactions contemplated by the Transaction Documents.

Section 9.10 WARN Act. Buyer and its Affiliates shall assume all liabilities for the provision of notice or payment in lieu of notice and any applicable penalties under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar Applicable Law arising as a result of the transactions contemplated by the Transaction Documents. Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Seller or any of its Affiliates with respect to WARN or any similar Applicable Law arising as a result of the transactions contemplated by the Transaction Documents.

Section 9.11 Liability for Business Employees.

(a) Except as set forth in this Article 9, effective from and after the Closing Date, Buyer and its Affiliates shall assume and be responsible for any and all liabilities or obligations of Seller (i) arising under or with respect to any Assumed Benefit Plan, (ii) arising with respect to Business Employees or Former Business Employees in connection with their employment by an Acquired Entity (including those who become Continuing Employees), whether incurred prior to, on or after the Closing Date (excluding any liabilities or obligations arising under any Business Benefit Plan other than an Assumed Benefit Plan and except as otherwise provided in this Article 9), (iii) arising with respect to the employment of Continuing Employees with Buyer and its Affiliates on or after the Closing Date (excluding any liabilities or obligations arising under any Business Benefit Plan other than an Assumed Benefit Plan), and (iv) that transfer by operation of law.

(b) Except as set forth in this Article 9, effective from and after the Closing Date, Seller shall, and shall cause its Affiliates to, remain responsible for any and all liabilities or obligations arising under or with respect to (i) any Business Benefit Plan other than any Assumed Benefit Plan, (ii) the employment of any person with Seller or any of its Affiliates other than an Acquired Entity or (iii) any liability or obligation (contingent or otherwise) of Seller or any entity that together with Seller could be treated as a single employer or Commonly Controlled Entity under Applicable Law, including Section 4001 of ERISA or Section 414 of the Code in respect of, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or as a result of any Controlled Group Liability. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302, 303 or 4068(a) of ERISA, (iii) under Section 412, 430 or 4971 of the Code, (iv) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code or the group health requirements of Sections 701 et seq. of ERISA and Sections 9801 et seq. of the Code, or (v) for violation of HIPAA or the Patient Protection and Affordable Care Act of 2010, as amended, in the case of each of the foregoing clauses (i) through (v), with respect to any Person that, together with Seller, is treated as a single employer under Section 414 of the Code.

(c) Seller and its Affiliates shall be solely responsible for compliance with the requirements of Section 4980B of the Code and part 6 of subtitle B of Title I of ERISA (such provisions of the Code and ERISA collectively referred to as “COBRA”), including the provision of continuation coverage (within the meaning of COBRA), with respect to all Business Employees and Former Business Employees (except Continuing Employees), and their respective spouses and dependents for whom a qualifying event (within the meaning of COBRA) occurs at or any time prior to the Closing Date. Buyer and its Affiliates shall be solely responsible for compliance with COBRA with respect to each Continuing Employees, and their respective spouses and dependents for whom a qualifying event (within the meaning of COBRA) occurs at or any time following the Closing Date.

Section 9.12 No Third-Party Beneficiaries. Nothing in this Article 9, express or implied, (a) is intended to or shall confer upon any Person other than the parties hereto, including any Business Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or (c) shall create any obligation on the part of Seller, Buyer or any of their respective Affiliates to employ any Business Employee for any period following Closing.

Section 9.13 Cooperation. Each of Buyer and Seller recognize it to be in the best interests of the parties hereto and their respective employees that the transactions in this Article 9 be effected in an orderly manner and agree to devote their respective reasonable best efforts and to cooperate fully in complying with the provisions of this Article 9. Without limiting the generality of the foregoing, each party agrees to execute, deliver and file all documents and to take all such actions as are deemed necessary or desirable in order to carry out and perform the purpose of this Article 9 and to facilitate the transactions referred to in this Article 9. Additionally, without prejudice to Section 9.01 to Section 9.02 above, each of Buyer and Seller agree to cooperate and use reasonable best efforts to ensure that no severance is triggered and becomes due to any Continuing Employee as a result of the transfers of employment under Section 9.01 and Section 9.02 above.

ARTICLE 10

CONDITIONS TO CLOSING

Section 10.01 Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction or waiver of each of the following conditions:

(a) there shall not be in effect any Applicable Law or Order issued by any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated hereby, involving a claim that consummation thereof would result in the violation of any Applicable Law, or seeking to impose any material condition on the consummation of the transactions contemplated hereby;

(b) the closing of the HHI Transaction shall have occurred; and

(c) the filings, consents, approvals, authorizations, clearances or other actions under any other Competition Law or Investment Law set forth on Section 10.01(c) of the Disclosure Schedule shall have been made, obtained or taken and any applicable approvals or waiting periods thereunder shall have been received and remain in effect (in the case of approvals) or expired or been terminated (in the case of waiting periods).

Section 10.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing are subject to the satisfaction or waiver of the following further condition: Buyer shall have received all of the items required to be delivered to Buyer pursuant to Section 2.03(b).

Section 10.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the Closing are subject to the satisfaction or waiver of the following further condition: Seller shall have received all of the items required to be delivered to Section 2.03(a).

Section 10.04 Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article 10 to be satisfied if such failure was caused by such party’s breach of, or failure to comply with, any provision of this Agreement.

ARTICLE 11

TERMINATION

Section 11.01 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Buyer;

(b) by either Seller or Buyer, if the Closing shall not have occurred on or before June 30, 2023 (the “End Date”); provided, that such End Date shall be automatically extended to no later than July 31, 2023 in the event that a final, nonappealable order in respect of the transactions contemplated hereby has not been issued by the applicable court of competent jurisdiction over such Action by June 30, 2023 so long as such extension is not caused by Seller’s or Buyer’s breach of, or failure to comply with, any provision of this Agreement, and, upon mutual consent by Seller and Buyer, the End Date may be extended by successive thirty (30) day periods without any further action required by either party in the event that the HHI Transaction has not yet closed or any Action by any Governmental Authority that would cause any of the conditions not to be satisfied has not been completed by the End Date; provided further that the right to terminate this Agreement pursuant to this Section 11.01(b) shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in the failure of the Closing to have occurred by such time;

(c) by either Seller or Buyer, if there is any final and non-appealable Order issued after the date hereof by any court of competent jurisdiction enjoining, prohibiting or rendering illegal the consummation of the Closing; or

(d) by Seller, upon the termination of the HHI Agreement or abandonment for any reason whatsoever of the HHI Transaction.

Other than in the case of a termination pursuant to Section 11.01(a), the party desiring to terminate this Agreement pursuant to any clause of this Section 11.01 shall give written notice of such termination to the other party.

Section 11.02 Effect of Termination. If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of any party (or any stockholder or Representative of such party) to the other party to this Agreement; provided that if such termination shall result from an intentional and knowing material breach by a party hereto, such party shall be fully liable for any and all Damages and liabilities of any kind, character or description incurred or suffered by another party hereto as a result of such breach. Notwithstanding the termination of this Agreement in accordance with the terms herein, the Confidentiality Agreement, the provisions of this Section 11.02 and the provisions of Sections 1.01, 6.01, 7.02 and Article 13 shall survive any such termination.

ARTICLE 12

INDEMNIFICATION

Section 12.01 Survival. The rights of indemnification for Damages pursuant to the matters described on Section 12.02(b) of the Disclosure Schedule shall survive the Closing until ninety (90) days after the expiration of all applicable statutes of limitations related to such matters (taking into account any extensions thereof, and including statutes of limitations applicable to the underlying subject matter of any such claims.

Section 12.02 Indemnification Obligations of Seller. Seller shall defend, indemnify, save and keep harmless Buyer, its Affiliates and their respective officers, directors, stockholders, equity holders, partners, employees, agents, lenders, successors and permitted assigns (each a “Buyer Indemnitee” and collectively, the “Buyer Indemnitees”) against and from all Damages sustained or incurred by any of them resulting from or arising out of:

(a) any Damages related to the Pre-Closing Reorganization; and

(b) the matters set forth on Section 12.02(b) of the Disclosure Schedule.

Notwithstanding anything else to the contrary contained in this Agreement, Seller shall have the sole and exclusive right to contest, defend, litigate and settle any claim in its sole and absolute discretion relating to (x) the Pre-Closing Reorganization or (y) the matters set forth on Section 12.02(b) of the Disclosure Schedule; provided, that in the event the matters set forth on Section 12.02(b) of the Disclosure Schedule are deemed not to be settled or otherwise remain ongoing, then Seller shall keep Buyer informed of the status of such ongoing matters and Buyer shall have the right to consult with Seller regarding any strategy and process related to such claim, which Seller will consider in good faith.

Section 12.03 Limitations on Indemnification Obligations.

(a) Seller shall not be liable to the Buyer Indemnitees under this Article 12 for Damages in excess of the Purchase Price.

(b) If the Buyer Indemnitees collect an amount in discharge of a claim in respect of Damages pursuant to this Article 12 and the Buyer Indemnitees subsequently recovers from a third party in respect of the same Damages such that the Buyer Indemnitees have recovered in excess of the entire Damages (such excess recovery, the “Excess Recovery”), such Buyer Indemnitees shall (or, as appropriate, shall procure that an Affiliate shall) forthwith repay to Seller an amount equal to the Excess Recovery less any reasonable, out-of-pocket costs or expenses incurred by the Buyer Indemnitee in procuring the Excess Recovery.

(c) Notwithstanding anything to the contrary in this Agreement, to the extent there is any conflict between the provisions of this Article 12 with respect to any third-party claim involving Taxes, Article 8 shall govern.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Survival. The representations and warranties of the parties hereto contained in this Agreement shall not survive the Closing and, except with respect to claims of Actual Fraud against either party, there shall be no liability in respect thereof, whether such liability has accrued prior to, at or after the Closing, on the part of any party, its Affiliates, and their respective Representatives. The covenants and agreements of the parties contained in this Agreement shall not survive the Closing, except to the extent such covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, which covenants and agreements shall survive in accordance with their terms. For the avoidance of doubt, the covenants and agreements set forth in Article 8 shall survive the Closing for a period equal to ninety (90) days past the applicable statute of limitations (taking into account any relevant extensions). Notwithstanding the foregoing, nothing in this Section 13.01 shall limit or prohibit the rights of Buyer to pursue recoveries under the R&W Insurance Policy.

Section 13.02 Release.

(a) Effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations expressly set forth in this Agreement, the other Transaction Documents or any Business Intercompany Contract that survives the Closing in accordance with the terms hereof and to which Seller or any of its Affiliates is a party after the Closing, Buyer, on behalf of itself and each of its Affiliates (including the Acquired Entities) and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, members, advisors, stockholders, equity holders, controlling Persons or other Representatives, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Releasing Parties”), hereby irrevocably and unconditionally (i) releases and forever discharges Seller, its Affiliates, and each of their respective past, present and/or future officers, directors, employees, agents, partners, principals, managers, members, advisors, stockholders, equity holders, controlling Persons or other representatives, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Released Parties”) of and from any and all legal proceedings, Actions, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and demands whatsoever, whether known or unknown, whether liquidated or unliquidated, whether actual or contingent, whether at law or in equity, whether in contract, tort, statute or otherwise, which the Buyer Releasing Parties have or may have against any of the Seller Released Parties, previously, now or in the future, in each case, in respect of any cause, matter or thing relating to this Agreement, the Transaction Documents, the Acquired Entities, the Business, or any actions taken or failed to be taken by any of the Seller Released Parties in any capacity related thereto occurring or arising at or prior to the Closing Date, other than a claim by a Buyer Releasing Party that is a party hereto for Actual Fraud by a Seller Released Party that is a party hereto (the foregoing, the “Buyer Released Claims”), (ii) covenants and agrees that it shall not bring, initiate or support, directly or indirectly, or permit any other Person to bring, initiate or support, directly or indirectly, any Buyer Released Claim and (iii) waives any rights under California Civil Code Section 1542 or any similar provision of Applicable Law; said Section 1542 provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”. The Buyer Released Claims include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq., or to any Hazardous Substances, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.

(b) Effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations expressly set forth in this Agreement, the Transaction Documents or any Business Intercompany Contract that survives the Closing in accordance with the terms hereof and to which Buyer, its Affiliate or an Acquired Entity is a party after the Closing, Seller, on behalf of itself and each of its Affiliates and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, members, advisors, stockholders, equity holders, controlling Persons or other Representatives, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally (i) releases and forever discharges Buyer and its Affiliates, and each of their respective past, present and/or future officers, directors, employees, agents, partners, principals, managers, members, advisors, stockholders, equity holders, controlling Persons or other representatives, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Buyer Released Parties”) of and from any and all legal proceedings, Actions, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and demands whatsoever, whether known or unknown, whether liquidated or unliquidated, whether actual or contingent, whether at law or in equity, whether in contract, tort, statute or otherwise, which the Seller Releasing Parties have or may have against any of the Buyer Released Parties, previously, now or in the future, in each case, in respect of any cause, matter or thing relating to this Agreement, the Transaction Documents, the Acquired Entities, the Business, or any actions taken or failed to be taken by any of the Buyer Released Parties in any capacity related thereto occurring or arising at or prior to the Closing Date, other than a claim by a Seller

Releasing Party that is a party hereto for Actual Fraud by a Buyer Released Party that is a party hereto (the foregoing, the “Seller Released Claims”), (ii) covenants and agrees that it shall not bring, initiate or support, directly or indirectly, or permit any other Person to bring, initiate or support, directly or indirectly, Seller Released Claim and (iii) waives any rights under California Civil Code Section 1542 or any similar provision of Applicable Law; said Section 1542 provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”. The Seller Released Claims include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), including the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq., or to any Hazardous Substances, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.

Section 13.03 No Other Representations or Warranties; Investigation.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR OTHERWISE, EACH OF BUYER AND SELLER ACKNOWLEDGES AND AGREES THAT (I) THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER EXPRESSLY SET FORTH IN ARTICLE 3, ON THE ONE HAND, AND MADE BY BUYER EXPRESSLY SET FORTH IN ARTICLE 4, ON THE OTHER HAND, ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO BUYER AND TO SELLER, RESPECTIVELY, IN CONNECTION WITH THIS AGREEMENT, THE ACQUIRED ENTITIES, SELLERS, BUYER AND THE BUSINESS AND (II) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN THE PRECEDING CLAUSE (I), NEITHER BUYER NOR SELLER NOR ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, WITH RESPECT TO THIS AGREEMENT, THE ACQUIRED ENTITIES, SELLER, BUYER OR THE BUSINESS, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS, THE ASSETS OF THE ACQUIRED ENTITIES, SELLER, BUYER OR THE BUSINESS OR NON-INFRINGEMENT, MISAPPROPRIATION OR OTHER VIOLATION OF THIRD-PARTY INTELLECTUAL PROPERTY AND ANY SUCH OTHER PURPORTED REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR OTHERWISE, EACH OF BUYER AND SELLER REPRESENTS, WARRANTS, COVENANTS AND AGREES, (X) WITH RESPECT TO BUYER, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES AND ITS AND THEIR RESPECTIVE FORMER, CURRENT OR FUTURE MANAGERS, DIRECTORS,

OFFICERS, EMPLOYEES, EQUITY HOLDERS, CONTROLLING PERSONS, AFFILIATES, MANAGEMENT COMPANIES, INCORPORATORS, MEMBERS, LIMITED OR GENERAL PARTNERS, AGENTS, CONSULTANTS, FINANCIAL OR OTHER ADVISORS, INVESTMENT BANKERS, ATTORNEYS, ACCOUNTANTS AND OTHER REPRESENTATIVES, TOGETHER WITH THEIR RESPECTIVE SUCCESSORS, ASSIGNS, HEIRS, EXECUTORS OR ADMINISTRATORS (COLLECTIVELY, THE “BUYER RELATED PARTIES”) AND (Y) WITH RESPECT TO SELLER, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES AND ITS AND THEIR RESPECTIVE FORMER, CURRENT OR FUTURE MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES, EQUITY HOLDERS, CONTROLLING PERSONS, AFFILIATES, MANAGEMENT COMPANIES, INCORPORATORS, MEMBERS, LIMITED OR GENERAL PARTNERS, AGENTS, CONSULTANTS, FINANCIAL OR OTHER ADVISORS, INVESTMENT BANKERS, ATTORNEYS, ACCOUNTANTS AND OTHER REPRESENTATIVES, TOGETHER WITH THEIR RESPECTIVE SUCCESSORS, ASSIGNS, HEIRS, EXECUTORS OR ADMINISTRATORS (COLLECTIVELY, THE “SELLER RELATED PARTIES”), THAT IN DETERMINING TO ENTER INTO THIS AGREEMENT AND CONSUMMATE THE TRANSACTIONS, OTHER THAN THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (I) OF THE IMMEDIATELY PRECEDING SENTENCE, NEITHER BUYER NOR SELLER HAS RELIED NOR IS RELYING UPON ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON (INCLUDING ANY PURPORTED REPRESENTATIONS AND WARRANTIES DESCRIBED AS DISCLAIMED IN CLAUSE (II) OF THE FIRST SENTENCE OF THIS PARAGRAPH), OR UPON THE ACCURACY OR COMPLETENESS OF ANY DOCUMENTS OR INFORMATION PROVIDED TO (1) ANY OF THE BUYER RELATED PARTIES BY OR ON BEHALF OF SELLER, THE ACQUIRED ENTITIES OR ANY OTHER PERSON, OR (2) ANY OF THE SELLER RELATED PARTIES BY OR ON BEHALF OF BUYER, ITS AFFILIATES OR ANY OTHER PERSON.

Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by Buyer, on behalf of itself and the other Buyer Related Parties, that any cost estimate, projection, forecast or other prediction, any data or information of any kind (including any financial data or information) or any memoranda or offering materials or presentations, including any memoranda and materials provided by or on behalf of Seller or the Acquired Entities, or any of their Affiliates or Representatives, or any other Person, are not and shall not be deemed to be or to include representations or warranties (express or implied) of any Person, and have not been and are not being relied upon in determining to enter into this Agreement and consummate the transactions contemplated by this Agreement.

(b) Buyer acknowledges, covenants and agrees, on behalf of itself and each of the other Buyer Related Parties, (i) that it is an informed and sophisticated purchaser, has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as that contemplated by this Agreement and has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the

Acquired Entities and the Business, (ii) that it has been furnished with or given full access to such documents and information about the Acquired Entities and the Business as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (iii) that, in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties expressly set forth by Seller in Article 3, (iv) that there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, and Buyer is familiar with such uncertainties and (v) other than the representations and warranties of Seller in Article 3, Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or other information that may have been delivered or made available to it or any of its Representatives, Buyer has not relied and shall not rely on such information (or the accuracy or completeness thereof), and Buyer shall not assert, and shall cause its Affiliates not to assert, any claims against Seller, any of its respective Subsidiaries or Affiliates or any other Person with respect thereto.

Section 13.04 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email transmission, so long as a receipt of such email is confirmed by the recipient thereof) (whether or not expressly required herein) and shall be given, if to Buyer, to:

Fortune Brands Home & Security, Inc.

520 Lake Cook Road Suite 300

Deerfield, IL 60015

Attention: John Lee (Senior Vice President, Global Growth & Development)

and Hiranda S. Donoghue (Senior Vice President, General Counsel &

Secretary)

Email: john.lee@fbhs.com and hiranda.donoghue@fbhs.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention: Chris Abbinante and Jonathan Blackburn

Email: cabbinante@sidley.com and jblackburn@sidley.com

if to Seller or Parent, to:

ASSA ABLOY AB

P.O. Box 70340

SE-107 23 Stockholm, Sweden

Attention: Johan Ahlgren

Email: johan.ahlgren@assaabloy.com

and to:

ASSA ABLOY Inc.

110 Sargent Drive

New Haven, CT 06511

Attention: L. Page Heslin

Email: Page.Heslin@assaabloy.com

and with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

390 Madison Avenue

New York, NY 10017

Attention: Peter Cohen-Millstein

         Megan Ridley-Kaye

Email: peter.cohen-millstein@hoganlovells.com

    megan.ridley-kaye@hoganlovells.com

or such other address or email as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 13.05 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided in Section 2.05, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.06 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party (including its Affiliates) incurring such cost or expense.

Section 13.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of Buyer and Seller, except that Buyer may designate one or more of its wholly owned Subsidiaries as the buyer of the Purchased Shares; provided further that such assignment or designation pursuant to this proviso shall not relieve Buyer of any of its obligations hereunder or restrict or delay consummation of the transactions contemplated hereby or otherwise adversely affect Seller or any of its Affiliates.

Section 13.08 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 13.09 Jurisdiction. The parties hereto agree that, except as set forth in Section 2.04, any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such Action, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereto hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.04 shall be deemed effective service of process on such party.

Section 13.10 Counterparts; Effectiveness; No Third-Party Beneficiaries.

(a) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

(b) No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except, with respect to Section 7.04, any legal counsel representing Seller or any of its Affiliates, including the Acquired Entities, in connection with the Current Representation, and Seller with respect to Section 7.10.

Section 13.11 Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.

Section 13.12 Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof and thereof.

Section 13.13 Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.14 Disclosure Schedule. The parties acknowledge and agree that (i) matters reflected on the Disclosure Schedule are not necessarily limited to matters required to be reflected therein, (ii) the inclusion of any items or information in the Disclosure Schedule that are not required by this Agreement to be so included is solely for the convenience of Buyer, (iii) the disclosure by Seller of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgment by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (iv) headings have been inserted in the Disclosure Schedule for convenience of reference only and have no contractual meaning or impact, (v) the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and (vi) the Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent provided in this Agreement. Without limiting the generality of the foregoing, all references in the Disclosure Schedule to the enforceability of agreements with third parties, the existence or non- existence of third-party rights, the absence or existence of breaches or defaults by Seller, any of its Subsidiaries, or third parties, or similar matters or statements, are intended only to allocate rights and risks among the parties hereto and are not intended to be admissions against interests, give rise to any inference or proof of accuracy or be admissible against any party by or in favor of any Person who is not a party hereto.

Section 13.15 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in U.S. dollars. The parties agree that to the extent this Agreement provides for any valuation, measurement or test as of a given date based on an amount specified in U.S. dollars and the subjects of such valuation, measurement or test are comprised of items or matters that are, in whole or in part, denominated other than in U.S. dollars, such foreign dollar amounts shall be converted into U.S. dollars using an exchange rate that will be the closing mid-point real spot rate as of the second (2nd) Business Day prior to such date quoted by Bank of America for U.S. dollars to amounts of such foreign currency.

Section 13.16 No Recourse. Without limiting any other provision of this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims or actions that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equity holders, managers, members, partners, agents, Representatives or assigns of Seller or Buyer, in each case who is not a party hereto shall have any liability for any obligations of the parties hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 13.17 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.18 Further Assurances.

(a) Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

(b) For the thirty (30) day period after the date hereof, (i) Buyer may elect to remove any bundle of services from the Transition Services Agreement and (ii) each of Buyer and Seller shall negotiate in good faith with respect to any additional services reasonably requested by Buyer.

Section 13.19 No Waiver Relating to Claims for Actual Fraud. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity against a Person as a result of such Actual Fraud, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any claim for Actual Fraud against such other Person; (b) the time period during which a claim for Actual Fraud may be brought against such other Person; or (c) the recourse which any such party may seek against such other Person with respect to a claim for Actual Fraud against such Person.

Section 13.20 Parent Guaranty. Parent hereby absolutely, unconditionally and irrevocably guarantees to Buyer the full and prompt performance by Seller and its Affiliates of all of the obligations of Seller and its Affiliates pursuant to Article II, as and when required and due in accordance with the terms and conditions of this Agreement. This guaranty is non-assignable except with Buyer’s prior written consent. Parent represents and warrants to Buyer as follows: (a) Parent is an aktiebolag duly incorporated under the laws of Sweden with corporate identity number 556059-3575; (b) Parent has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and (c) this Agreement constitutes a valid and binding obligation of Parent, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:

ASSA ABLOY AB

By	/s/ Lucas Boselli
Name: Lucas Boselli
Title: EVP and Head of Americas

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER:

ASSA ABLOY INC.

By	/s/ Lucas Boselli
Name: Lucas Boselli
Title: President

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BUYER:

FORTUNE BRANDS HOME & SECURITY, INC.

By	/s/ Nicholas Fink
Name: Nicholas Fink
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]